Filed pursuant to Rule 424(b)(3)
Registration No. 333-86578

The information in this prospectus supplement and the accompanying prospectus supplement and prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 15, 2003

PROSPECTUS SUPPLEMENT

(To preliminary prospectus supplement dated
May 14, 2003 and prospectus dated May 14, 2003)

$150,000,000

% Senior Subordinated Notes due 2013

          This prospectus supplement supplements and amends the prospectus supplement dated May 14, 2003 (the “Original Prospectus Supplement”).

          Notwithstanding anything to the contrary contained in the Original Prospectus Supplement, the notes will rank equally with Province’s $150.0 million principal amount of 4 1/2% Convertible Subordinated Notes due 2005 and $172.5 million principal amount of 4 1/4% Convertible Subordinated Notes due 2008 (the “Convertible Subordinated Notes”). Statements in the Original Prospectus Supplement are hereby amended as follows:

•	under the headings “Description of Certain Indebtedness — Subordinated Convertible Notes” and “Description of the Notes — Ranking,” all references to the ranking of the notes relative to the Convertible Subordinated Notes should state that the notes rank equally with the Convertible Subordinated Notes;

•	under the headings “Summary — The Offering,” “Risk Factors — Risks Related to the Offering — Our substantial indebtedness could adversely affect our financial health” and “Description of the Notes — Ranking,” all references to the amount of Province’s outstanding indebtedness as of March 31, 2003, after giving effect to the offering of the notes and Province’s use of the net proceeds, should state that Province would have had outstanding $322.5 million of indebtedness that ranks equally with the notes; and

•	under the heading “Description of the Notes — Limitation on Restricted Payments,” all references to the Convertible Subordinated Notes should be deleted, and clause (ix) thereunder should be deleted in its entirety.

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities

Banc of America Securities LLC	Citigroup

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 14, 2003

PROSPECTUS SUPPLEMENT

(To prospectus dated May 14, 2003)

$150,000,000

% Senior Subordinated Notes due 2013

          We will pay interest on the notes on                and                     of each year, beginning                     , 2003. The notes will mature on                     , 2013. We may redeem some or all of the notes at any time on or after                     , 2008 at the redemption prices described in this prospectus supplement. Before                     , 2006, we may redeem up to 35% of the notes with the net proceeds of public equity offerings.

          The notes will be unsecured and will rank equally with our future senior subordinated indebtedness. The notes will be subordinated to our existing and future senior indebtedness and will rank senior to our existing and future subordinated indebtedness. In addition, the notes will effectively rank junior to our subsidiaries’ liabilities. As of March 31, 2003, after giving effect to this offering and our use of the net proceeds, we would have had $6.1 million of senior indebtedness and our subsidiaries would have had $28.2 million of indebtedness and other liabilities.

          Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement.

	Per Note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Province	%	$

(1)	Plus accrued interest from , 2003, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The notes will be ready for delivery in book entry form through The Depository Trust Company on or about                     , 2003.

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities

Banc of America Securities LLC	Citigroup

The date of this prospectus supplement is                     , 2003.

SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
GOVERNMENT REIMBURSEMENT
HEALTHCARE REGULATION AND LICENSING
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
THE COMPANY
USE OF PROCEEDS
SELECTED CONSOLIDATED FINANCIAL DATA
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS

Prospectus Supplement

Prospectus

Where You Can Find Additional Information	1
Incorporation of Certain Information by Reference	1
The Company	2
Use of Proceeds	2
Selected Consolidated Financial Data	3
Description of Common Stock	4
Description of Debt Securities	5
Plan of Distribution	12
Experts	13
Legal Matters	13

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY

          This summary highlights selected information appearing elsewhere in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include the specific terms of the notes we are offering, as well as information regarding our business, and detailed financial data. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety. In this prospectus supplement, “Province,” “our company,” “we,” “us” and “our” refer to Province Healthcare Company.

About Our Company

Who We Are

          We own and operate acute care hospitals located in non-urban markets. We currently own or lease 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. Our objective is to be the primary provider of quality healthcare services in the selected non-urban markets that we serve. We target hospitals for acquisition that are the sole or a primary provider of healthcare in the non-urban communities that they serve. After acquiring a hospital, we implement a number of strategies designed to improve financial performance. These strategies include improving hospital operations, expanding the breadth of services and recruiting and retaining physicians to increase market share.

          For the twelve months ended March 31, 2003, we had, on a pro forma basis to reflect full twelve-month results for hospitals we acquired during the period, net operating revenue of $745.5 million, and EBITDA, the sum of net income before income taxes, interest, depreciation and amortization and minority interest, of $118.5 million.

What We Do

          Our general acute care hospitals typically provide a full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, orthopedics, obstetrics, rehabilitation, subacute care, as well as diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, home healthcare and physical therapy. In addition, certain of our general acute care hospitals have a limited number of licensed psychiatric beds. We provide capital resources and make available a variety of management services to our owned and leased hospitals. In addition, we provide management services to 37 primarily non-urban hospitals that we do not own or lease in 14 states with a total of 2,955 licensed beds. For the twelve months ended March 31, 2003, our owned and leased hospitals accounted for 97.9% of our net operating revenue.

The Non-Urban Healthcare Market

          According to 2000 U.S. Census Bureau statistics, over one-third of the people in the United States live in counties with a population of less than 150,000. In these non-urban areas, hospitals are typically the primary resource for healthcare services, and in many cases the local hospital is the only provider of acute hospital services. According to the Centers for Medicare and Medicaid Services, as of October 1, 2002, there were approximately 2,200 non-urban hospitals in the country. Of those, approximately 1,100 hospitals meet our acquisition criteria, which are described under “Our Competitive Strengths.”

          We believe that non-urban areas are attractive markets in which to operate hospitals. Because non-urban service areas have smaller populations, only one or two hospitals generally are located in each market. We believe the size and demographic characteristics of non-urban markets and the relative strength of the local hospital also make non-urban markets less attractive to health maintenance organizations, other forms of managed care, and alternate site providers, such as full service outpatient surgery centers, rehabilitation or diagnostic imaging providers.

          We believe that a significant opportunity for consolidation exists in the non-urban healthcare market. Despite the attractive characteristics of these markets for healthcare service providers, many not-for-profit and governmental operators of non-urban hospitals are under increasing pressure due to capital constraints, limited management resources and the challenges of managing in a complex healthcare regulatory environment. This combination of factors often causes these operators to limit the range of services offered through their non-urban hospitals. As a result, patients, by choice or physician direction, may obtain care outside of the community. This out-migration often leads to deteriorating operating performance at the hospital, further limiting its ability to address the issues that initially led to these pressures. As a result of these pressures, not-for-profit and governmental hospitals increasingly are selling or leasing these hospitals to companies, like us, that have greater financial and management resources, coupled with proven operating strategies, to help serve the community better.

Business Strategy

          The key elements of our business strategy are to:

          Acquire Hospitals in Attractive Non-Urban Markets. We seek to acquire hospitals that are the sole or a primary provider of healthcare services in their markets and that present the opportunity to increase profitability and local market share. We believe that approximately 1,100 non-urban hospitals in the United States meet our acquisition criteria; however, we remain selective in our acquisition decisions.

          Improve Hospital Operations. Following the acquisition of a hospital, we augment local management with appropriate operational and financial managers and install our standardized information system. Using demonstrated best practices, the local management team implements expense controls, manages staffing levels according to patient volumes, reduces supply costs by requiring strict compliance with our supply arrangements and often renegotiates vendor contracts. By implementing this strategy, we seek to improve operating performance at each of the hospitals we acquire.

          Expand Breadth of Services to Increase Market Share and Reduce Patient Out-migration. We seek to provide additional healthcare services and programs in response to community needs. These services may include specialty inpatient, outpatient and rehabilitation services. We also may make capital investments in technology and physical plant to improve both the quality of healthcare and the reputation of the hospital in the community. By providing a broader range of services in a more attractive setting, we encourage residents in our markets to seek care in our hospitals, thereby reducing patient out-migration and increasing hospital revenues.

          Recruit and Retain Physicians. We believe that recruiting physicians into local communities and retaining their services at our hospitals are key to increasing the quality of healthcare and breadth of available services. We work with the local hospital board, management and medical staff to determine the number and type of additional physicians needed in the community. Our Vice President of Medical Staff Development and his staff then assists the local management team and local hospital boards in identifying and recruiting specific physicians to the community to meet those needs. We recruited 44, 82 and 57 new physicians for the three-month period ended March 31, 2003 and during the years ended December 31, 2002 and 2001, respectively. Approximately 50% of the physicians recruited have been primary care physicians and approximately 50% have been specialty-care physicians. We believe that expansion of services in our hospitals should assist in future physician recruiting efforts.

Our Competitive Strengths

          Leading Healthcare Provider in Our Markets. Currently, 19 of our 20 hospitals are the only provider of acute care services in their communities. Growing populations combined with strong market positions in the communities in which we operate provide us with attractive growth and operating improvement opportunities.

          Focused and Disciplined Acquisition Strategy. We have a highly focused and disciplined acquisition strategy with well-defined criteria. We target acquisition candidates that:

•	have a minimum service area population of 20,000 with a stable employment base and growing population;

•	are the sole or a primary provider of healthcare services in the community; and

•	have financial performance that will benefit from our strategies for improving operations, revenues and profitability.

          Demonstrated Ability to Integrate Acquisitions Successfully and Improve Operating Performance. We have a proven record of successfully integrating our acquired hospitals. We attribute part of this success to our extensive, company-wide due diligence review of the potential acquisition prior to the acquisition. We have a highly effective post-acquisition strategic plan that includes improving hospital operations, expanding the breadth of services and recruiting physicians.

          Proven Management Team with Significant Experience in the Non-Urban Hospital Sector. Our management team has extensive experience in acquiring, improving and managing hospitals in non-urban markets. Our top four executives average over 21 years experience in the hospital sector, primarily with non-urban hospitals. Prior to founding our company, Martin S. Rash, our Chairman and Chief Executive Officer, was the Chief Operating Officer of Community Health Systems, Inc., an owner and operator of non-urban hospitals. John M. Rutledge, our President and Chief Operating Officer, and J. Thomas Anderson, our Senior Vice President of Acquisitions and Development, previously served as Regional Vice President/Group Director and as Vice President/Group Director of Community Health Systems, Inc., reporting directly to Mr. Rash. Christopher T. Hannon, our Senior Vice President and Chief Financial Officer, previously served as a member of the Healthcare Group at SunTrust Bank.

Principal Executive Offices

          Our principal executive offices are located at 105 Westwood Place, Suite 400, Brentwood, Tennessee 37027, and our telephone number is (615) 370-1377. You may obtain additional information about our company from our website (www.provincehealthcare.com). Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of the prospectus supplement or the accompanying prospectus. Our website address is included in this prospectus supplement as an inactive textual reference only.

The Offering

          The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Province Healthcare Company.

Notes offered	$150,000,000 aggregate principal amount of % Senior Subordinated Notes due 2013.

Maturity	, 2013.

Interest payment dates	and commencing on , 2003.

Ranking	The notes will be subordinated to our existing and future senior indebtedness. The notes will rank equally with our future senior subordinated indebtedness and will rank senior to our existing and future subordinated indebtedness. The notes are unsecured, and our subsidiaries have not guaranteed the notes.

We are structured as a holding company, and we conduct most of our business operations through our subsidiaries. The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

As of March 31, 2003, after giving effect to this offering and our use of the net proceeds

• we would have had outstanding $6.1 million of senior indebtedness,

• our subsidiaries would have had outstanding $28.2 million of indebtedness and other liabilities (excluding intercompany payables and guarantees of senior indebtedness), including trade payables and lease obligations,

• we would have had outstanding $150.0 million of senior subordinated indebtedness, and

• we would have had outstanding $322.5 million of subordinated indebtedness.

In addition, we will have $209.7 million available for borrowing under our senior credit facility which will rank senior to the notes.

Optional redemption	We may redeem some or all of the notes at any time on or after , 2008 at the redemption prices described in this prospectus supplement.

Public equity offering optional redemption	Before , 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of public equity offerings at % of the principal amount of the notes, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change in control	When a change in control event occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.

Certain covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of certain of our subsidiaries to:

• incur additional indebtedness,

• pay dividends on, redeem or repurchase our capital stock,

• make investments,

• issue or sell capital stock of restricted subsidiaries,

• engage in transactions with affiliates,

• create certain liens,

• sell assets,

• in the case of our restricted subsidiaries, guarantee indebtedness,

• in the case of our restricted subsidiaries, restrict dividend or other payments to us,

• create unrestricted subsidiaries, and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described in the “Description of the Notes” section of this prospectus supplement.

Use of proceeds	We estimate that the net proceeds from the offering will be approximately $145.8 million. We will use a portion of the proceeds to repay debt owed under our senior credit facility and for working capital and general corporate purposes, including possible acquisitions of hospitals. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Consolidated Financial Data

          The following summary consolidated financial data is qualified by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, appearing elsewhere in this prospectus supplement.

          The following summary consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP. The summary consolidated financial data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the three months ended March 31, 2003 may not be indicative of results that may be expected for the full year. The summary consolidated financial data as of and for the twelve months ended March 31, 2003 has been derived from our historical financial statements as of such date and for such period.

	Pro Forma
	as Adjusted
	Twelve
	Months		Three Months Ended				Year Ended
	Ended		March 31,				December 31,
	March 31,
	2003		2003		2002		2002		2001		2000		1999		1998

	(dollars in thousands)
Income Statement Data(1)(2):
Net operating revenue	$745,531		$194,400		$165,601		$704,347		$530,739		$469,858		$346,692		$238,855
Operating expenses(3)	626,998		162,775		134,274		588,015		431,269		385,740		287,231		196,757
Depreciation and amortization	36,429		9,277		7,581		34,231		30,179		26,629		19,734		13,409
Interest expense	30,901		5,859		4,196		21,957		12,090		16,657		13,901		10,555
Minority interests	42		67		59		34		267		178		166		155
(Gain) loss on sale of assets	(79)		3		5		(77)		196		5,979		11		45

Income before income taxes	51,240		16,419		19,486		60,187		56,738		34,675		25,649		17,934
Income taxes	20,484		6,568		7,794		24,075		23,830		14,737		11,148		7,927

Net income	$30,756		$9,851		$11,692		$36,112		$32,908		$19,938		$14,501		$10,007

Balance Sheet Data (at end of period)(2)(4):
Cash and cash equivalents	$47,373		$15,891		$46,143		$14,417		$39,375		$–		$–		$2,113
Total assets	1,022,996		987,264		825,661		971,711		759,897		530,852		497,616		339,377
Long-term obligations, including current maturities	478,620		442,888		370,888		463,244		332,717		164,265		262,215		136,098
Stockholders’ equity	424,216		424,216		375,638		413,202		362,005		314,714		184,359		169,191
Operating Data(2):
EBITDA(5)	$118,533		$31,625		$31,327		$116,332		$99,470		$84,118		$59,461		$42,098
Capital expenditures excluding acquisitions(6)	$46,038		$15,288		$15,578		$46,328		$72,207		$44,045		$20,890		$15,545
Hospitals owned or leased at end of period	20		20		18		20		19		14		14		10
Licensed beds at end of period	2,281		2,281		2,156		2,280		2,136		1,326		1,282		723
Average length of stay (days)(6)	4.2		4.3		4.5		4.3		4.3		4.5		4.8		5.2
Admissions(6)(7)	74,708		19,768		17,999		72,939		55,937		47,971		32,509		21,538
Adjusted admissions(6)(8)	132,059		34,692		29,097		126,464		91,891		82,442		56,665		38,094
Selected Ratios(2):
Ratio of long-term net debt, including current maturities, to EBITDA(5)(9)	3.6	x	n/a		n/a		3.9	x	2.9	x	2.0	x	4.4	x	3.2	x
Ratio of EBITDA to interest expense(1)(5)	3.8	x	5.4	x	7.5	x	5.3	x	8.2	x	5.1	x	4.3	x	4.0	x
Ratio of earnings to fixed charges(10)			3.4	x	4.6	x	3.3	x	4.5	x	2.7	x	2.6	x	2.4	x
Pro forma ratio of earnings to fixed charges(11)			2.7	x			2.7	x

(1)	The income statement data for the twelve-month period ended March 31, 2003 gives pro forma effect to our acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center and is adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds from the sale of the notes to the repayment of debt as described in “Use of Proceeds,” as if such transactions had been completed as of April 1, 2002.

(2)	The financial statements, operating data and selected ratios for the periods presented are not strictly comparable due to the significant effect that the acquisitions have had on such statements. See Note 3 to our consolidated financial statements appearing elsewhere in this prospectus supplement.

(3)	Operating expenses includes salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases, and other operating expenses.

(4)	The pro forma as adjusted balance sheet data as of March 31, 2003 is adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds from the sale of the notes to the repayment of debt as described in “Use of Proceeds,” as if such transactions had been completed as of March 31, 2003.

(5)	EBITDA represents the sum of income before provision for income taxes, depreciation and amortization, interest, minority interests and gain or loss on sale of assets. EBITDA serves as a measure of leverage capacity and debt service ability, and is commonly used as an analytical indicator of operating performance within the healthcare industry. Our management considers EBITDA to be one measure of our ability to service existing debt, sustain potential increases in debt in the future and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States, and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. We have reconciled EBITDA to net income in the table below.

	Pro Forma
	as Adjusted
	Twelve
	Months	Three Months Ended		Year Ended
	Ended	March 31,		December 31,
	March 31,
	2003	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands)
EBITDA	$118,533	$31,625	$31,327	$116,332	$99,470	$84,118	$59,461	$42,098
Depreciation and amortization	36,429	9,277	7,581	34,231	30,179	26,629	19,734	13,409
Interest expense	30,901	5,859	4,196	21,957	12,090	16,657	13,901	10,555
Minority interests	42	67	59	34	267	178	166	155
(Gain) loss on sale of assets	(79)	3	5	(77)	196	5,979	11	45

Income before income taxes	51,240	16,419	19,486	60,187	56,738	34,675	25,649	17,934
Income taxes	20,484	6,568	7,794	24,075	23,830	14,737	11,148	7,927

Net income	$30,756	$9,851	$11,692	$36,112	$32,908	$19,938	$14,501	$10,007

(6)	Does not give pro forma effect to our acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center.

(7)	Represents the total number of patients admitted (in a facility for a period in excess of 23 hours). Admissions is used by management and investors as a general measure of inpatient volume.

(8)	Used by management and investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted admissions computation equates outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(footnotes continued on following page)

(footnotes continued from the prior page)

(9)	Long-term net debt amounts represent long-term obligations, including current maturities, less cash and cash equivalents.

(10)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). “Fixed charges” means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus (i) debt related fees and (ii) amortization of deferred financing costs.

(11)	The pro forma ratio of earnings to fixed charges gives effect to the net increase in the interest expense resulting from the sale of the notes offered hereby and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events.

RISK FACTORS

          An investment in the notes involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus supplement and the accompanying prospectus before deciding to purchase the notes.

Risks Related to Our Business

If government programs reduce the payments we receive as reimbursement for our services, our revenues may decline.

          The federal Medicare program accounted for approximately 38.2%, 44.5%, 39.8% and 39.7% of our net patient revenue for the three-month period ended March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000, respectively. State Medicaid programs accounted for approximately 11.5%, 12.0%, 10.9% and 9.5% of our net patient revenue for the three-month period ended March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000, respectively.

          The Medicare and Medicaid programs are highly regulated and subject to frequent and substantial changes. The Federal Balanced Budget Act of 1997, which established a plan to balance the federal budget by fiscal year 2002, included significant reductions in spending levels for the Medicare and Medicaid programs, including:

•	payment reductions for inpatient and outpatient hospital services;

•	establishment of a prospective payment system for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare; and

•	repeal of the federal payment standard often referred to as the “Boren Amendment” for hospitals and nursing facilities, which could result in lower Medicaid reimbursement rates.

          The financial impact of the Federal Balanced Budget Act of 1997, however, has been lessened somewhat by the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000, although significant revisions in how hospitals are paid for some services are still proceeding. We cannot predict the impact of future legislative and regulatory actions which might be taken to reduce Medicare and Medicaid payment levels.

          In the future, Congress and state legislatures could introduce proposals to make major changes in the healthcare system. If these proposals are enacted, we may see a decline in the Medicare and Medicaid reimbursements we receive for our services; however, at this time, we do not know what healthcare reform legislation will be enacted or whether any changes in healthcare programs will occur.

The healthcare cost containment initiatives and the financial condition of purchasers of healthcare services may reduce our revenue and profitability.

          During the past several years, major purchasers of healthcare, such as federal and state governments, insurance companies and employers, have undertaken initiatives to revise payment methodologies and monitor healthcare costs. As part of their efforts to contain healthcare costs, purchasers increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk through prepaid capitation arrangements. We expect efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors to continue. In addition, we anticipate that organizations offering prepaid and discounted medical services packages may represent an increasing portion of our patient admissions.

      In some instances, managed care organizations with provider agreements with certain of our hospitals have experienced financial difficulties, and the hospitals have been unable to collect the full amounts due from such organizations. Other managed care organizations with whom we do business may encounter similar difficulties in paying claims in the future. We believe that reductions in the payments we receive for our services, coupled with the increased percentage of patient admissions from organizations offering prepaid and discounted medical services and difficulty in collecting receivables from managed care organizations, could reduce our overall revenue and profitability.

If we fail to comply with regulations regarding licenses, ownership and operation, we could impair our ability to operate or expand our operations in any state.

          All of the states in which we operate require hospitals and most healthcare facilities to maintain a license. In addition, some states require prior approval for the purchase, construction and expansion of healthcare facilities, based upon a state’s determination of need for additional or expanded healthcare facilities or services. Such determinations, embodied in certificates of need issued by governmental agencies with jurisdiction over healthcare facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and other matters. Five states in which we currently own hospitals, Alabama, Florida, Mississippi, Nevada and Virginia, have certificate of need laws. The failure to obtain any required certificate of need or the failure to maintain a required license could impair our ability to operate or expand operations in any state.

We are subject to extensive governmental regulation regarding conduct of our operations and our relationships with physicians. If we fail to comply with these regulations, we could suffer penalties or be required to make significant changes to our operations.

          The healthcare industry must comply with many laws and regulations at federal, state and local governmental levels. These laws and regulations are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. In particular, Medicare and Medicaid anti-fraud and abuse provisions, known as the “anti-kickback statute,” prohibit some business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal healthcare programs. For instance, the anti-kickback statute prohibits healthcare service providers from paying or receiving remuneration to induce or arrange for the referral of patients or items or services covered by a federal or state healthcare program. If regulatory authorities determine that any of our hospitals’ arrangements violate the anti-kickback statute, we could be subject to liabilities under the Social Security Act, including:

•	criminal penalties;

•	civil monetary penalties; and/or

•	exclusion from participation in Medicare, Medicaid or other federal healthcare programs, any of which could impair our ability to operate one or more of our hospitals or to operate profitably.

          The Health Insurance Portability and Accountability Act of 1996 required the Department of Health and Human Services to issue regulations requiring hospitals and other providers to implement measures to ensure the privacy and security of patients’ medical records and use of uniform data standards for the exchange of information between the hospitals and health plans including claims and payment transactions. The privacy standard became effective April 14, 2003. Full compliance with the privacy standard was required by April 14, 2003. We have met the April 14, 2003 privacy standard compliance deadline, but compliance will be an ongoing process. The transaction standard and the security standard became effective on October 16, 2000 and February 20, 2003, respectively. Full compliance with the transaction standard and security standard is required by October 16, 2003 and April 20, 2005, respectively. We are in the process of complying with the transaction standard and security standard. We may incur additional expenses in order to comply with these standards. We cannot predict the full extent of our costs for implementing all of the requirements at this stage.

          In addition, the portion of the Social Security Act commonly known as the “Stark Law” prohibits physicians from referring Medicare or Medicaid patients to particular providers of designated health services if the physician or a member of the physician’s immediate family has an ownership interest or compensation arrangement with that provider. Sanctions for violating the Stark Law include civil money penalties and possible exclusion from the Medicare program. Many states have adopted or are considering similar anti-kickback and physician self-referral legislation. Some of the state physician self-referral laws are more restrictive than the Stark Law, in that they apply to services reimbursed by all payors, not just by Medicaid or other government payors.

          Moreover, the federal government has shown an increasing willingness to prosecute providers under a variety of fraud laws, including laws that have not traditionally been used for healthcare fraud, such as the federal civil false claims law and the federal mail and wire fraud laws.

There are heightened coordinated civil and criminal enforcement efforts by federal and state government agencies relating to the healthcare industry. We may become the subject of an investigation in the future.

          In recent years, the media and public attention have focused on the hospital industry due to ongoing investigations related to:

•	referral, cost reporting and billing practices;

•	laboratory and home healthcare services; and

•	physician ownership and joint ventures involving hospitals.

          Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services and the Department of Justice have established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Recent initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices.

          We cannot predict with accuracy whether we or other hospital operators will be the subject of future investigations or inquiries. In the event that we become the subject of an investigation, we will be required to devote management and financial resources to defending our company in the investigation. In addition, any negative publicity surrounding the investigation could affect adversely the price of our common stock and the notes. If we incur significant fines or penalties or are forced to reimburse amounts as a result of the investigation, our profitability may decline.

We may need to obtain additional financing in order to fund our acquisition program and capital expenditures, and additional financing may not be available when needed.

          Our acquisition program requires substantial capital resources. Likewise, the operations of our existing hospitals require ongoing capital expenditures for renovation, expansion and the addition of medical equipment and technology utilized in the hospitals.

          For example, if specified operating targets are achieved, we have agreed to build replacement facilities for Eunice Community Medical Center and Glades General Hospital. These two facilities are expected to cost approximately $20.0 million and $25.0 million, respectively.

          We may need to incur additional indebtedness and may issue, from time to time, debt or equity securities to fund these expenditures. We may not receive financing on satisfactory terms. In addition, our high level of indebtedness following this offering may restrict our ability to borrow additional funds. If we are not able to obtain financing, then we may not be in a position to consummate acquisitions or undertake capital expenditures.

Our growth strategy depends on acquisitions, and we may not be able to manage our growth effectively or acquire hospitals that meet our target criteria. We also may have difficulties acquiring hospitals from non-profit entities due to heightened regulatory scrutiny.

          A key element of our growth strategy is expansion through the acquisition of acute care hospitals in attractive non-urban markets. We face competition for acquisitions primarily from other for-profit healthcare companies. Some of our competitors have greater financial and other resources than we do. Even though we may acquire additional hospitals, we may not be able to acquire a sufficient number of hospitals that meet our target criteria in order to implement successfully our growth strategy.

          Hospital acquisitions generally require a longer period to complete than acquisitions in many other businesses and are subject to additional regulatory uncertainty. In recent years, the legislatures and attorneys general of some states have shown a heightened level of interest in transactions involving the sale of hospitals by not-for-profit entities. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit entities sell a healthcare facility. Attorneys general in some states have been especially active in evaluating these transactions. Although we have not yet been adversely affected as a result of these trends, such increased scrutiny may increase the difficulty or prevent the completion of transactions with not-for-profit organizations in some states in the future, and may affect our ability to exercise existing purchase options for hospitals under current hospital lease agreements.

Our performance depends on our ability to recruit and retain quality physicians, nurses and other healthcare professionals at our hospitals.

          The success of our owned or leased hospitals depends on:

•	the number and quality of the physicians on the medical staff of, or who admit patients to, our hospitals;

•	the admissions practices of those physicians; and

•	the maintenance of good relations between our company and such physicians.

          Because physicians generally direct the majority of hospital admissions, our success has been dependent, in part, upon recruiting quality physicians and maintaining good relations with and retaining our physicians. We generally do not employ physicians, and many of our staff physicians have admitting privileges at other hospitals. Only a portion of physicians are interested in practicing in the non-urban communities in which our hospitals are located. The departure of physicians from these communities, such as we experienced in 2002, which is discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or our inability to recruit physicians to these communities, could make it more difficult to attract patients to our hospitals and could affect our profitability. Also, if we are unable to maintain good relationships with physicians, our hospitals’ admissions may decrease and our operating performance may decline. In addition, hospitals nationwide are experiencing a shortage of nursing professionals, a trend which many industry observers expect to continue over the next decade. If the supply of qualified nurses or other healthcare professionals declines in the markets in which our hospitals operate, it may result in increased labor expenses and lower operating margins at those hospitals.

We depend heavily on key personnel, and loss of the services of one or more of our key executives or a significant portion of our local management personnel could weaken our management team and our ability to deliver healthcare services efficiently.

          Our success largely depends on the skills, experience and efforts of our senior management, particularly Chairman and Chief Executive Officer, Martin S. Rash; President and Chief Operating Officer, John M. Rutledge; and Senior Vice President and Chief Financial Officer, Christopher T. Hannon. Our operations also are dependent on the efforts, ability and experience of key members of our local and regional management staff. The loss of services of one or more members of our senior management or of a significant portion of any of our local management staff could weaken significantly our management expertise and our ability to deliver healthcare services efficiently. We do not maintain key man life insurance policies on any of our officers.

Other hospitals and freestanding outpatient facilities provide services similar to those offered by our hospitals, which may raise the level of competition faced by our hospitals.

          In all geographical areas in which we operate, there are other healthcare providers, including hospitals, outpatient surgery centers and other outpatient facilities, that provide comparable services to those offered by our hospitals. Some of the hospitals with which we compete are owned by governmental agencies and supported by tax revenues, and others are owned by not-for-profit corporations and may be supported to a large extent by endowments and charitable contributions. Some of these competitors are larger, may be more established and may have more capital and other resources than we do. Many of our hospitals attempt to attract patients from surrounding counties and communities, including communities in which a competing facility exists. If our competitors are able to finance capital improvements and expand services at their facilities, we may be unable to attract patients away from these facilities.

If we fail to improve the operations of acquired hospitals, we may be unable to achieve our growth strategy.

          Some of the hospitals we have acquired or will acquire had or may have operating losses prior to the time we acquired them. We may be unable to operate profitably any hospital or other facility we acquire, effectively integrate the operations of any acquisitions, or otherwise achieve the intended benefit of our growth strategy.

We may be subject to liabilities because of claims brought against our owned and leased hospitals, and we are experiencing rising malpractice insurance premiums. In addition, if we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.

          In recent years, plaintiffs have brought actions against hospitals and other healthcare providers, alleging malpractice, product liability or other legal theories. Many of these actions involved large claims and significant defense costs. We maintain professional malpractice liability and general liability insurance coverage of approximately $50.0 million to cover claims arising out of the operations of our owned and leased hospitals. Some of the claims, however, could exceed the scope of the coverage in effect or coverage of particular claims could be denied. While our professional and other liability insurance has been adequate in the past to provide for liability claims, such insurance may not be available for us to maintain adequate levels of insurance. Moreover, healthcare providers in our industry are experiencing significant increases in the premiums for malpractice insurance, and it is anticipated that such costs may continue to rise. Malpractice insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable deductible amounts. In addition, because of the significant increase in medical malpractice insurance premiums in certain states, we may encounter difficulty recruiting and retaining physicians.

          In addition, hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we obtain contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

We may be subject to liabilities because of claims arising from our hospital management activities.

          We may be subject to liabilities from the acts, omissions and liabilities of the employees of hospitals we manage or from the actions of our employees in connection with the management of such hospitals. Our hospital management contracts generally require the hospitals we manage to indemnify us against certain claims and to maintain specified amounts of insurance. The hospitals, however, may not maintain such insurance and indemnification may not be available to us. Recently, other hospital management companies have been subject to complaints alleging that these companies violated laws on behalf of hospitals they managed. In some cases, plaintiffs brought actions against the management company instead of, or in addition to, their individually managed hospital clients for these violations. Our managed hospitals or other third parties may not hold us harmless for any losses we incur arising out of the acts, omissions and liabilities of the employees of the hospitals we manage. If the courts determine that we are liable for amounts exceeding the limits of any insurance coverage or for claims outside the scope of that coverage or any indemnity, or if any indemnity agreement is determined to be unenforceable, then the resulting liability could affect adversely our business, results of operations and financial condition.

We have a concentration of revenue in Texas and Arizona, which makes us particularly sensitive to regulatory and economic changes in those states.

          Palestine Regional Medical Center, Ennis Regional Medical Center and Parkview Regional Hospital, each located in Texas, collectively accounted for 15.4% of our net operating revenue for the twelve months ended March 31, 2003. This concentration makes us particularly sensitive to economic, competitive and regulatory conditions in Texas. Any adverse change in these conditions could reduce significantly our revenues and profitability.

          We also own Havasu Regional Medical Center in Lake Havasu City, Arizona, which accounted for approximately 10.7% of our net operating revenue for the twelve months ended March 31, 2003. Similarly, this concentration of revenue in Arizona makes us particularly sensitive to economic, competitive and regulatory conditions in Arizona. Any adverse change in these conditions could reduce significantly our revenues and profitability.

Our California hospitals must comply with California seismic standards which may require us to make significant capital expenditures.

          California has a statute and regulations that require hospitals to meet seismic performance standards. Regulated hospitals that do not meet the standards may be required to retrofit facilities. California law requires that owners of regulated hospitals evaluate their facilities and develop a plan and schedule for complying with the standards. We are required to conduct engineering studies of our California facilities to determine whether and to what extent modifications to our facilities will be required. We have submitted compliance plans for our California facilities. Any facilities not currently in compliance with the seismic regulations and standards must be brought into compliance by 2008, or 2013 if the facility obtains an extension. In the event that our California facilities are found not to be in compliance with the seismic standards, we may be required to make significant capital expenditures to bring the California facilities into compliance, which could impact our earnings.

Risks Related to the Offering

Our substantial indebtedness could adversely affect our financial health.

          Upon consummation of the offering, we will have a high level of indebtedness. As of March 31, 2003, after giving effect to this offering and our use of the net proceeds: (i) we would have had outstanding $6.1 million of senior indebtedness, (ii) our subsidiaries would have had outstanding $28.2 million of indebtedness and other liabilities (excluding intercompany payables and guarantees of senior indebtedness), including trade payables and lease obligations, (iii) we would have had outstanding $150.0 million of senior subordinated indebtedness, and (iv) we would have had outstanding $322.5 million of subordinated indebtedness. We also have the ability to incur additional debt, subject to limitations imposed by our senior credit facility and the indenture governing the notes. Upon completion of this offering and our use of the estimated net proceeds from the sale of the notes, we will have $209.7 million available under our senior credit facility which, if borrowed, will be senior indebtedness. Leverage and debt service requirements could have important consequences to holders of the notes, including the following:

•	these requirements may make us more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	a substantial portion of our cash flow from operations will have to be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations;

•	some of our borrowings may be at variable rates of interest, which will make us vulnerable to increases in interest rates; and

•	our existing agreements with lenders contain, and we expect any future agreements with lenders to contain, numerous financial and other restrictive covenants, including restrictions on payments of dividends, incurrences of indebtedness and the sale of assets. Any failure to comply with these restrictions may result in an event of default, which, if not cured or waived, could cause the indebtedness to be declared immediately due and payable.

          We may incur or assume additional indebtedness in connection with any acquisitions or capital expenditures, which may affect our ability to pay principal and interest on the notes. Any substantial increase in our debt levels or our inability to borrow funds at favorable interest rates may restrict our ability to finance future growth or operations.

The terms of our senior credit facility may cause an acceleration of indebtedness in the event of a default.

          Our senior credit facility includes covenants that require us to meet certain financial ratios and financial conditions that may require us to reduce debt or to act in a manner contrary to our business objectives. In addition, our senior credit facility restricts, among other things, our ability to incur additional indebtedness and make acquisitions and capital expenditures beyond a certain level. If we fail to comply with the restrictions contained in our senior credit facility, the lenders will be able to declare the entire amount owed immediately due and payable, and prohibit us from making payments of interest and principal on the notes until the default is cured or all senior debt is paid or otherwise satisfied in full. If we were unable to repay our senior borrowings, the lenders could proceed against the collateral securing the senior credit facility.

We are a holding company and our ability to pay the notes depends upon funds from our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries’ assets over note holders.

          We are structured as a holding company and hold most of our assets at, and conduct most of our operations through, direct and indirect subsidiaries. As a holding company, the results of our operations will depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends or other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of such subsidiaries.

          The claims of creditors of our subsidiaries, including trade creditors, generally will have priority as to the assets of such subsidiaries over the claims of our creditors, including the noteholders. As of March 31, 2003, after giving effect to this offering and our use of the net proceeds, our subsidiaries had outstanding $28.2 million of indebtedness and other liabilities (excluding intercompany payables and guarantees of senior indebtedness), including trade payables and lease obligations. Additionally, certain of our subsidiaries have guaranteed the indebtedness under our senior credit facility, which permits obligations up to $209.7 million.

The notes will rank junior to our current and future senior debt, and we may be unable to repay our obligations under the notes.

          The notes are unsecured and will be subordinated in right of payment to all of our current and future senior debt. Because the notes will be subordinate to our senior debt if we experience:

•	a bankruptcy, liquidation or reorganization,

•	an acceleration of the notes due to an event of default under the indenture, or

•	other specified events,

we will be permitted to make payments on the notes only after we have satisfied all of our senior debt obligations currently outstanding or which we may incur in the future. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

          The indenture for the notes allows us to incur additional senior debt under certain circumstances. We may have difficulty paying what we owe under the notes if we incur additional senior debt.

We may not be able to repurchase the notes, if required, in circumstances involving a change of control.

          In the event of a change in control, we are required to make an offer for cash to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereof to the repurchase date. However, our senior credit facility will prohibit the purchase of outstanding notes prior to repayment of the borrowings under the senior credit facility. Any exercise by the holders of the notes of their right to require us to repurchase the notes may cause an event of default under the senior credit facility. In the event a change of control occurs at a time when we are prohibited from repurchasing the notes, we could seek consent of the lenders under the senior credit facility to repurchase the notes or could attempt to refinance the borrowings thereunder. If we do not obtain such consent or refinance such borrowings, we will remain prohibited from repurchasing the notes, which would constitute an event of default under the indenture. In addition, we may not have the financial resources necessary to repurchase the notes upon a change in control.

An active trading market for the notes may not develop.

          There is no existing trading market for the notes and no such market may develop. The absence of such a market adversely affects the liquidity of an investment in the notes. If a market for the notes does develop, future trading prices will depend on many factors including, among other things, prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. We do not intend to apply for listing of the notes on any securities exchange or for quotation through any over-the-counter market.

FORWARD-LOOKING STATEMENTS

          Our disclosure and analysis in this prospectus supplement and the accompanying prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Any or all of our forward-looking statements in this prospectus supplement and the accompanying prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus supplement and the accompanying prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change include, but are not limited to:

•	the highly competitive nature of the healthcare business;

•	the efforts of insurers, healthcare providers and others to contain healthcare costs;

•	the financial condition of managed care organizations that pay us for healthcare services;

•	possible changes in the levels and terms of reimbursement for our charges by government programs, including Medicare and Medicaid or other third-party payors;

•	changes in or failure to comply with federal, state or local laws and regulations affecting the healthcare industry;

•	the possible enactment of federal or state healthcare reform;

•	the departure of key members of our management;

•	claims and legal actions relating to professional liability;

•	our ability to implement successfully our acquisition and development strategy;

•	our ability to recruit and retain qualified personnel and physicians;

•	potential federal or state investigations;

•	fluctuations in the market value of our common stock or notes;

•	changes in accounting principles generally accepted in the United States or in our critical accounting policies;

•	changes in demographic, general economic and business conditions, both nationally and in the regions in which we operate;

•	changes in the availability, cost and terms of insurance coverage for our hospitals and physicians who practice at our hospitals; and

•	other risks described in this prospectus supplement and the accompanying prospectus.

          Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures and discussions of risks we make in our Form 10-K, 10-Q and 8-K reports and other filings with the Securities and Exchange Commission. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here also could affect us adversely. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

          We estimate that our net proceeds from the sale of the notes will be approximately $145.8 million, after deducting the estimated expenses and underwriting discount payable by us. We intend to utilize the net proceeds of the offering to repay any outstanding borrowings under our senior credit facility and for working capital and general corporate purposes, including possible acquisitions of hospitals. As of March 31, 2003, we had borrowed approximately $114.3 million under our senior credit facility to fund acquisitions and working capital. These borrowings bear interest, at our option, at adjusted base rates or at adjusted LIBOR rates, and have a final maturity on November 13, 2006. The weighted average interest rate for the three months ended March 31, 2003 was 3.99%.

CAPITALIZATION

          The following table sets forth, as of March 31, 2003, the capitalization of our company:

•	on an actual basis; and

•	as adjusted to reflect the sale of the notes and the application of the estimated net proceeds from the sale of the notes, as if these transactions had occurred as of March 31, 2003.

          This table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus supplement.

	As of March 31, 2003

		As
	Actual	Adjusted

	(in thousands)
Cash and cash equivalents	$15,891	$47,373
Long-term obligations, including current maturities:
Senior revolving credit facility	$74,000	$—
Capital lease obligations	43,540	3,272
Current portion of long-term debt	1,612	1,612
Other long-term obligations	1,236	1,236
% Senior Subordinated Notes offered hereby	—	150,000
4 1/2% Convertible Subordinated Notes due 2005	150,000	150,000
4 1/4% Convertible Subordinated Notes due 2008	172,500	172,500

Total long-term obligations, including current maturities	$442,888	$478,620

Stockholders’ equity:
Common stock, $0.01 par value; 150,000,000 shares authorized; 48,720,594 shares issued and outstanding(1)	$487	$487
Additional paid-in capital	305,264	305,264
Retained earnings	118,465	118,465

Total stockholders’ equity	424,216	424,216

Total capitalization	$867,104	$902,836

(1)	Excludes (i) 6,869,052 shares of common stock issuable upon exercise of options outstanding at March 31, 2003 at a weighted average exercise price of $14.02 per share; (ii) 2,387,982 shares of common stock available for future issuance under our long-term equity incentive plan; (iii) 1,125,000 shares of common stock reserved for issuance under our employee stock purchase plan; (iv) 5,672,160 shares of common stock issuable upon conversion of the 4 1/2% Convertible Subordinated Notes due 2005; and (v) 6,226,767 shares of common stock issuable upon conversion of the 4 1/4% Convertible Subordinated Notes due 2008.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following selected consolidated financial data is qualified by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, appearing elsewhere in this prospectus supplement.

          The following selected consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 has been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP. The selected consolidated financial data as of and for the three months ended March 31, 2003 and 2002 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus supplement and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results of operations for the three months ended March 31, 2003 may not be indicative of results that may be expected for the full year. The selected consolidated financial data as of and for the twelve months ended March 31, 2003 has been derived from our historical financial statements as of such date and for such period.

	Pro Forma
	as Adjusted		Three Months Ended
	Twelve Months		March 31,				Year Ended December 31,
	Ended
	March 31, 2003		2003		2002		2002		2001		2000		1999		1998

	(dollars in thousands, except per share data)
Income Statement Data(1)(2):
Net operating revenue	$745,531		$194,400		$165,601		$704,347		$530,739		$469,858		$346,692		$238,855
Operating expenses(3)	626,998		162,775		134,274		588,015		431,269		385,740		287,231		196,757
Depreciation and amortization	36,429		9,277		7,581		34,231		30,179		26,629		19,734		13,409
Interest expense	30,901		5,859		4,196		21,957		12,090		16,657		13,901		10,555
Minority interests	42		67		59		34		267		178		166		155
(Gain) loss on sale of assets	(79)		3		5		(77)		196		5,979		11		45

Income before income taxes	51,240		16,419		19,486		60,187		56,738		34,675		25,649		17,934
Income taxes	20,484		6,568		7,794		24,075		23,830		14,737		11,148		7,927

Net income	$30,756		$9,851		$11,692		$36,112		$32,908		$19,938		$14,501		$10,007

Net income to common shareholders	$30,756		$9,851		$11,692		$36,112		$32,908		$19,938		$14,501		$9,311
Net income per share to common shareholders — diluted	$0.62		$0.20		$0.23		$0.73		$0.67		$0.45		$0.40		$0.30
Balance Sheet Data (at end of period)(2)(4):
Cash and cash equivalents	$47,373		$15,891		$46,143		$14,417		$39,375		$–		$–		$2,113
Total assets	1,022,996		987,264		825,661		971,711		759,897		530,852		497,616		339,377
Long-term obligations, including current maturities	478,620		442,888		370,888		463,244		332,717		164,265		262,265		136,098
Stockholders’ equity	424,216		424,216		375,638		413,202		362,005		314,714		184,359		169,191
Operating Data(2):
EBITDA(5)	$118,533		$31,625		$31,327		$116,332		$99,470		$84,118		$59,461		$42,098
Capital expenditures(6)	$46,038		$15,288		$15,578		$46,328		$72,207		$44,045		$20,890		$15,545
Hospitals owned or leased at end of period	20		20		18		20		18		14		14		10
Licensed beds at end of period	2,281		2,281		2,156		2,280		2,136		1,326		1,282		723
Average length of stay (days)(6)	4.2		4.3		4.5		4.3		4.3		4.5		4.8		5.2
Admissions(6)(7)	74,708		19,768		17,999		72,939		55,937		47,971		32,509		21,538
Adjusted Admissions(6)(8)	132,059		34,692		29,097		126,464		91,891		82,442		56,665		38,094
Selected Ratios(2):
Ratio of long-term net debt, including current maturities, to EBITDA(5)(9)	3.6	x	n/a		n/a		3.9	x	2.9	x	2.0	x	4.4	x	3.2	x
Ratio of EBITDA to interest expense(1)(5)	3.8	x	5.4	x	7.5	x	5.3	x	8.2	x	5.1	x	4.3	x	4.0	x
Ratio of earnings to fixed charges(10)			3.4	x	4.6	x	3.3	x	4.5	x	2.7	x	2.6	x	2.4	x
Pro forma ratio of earnings to fixed charges(11)			2.7	x			2.7	x

(1)	The income statement data for the twelve-month period ended March 31, 2003 gives pro forma effect to our acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center and is adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds from the sale of the notes to the repayment of debt as described in “Use of Proceeds,” as if such transactions had been completed as of April 1, 2002.

(2)	The financial statements, operating data and selected ratios for the periods presented are not strictly comparable due to the significant effect that the acquisitions have had on such statements. See Note 3 to our consolidated financial statements appearing elsewhere in this prospectus supplement.

(3)	Operating expenses includes salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases, and other operating expenses.

(4)	The pro forma as adjusted balance sheet data as of March 31, 2003 is adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds from the sale of the notes to the repayment of debt as described in “Use of Proceeds,” as if such transactions had been completed as of March 31, 2003.

(5)	EBITDA represents the sum of income before provision for income taxes, depreciation and amortization, interest, minority interests and gain or loss on sale of assets. EBITDA serves as a measure of leverage capacity and debt service ability, and is commonly used as an analytical indicator of operating performance within the healthcare industry. Our management considers EBITDA to be one measure of our ability to service existing debt, sustain potential increases in debt in the future and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States, and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. We have reconciled EBITDA to net income in the table below.

	Pro Forma
	as Adjusted
	Twelve	Three Months
	Months	Ended		Year Ended
	Ended	March 31,		December 31,
	March 31,
	2003	2003	2002	2002	2001	2000	1999	1998

	(dollars in thousands)
EBITDA	$118,533	$31,625	$31,327	$116,332	$99,470	$84,118	$59,461	$42,098
Depreciation and amortization	36,429	9,277	7,581	34,231	30,179	26,629	19,734	13,409
Interest expense	30,901	5,859	4,196	21,957	12,090	16,657	13,901	10,555
Minority interests	42	67	59	34	267	178	166	155
(Gain) loss on sale of assets	(79)	3	5	(77)	196	5,979	11	45

Income before income taxes	51,240	16,419	19,486	60,187	56,738	34,675	25,649	17,934
Income taxes	20,484	6,568	7,794	24,075	23,830	14,737	11,148	7,927

Net income	$30,756	$9,851	$11,692	$36,112	$32,908	$19,938	$14,501	$10,007

(6)	Does not give pro forma effect to our acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center.

(7)	Represents the total number of patients admitted (in a facility for a period in excess of 23 hours). Admissions is used by management and investors as a general measure of inpatient volume.

(8)	Used by management and investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted admissions computation equates outpatient

(footnotes continued on following page)

(footnotes continued from the prior page)

revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(9)	Long-term net debt amounts represent long-term obligations, including current maturities, less cash and cash equivalents.

(10)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income (loss) from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). “Fixed charges” means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt plus (i) debt related fees and (ii) amortization of deferred financing costs.

(11)	The pro forma ratio of earnings to fixed charges gives effect to the net increase in the interest expense resulting from the sale of the notes offered hereby and the application of the estimated proceeds thereof to the repayment of existing debt, as if such transactions had occurred at the beginning of the periods presented; such ratio does not give effect to any other pro forma events.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

          The following discussion should be read in conjunction with Province’s consolidated financial statements and related notes, appearing elsewhere in this prospectus supplement.

Overview

          We are a healthcare services company focused on acquiring and operating hospitals in attractive non-urban markets in the United States. As of March 31, 2003, we owned or leased 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds, and managed 37 hospitals in 14 states, with a total of 2,955 licensed beds.

          Our owned and leased hospitals accounted for 97.9% of our net operating revenue in the three-months ended March 31, 2003 and the year ended December 31, 2002.

Impact of Acquisitions and Divestitures

          An integral part of our strategy is to acquire non-urban acute care hospitals. Because of the financial impact of our recent acquisitions, it is difficult to make meaningful comparisons between our financial statements for the fiscal periods presented. In addition, because of the relatively small number of owned and leased hospitals, each hospital acquisition can materially affect our overall operating performance. Upon the acquisition of a hospital, we typically take a number of steps to lower operating costs. The impact of such actions may be offset by cost increases to expand services, strengthen medical staff and improve market position. The benefits of these investments and of other activities to improve operating margins generally do not occur immediately. Consequently, the financial performance of a newly-acquired hospital may adversely affect overall operating margins in the near term. As we make additional hospital acquisitions, we expect that this effect will be mitigated by the expanded financial base of existing hospitals and the allocation of corporate overhead among a larger number of hospitals. We also may divest certain hospitals in the future if we determine a hospital no longer fits within our strategy.

Industry Trends

          The federal Medicare program accounted for approximately 38.2%, 44.5%, 39.8% and 39.7% of net patient revenue for the three-month period ended March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000, respectively. The state Medicaid programs accounted for approximately 11.5%, 12.0%, 10.9% and 9.5% of net patient revenue for the three-month period ended March 31, 2003 and for the years ended December 31, 2002, 2001 and 2000, respectively. The payment rates under the Medicare program for inpatients are prospective, based upon the diagnosis of a patient. The Medicare payment rate increases historically have been less than actual inflation.

          Both federal and state legislatures are continuing to scrutinize the healthcare industry for the purpose of reducing healthcare costs. While we are unable to predict what, if any, future healthcare-reform legislation may be enacted at the federal or state level, we expect continuing pressure to limit expenditures by governmental healthcare programs. The Balanced Budget Act of 1997 imposed certain limitations on increases in the inpatient Medicare rates paid to acute care hospitals. As required by the Balanced Budget Act of 1997, payments for hospital outpatient, psychiatric sub-acute, home health and rehabilitation sub-acute services have converted to prospective payment systems, instead of payments being based on costs. Most hospital outpatient services are now reimbursed under an outpatient prospective payment system based on a system of Ambulatory Payment Classification. Rehabilitation and psychiatric sub-acute services began transitioning to a prospective payment system in 2002. The Balanced Budget Act of 1997 also includes a managed care option that could direct Medicare patients to managed care organizations. The Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”) amended the Balanced Budget Act of 1997 by giving hospitals a full market basket increase in fiscal years 2002 and 2003. In addition, BIPA contains provisions delaying scheduled reductions in payment for home health agencies and other provisions designed to lessen the impact on providers of spending reductions contained in the Balanced Budget Act of 1997. Further changes in the Medicare or Medicaid programs and other proposals to limit healthcare spending could have a material adverse effect on the healthcare industry and our company.

          The hospital industry and some of our hospitals continue to have significant unused capacity. The result is substantial competition for patients and physicians. Inpatient utilization continues to be affected negatively by payor-required pre-admission authorization and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. We expect increased competition and admission constraints to continue in the future. The ability to respond successfully to these trends, as well as spending reductions in governmental healthcare programs, will play a significant role in determining the ability of our hospitals to maintain their current rate of net revenue growth and operating margins.

          We expect the industry trend towards the provision of more services on an outpatient basis to continue. This trend is the result of increased focus on managed care and advances in technology.

          Healthcare providers in our industry are experiencing significant increases in the premiums for malpractice insurance, and it is anticipated that such costs may continue to rise. Malpractice insurance coverage may not continue to be available at a cost allowing us to maintain adequate levels of insurance with acceptable deductible amounts.

          The billing and collection of accounts receivable by hospitals are complicated by a number of factors, including:

•	the complexity of the Medicare and Medicaid regulations;

•	increases in managed care;

•	hospital personnel turnover;

•	the dependence of hospitals on physician documentation of medical records; and

•	the subjective judgment involved.

          These factors, or any combination of them, may impact our ability to bill and collect our accounts receivable at the rates we have anticipated, which could negatively affect our future cash flows.

          The federal government and a number of states are increasing the resources devoted to investigating allegations of fraud and abuse in the Medicare and Medicaid programs. At the same time, regulatory and law enforcement authorities are taking an increasingly strict view of the requirements imposed on providers by the Social Security Act and Medicare and Medicaid regulations. Although we believe that we are in material compliance with such laws, a determination that we have violated such laws, or even the public announcement that we were being investigated concerning possible violations, could have a material adverse effect on our company.

          Our historical financial trend has been impacted favorably by our success in acquiring acute care hospitals. While we believe that the healthcare industry trends described above may create future acquisition opportunities, our future financial growth rates will be impacted by our ability to acquire hospitals and to successfully integrate them into our system.

Results of Operations

          The following table presents, for the periods indicated, information expressed as a percentage of net operating revenue. Such information has been derived from our consolidated statements of income included elsewhere in this report. The results of operations for the periods presented include hospitals from their acquisition dates, as previously discussed.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

Net operating revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses(1)	(83.7)	(81.1)	(83.5)	(81.3)	(82.1)
EBITDA(2)	16.3	18.9	16.5	18.7	17.9
Depreciation and amortization	(4.8)	(4.6)	(4.9)	(5.7)	(5.7)
Interest, net	(3.0)	(2.5)	(3.1)	(2.3)	(3.5)
Minority interest	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Gain (loss) on sale of assets	0.0	0.0	0.0	(0.0)	(1.3)

Income before income taxes	8.5	11.8	8.5	10.7	7.4
Provision for income taxes	(3.4)	(4.7)	(3.4)	(4.5)	(3.2)

Net income(3)	5.1%	7.1%	5.1%	6.2%	4.2%

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000

Net operating revenue	$194,400	$165,601	$704,347	$530,739	$469,858
Salaries, wages and benefits	75,330	62,152	277,843	205,628	180,881
Purchased services	17,784	17,091	74,498	50,723	48,573
Supplies	24,747	19,745	87,473	59,341	54,465
Provision for doubtful accounts	17,194	14,738	56,765	49,283	43,604
Other operating expenses	25,287	18,396	82,394	58,758	51,053
Rentals and leases	2,433	2,152	9,042	7,536	7,164

Total operating expenses	162,775	134,274	588,015	431,269	385,740

EBITDA (2)	$31,625	$31,327	$116,332	$99,470	$84,118

(1)	Operating expenses represent expenses before depreciation and amortization, interest expense, minority interest, (gain) loss on sale of assets and income taxes.

(2)	EBITDA represents the sum of income before provision for income taxes, interest, depreciation and amortization and minority interest and gain (loss) on sale of assets. EBITDA is commonly used as an analytical indicator of operating performance within the healthcare industry and also serves as a measure of leverage and debt service capacity. Our management considers EBITDA to be one measure of our ability to service existing debt, sustain potential increases in debt in the future and to satisfy capital requirements. EBITDA, however, is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income as a measure of operating performance or to cash flows from operating, investing, or financing activities as a measure of liquidity. Because EBITDA is not a measurement determined in accordance with accounting principles generally accepted in the United States, and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. See Note 5 to the Selected Consolidated Financial Data for a reconciliation of EBITDA to net income.

(3)	The Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to annual impairment tests, or more frequently if certain indicators arise. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company’s pro forma net income, as a percentage of net revenue, would have been 7.0% and 5.2%, for the years ended December 31, 2001 and 2000, respectively.

          Hospital revenues are received primarily from Medicare, Medicaid and commercial insurance. The percentage of revenues received from the Medicare program is expected to increase with the general aging of the population. The payment rates under the Medicare program for inpatients are based on a prospective payment system, based upon the diagnosis of a patient. While these rates are indexed for inflation annually, the increases historically have been less than actual inflation. In addition, states, insurance companies and employers are actively negotiating the amounts paid to hospitals as opposed to paying standard hospital rates. The trend toward managed care, including health maintenance organizations, preferred provider organizations and various other forms of managed care, may affect our hospitals’ ability to maintain their current rate of net operating revenue growth.

          We continuously monitor the cost/benefit relationship of services provided at our hospitals, and make decisions related to adding new services or discontinuing existing services.

          Net patient service revenue is reported net of contractual adjustments and policy discounts. The adjustments principally result from differences between our hospitals’ customary charges and payment rates under the Medicare, Medicaid and other third-party payor programs. Customary charges generally have increased at a faster rate than the rate of increase for Medicare and Medicaid payments.

          Operating expenses of our hospitals primarily consist of salaries, wages and benefits, purchased services, supplies, provision for doubtful accounts, rentals and leases, and other operating expenses, principally consisting of utilities, insurance, property taxes, travel, physician recruiting, telephone, advertising, repairs and maintenance.

          Other revenue is comprised of fees from management and professional consulting services provided to third-party hospitals pursuant to management contracts and consulting arrangements, reimbursable expenses and miscellaneous other revenue items. Management and professional services revenue plus reimbursable expenses total less than 3% of our consolidated net operating revenue for the three-month period ended March 31, 2003 and the year ended December 31, 2002. Operating expenses for the management and professional services business primarily consist of salaries, wages and benefits and reimbursable expenses.

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31, 2002

          Net operating revenue increased 17.4% or $28.8 million to $194.4 million for the three months ended March 31, 2003 compared to the same period last year. The increase was primarily attributable to the acquisitions of Los Alamos Medical Center and Memorial Hospital of Martinsville and Henry County, which were completed in the second quarter of last year. The increase was partially offset by a 2.3% decrease in same hospital revenues. Same hospital revenues declined, primarily due to decreases in inpatient admissions, resulting from the unusually high number of physician departures during 2002 (partially offset by newly recruited physicians), and decreases in net revenue per adjusted admission.

          Operating expenses were $162.8 million, or 83.7% of net operating revenue, for the three months ended March 31, 2003, compared to $134.3 million, or 81.1% of net operating revenue, for the comparable period of 2002. Salaries and benefits as a percentage of net operating revenue, increased to 38.8% from 37.5%, primarily due to a decrease in same hospital revenues during the three months ended March 31, 2003 compared to the same period last year. Purchased services, as a percentage of net operating revenue, decreased to 9.1% for the three months ended March 31, 2003, compared to 10.3% for the comparable period of the prior year. This decrease is primarily attributable to reductions in contract labor and collection fees as we were less reliant on outside collection consultants and staffing. Supplies increased to

12.7% of net operating revenue, for the three months ended March 31, 2003, compared to 11.9% for the comparable period of 2002, due primarily to acquisitions of Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center. The provision for doubtful accounts was relatively unchanged at 8.8% of net operating revenue for the three months ended March 31, 2003, compared to 8.9% for the comparable period of 2002. Other operating expenses increased as a percentage of net operating revenue to 13.0% from 11.1% in the prior year primarily due to increases in insurance costs and physician recruitment expenses. Rentals and leases were 1.3% of net operating revenue for both periods.

          The increase in operating expenses as a percentage of net operating revenue described above resulted in a decrease in EBITDA as a percentage of net operating revenue. EBITDA was $31.6 million, or 16.3% of net operating revenue, for the three months ended March 31, 2003, compared to $31.3 million, or 18.9% of net operating revenue, for the comparable period of 2002.

          Depreciation and amortization expense was $9.3 million, or 4.8% of net operating revenue, for the three months ended March 31, 2003, compared to $7.6 million, or 4.6% of net operating revenue for the comparable period of 2002. The increase in depreciation and amortization expense was primarily due to depreciation at the hospitals acquired in 2002.

          Interest expense was $5.9 million for the three months ended March 31, 2003, compared to $4.2 million for the comparable period of 2002, primarily due to increased borrowings from the revolving credit facility to finance the 2002 hospital acquisitions.

          Income before provision for income taxes was $16.4 million for the three months ended March 31, 2003, compared to $19.5 million for the comparable period of 2002, a decrease of $3.1 million or 15.7% primarily due to the factors discussed above. Our provision for income taxes was $6.6 million for the three-months ended March 31, 2003, compared to $7.8 million for the comparable period of 2002, primarily due to the decrease in pre-tax income.

          As a result of the foregoing, our net income was $9.9 million, or 5.1% of net operating revenue, for the three months ended March 31, 2003, compared to $11.7 million, or 7.1% of net operating revenue for the comparable period of 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

          Net operating revenue increased to $704.3 million in 2002 from $530.7 million in 2001, an increase of $173.6 million, or 32.7%. Cost report settlements and the filing of cost reports had a minimal effect on net revenue in 2002, and resulted in a positive revenue adjustment of $0.6 million, or 0.1% of net operating revenue, in 2001. Net patient service revenue generated by the 17 hospitals owned during both periods increased $3.1 million. Price increases for these hospitals were offset by a slight decrease in inpatient admissions (less than 1%) and a decline in surgeries of 6.2%. The decline in admissions and surgeries were attributable to the departure of 51 physicians at the hospitals during 2002. Total net patient service revenue increased 33.8% during 2002, primarily related to the hospitals acquired in the fourth quarter of 2001 and during 2002.

          Our 2002 operations were adversely affected by the loss of physicians. During 2002, we lost 51 physicians who were major contributors, with the majority leaving in the last six months of the year. We define a “major contributor” as a physician generating $200,000 or more in revenues annually. All of these physicians left for reasons unrelated to hospital operations. We recruited 82 physicians in 2002, 59% of whom only started their practices in the third and fourth quarters of the year. Therefore, the new practices were unable to generate sufficient volume to replace the lost revenues generated by the departing physicians. As the new physicians’ practices move along the timeline toward full, mature practices, lost revenues will be replaced. Of the 82 recruited physicians, 76 are admitting physicians. Based on historic practice patterns of physicians recruited to our hospitals, to date, these physician practices are tracking in line with historic trends and our expectations.

          Our 2002 operations were adversely impacted by increased competition from ambulatory surgery centers in two of our markets. We have been proactive in the only other markets large enough to support full service ambulatory surgery centers that currently do not have these services, by either pursuing a certificate of need for a full service ambulatory surgery center ourselves, or working with physicians in the market to address the community need for outpatient surgery services.

          Operating expenses increased to $588.0 million, or 83.5% of net operating revenue, in 2002 from $431.3 million, or 81.3% of net operating revenue, in 2001. The increase in operating expenses of hospitals owned during both periods resulted primarily from new services and increased physician recruiting. The consolidated provision for doubtful accounts decreased to 8.1% of net operating revenue in 2002 from 9.3% of net operating revenue in 2001, primarily related to improvement in days in accounts receivable and increased up-front cash collections. The majority of the increase in total operating expenses was attributable to the acquisition of additional hospitals in the fourth quarter of 2001 and in 2002.

          EBITDA was $116.3 million, or 16.5% of net operating revenue, in 2002, compared to $99.5 million, or 18.7% of net operating revenue, in 2001.

          Depreciation and amortization expense increased to $34.2 million, or 4.9% of net operating revenue, in 2002 from $30.2 million, or 5.7% of net operating revenue in 2001. The increase in depreciation and amortization resulted primarily from the acquisition of additional hospitals in 2002 and 2001, and capital expenditures at hospitals owned during both periods, offset by non-amortization of goodwill in 2002, which had an impact of approximately $4.4 million. Interest expense increased to $22.0 million in 2002 from $12.1 million in 2001, an increase of $9.9 million or 81.6%. This was a result of increased borrowings to finance the acquisition of additional hospitals in the fourth quarter of 2001 and in 2002, and interest on the $172.0 million of 4 1/2% Convertible Subordinated Notes issued in October 2001.

          Income before provision for income taxes was $60.2 million for the year ended December 31, 2002, compared to $56.7 million in 2001, an increase of $3.5 million or 6.2%.

          Our provision for income taxes was $24.1 million for the year ended December 31, 2002, compared to $23.8 million in 2001. These provisions reflect effective income tax rates of 40.0% in 2002 and 42.0% in 2001. See Note 8 of the notes to our consolidated financial statements for information regarding differences between effective tax rates and statutory rates.

          Net income was $36.1 million, or 5.1% of net operating revenue, in 2002, compared to $32.9 million, or 6.2% of net operating revenue, in 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

          Net operating revenue increased from $469.9 million in 2000 to $530.7 million in 2001, an increase of $60.9 million or 13.0%. We divested two hospitals in the fourth quarter of 2000, which prevents meaningful total revenue comparisons. Net patient service revenue generated by hospitals owned during both periods increased $57.9 million, or 14.7%, resulting from inpatient and outpatient volume increases, new services and price increases. Cost report settlements and the filing of cost reports resulted in negative revenue adjustments of $0.7 million, or 0.1% of net operating revenue, in 2000, and a positive revenue adjustment of $0.6 million, or 0.1% of net revenues in 2001. The remaining increase was primarily attributable to the acquisition of hospitals in 2000 and 2001.

          Operating expenses increased from $385.7 million, or 82.1% of net operating revenue, in 2000 to $431.3 million, or 81.3% of net operating revenue in 2001. The increase in operating expenses of hospitals owned during both periods resulted primarily from new services, volume increases, changes in case mix and increased recruiting expenses.

          EBITDA increased from $84.1 million, or 17.9% of net operating revenue, in 2000 to $99.5 million, or 18.7% of net operating revenue, in 2001, primarily as a result of improved operations at hospitals owned during both periods.

          Depreciation and amortization expense increased from $26.6 million, or 5.7% of net operating revenue, in 2000, to $30.2 million, or 5.7% of net operating revenue in 2001. The increase in depreciation and amortization resulted primarily from capital expenditures and the acquisitions in 2001, and a full year of expenses for acquisitions made in 2000.

          Interest expense as a percent of net operating revenue decreased from 3.5% in 2000 to 2.3% in 2001. Proceeds from the sale of convertible notes in November and December 2000 and in October 2001 were used to reduce the higher rate indebtedness under the revolving credit facility.

          Income before provision for income taxes was $56.7 million in 2001, compared to $34.7 million in 2000, an increase of $22.0 million or 63.4%. The increase resulted primarily from improved operations at hospitals owned during both periods.

          Provision for income taxes was $23.8 million in 2001, compared to $14.7 million in 2000. These provisions reflect effective income tax rates of 42.0% in 2001 compared to 42.5% in 2000. See Note 8 of the notes to our consolidated financial statements for information regarding differences between effective tax rates and statutory rates.

          Net income was $32.9 million, or 6.2% of net operating revenue, in 2001, compared to $19.9 million, or 4.2% of net operating revenue in 2000.

Liquidity and Capital Resources

     Capital Resources

          Total long-term obligations, less current maturities, at March 31, 2003 decreased to $441.3 million from $461.6 million at December 31, 2002 because of the repayment of borrowings from the revolving credit facility during the three-month period ended March 31, 2003. At March 31, 2003, we had $132.0 million available for borrowing under our senior credit facility.

          In November 2001, we reduced the size of our senior credit facility to $250.0 million, which includes a $40.3 million end-loaded lease facility and a $209.7 million revolving line of credit. At December 31, 2002, we had outstanding letters of credit of $4.3 million, $94.0 million outstanding and $111.4 million available under our revolving line of credit.

          The loans under the senior credit facility bear interest, at our option, at the adjusted base rate or at the adjusted LIBOR rate. The interest rate ranged from 3.69% to 5.75% during 2002. We pay a commitment fee, which varies from one-half to three-eighths of one percent of the unused portion, depending on compliance with certain financial ratios. The principal amount outstanding under the revolving credit agreement may be prepaid at any time before the maturity date of May 31, 2005.

          The senior credit facility contains limitations on our ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire our capital stock, acquire the capital stock or assets of another business, and pay dividends. The senior credit facility also requires that we maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the senior credit facility is secured by substantially all assets of our company. We are in compliance with all covenants or other requirements set forth in our credit agreements or indentures.

          Interest rate swap agreements are used to manage our interest rate exposure under our senior credit facility. In 1998, we entered into an interest rate swap agreement that effectively converted for a five-year period $45.0 million of floating-rate borrowings to fixed-rate borrowings at 5.625%. In September 2002, we amended the swap agreement and secured a 4.45% fixed interest rate and extended the term of the agreement to September 30, 2005. All other terms and conditions of the swap agreement remain unchanged.

          We intend to acquire additional acute care facilities, and are actively seeking out such acquisitions. There can be no assurance that we will not require additional debt or equity financing for any particular acquisition. Also, we continually review our capital needs and financing opportunities and may seek additional equity or debt financing for our acquisition program or other needs.

          On June 14, 2002, the Securities and Exchange Commission (“SEC”) declared effective our shelf registration statement on Form S-3 providing for the offer, from time to time, of common stock and debt securities, up to an aggregate of $300.0 million. The shelf registration statement enables us, from time to time, to raise funds from the offering of any individual securities covered by the shelf registration statement as well as any combination thereof, subject to market conditions and our capital needs. The notes offered under this prospectus supplement will be registered under the shelf registration statement.

Cash Flows — Three-Month Period Ended March 31, 2003 Compared to Three-Month Period Ended March 31, 2002.

          At March 31, 2003, we had working capital of $93.5 million, including cash and cash equivalents of $15.9 million compared to working capital of $105.3 million, including $14.4 million in cash and cash equivalents at December 31, 2002. The decline in working capital was primarily due to an increase in current liabilities. Cash provided by operations was $36.0 million for the three-month period ended March 31, 2003 compared to $23.5 million for the three-month period ended March 31, 2002 primarily due to improved cash collections and the financing of a portion of our insurance premiums during the first quarter ended March 31, 2003. Cash used in investing activities was primarily for capital expenditures and totaled $15.3 million and $15.9 million for the three-month period ended March 31, 2003 and 2002, respectively. Net cash used in financing activities increased to $19.2 million for the three-month period ended March 31, 2003 compared to $0.8 million for the same period last year, primarily due to repayments of borrowings from the revolving credit facility.

Cash Flows — Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

          Working capital decreased to $105.3 million at December 31, 2002, from $136.2 million at December 31, 2001, resulting primarily from decreased cash used for the acquisition of Memorial Hospital of Martinsville and Henry County in 2002. The ratio of current assets to current liabilities was 2.7 to 1.0 at December 31, 2002. Our cash flows from operating activities increased by $53.6 million to $92.1 million in 2002 from $38.4 million in 2001. This primarily related to improvements in our cash collection cycle and an increase in deferred taxes. The use of cash in investing activities increased to $217.5 million in 2002 from $169.8 million in 2001, resulting primarily from smaller outlays of cash for acquisitions of property, plant and equipment and increased use of cash for hospital acquisitions in 2002, compared to 2001. Our cash flows provided by financing activities decreased to $100.5 million in 2002 from $170.8 million in 2001, resulting from a decrease in net borrowings.

Cash Flows — Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

          Working capital increased to $136.2 million at December 31, 2001 from $63.4 million at December 31, 2000, resulting primarily from increased business volumes, growth in accounts receivable from acquired hospitals, and effective management of our working capital. Our cash flows from operating activities increased by $5.7 million from $32.7 million provided in 2000 to $38.4 million provided in 2001. Offsetting our improved profitability was a large increase in accounts receivable, both at hospitals owned during both periods, resulting from volume increases, new services and price increases, and a build-up of accounts receivable at newly-acquired hospitals. The use of our cash in investing activities increased from $40.7 million in 2000 to $169.8 million in 2001, reflecting more acquisitions during 2001. Our cash flows provided by financing activities increased $162.8 million from $8.0 million in 2000, to $170.8 million in 2001, primarily because of increased borrowings related to acquisitions and the sale of convertible notes.

Capital Expenditures

          Capital expenditures, excluding acquisitions, in 2002, 2001 and 2000, were $46.4 million, $72.2 million, and $44.0 million, respectively, inclusive of construction projects. Capital expenditures for our owned hospitals may vary from year to year depending on facility improvements and service enhancements undertaken by the hospitals. We expect to make total capital expenditures in 2003 of approximately $60.0 million, exclusive of any acquisitions of businesses or new hospital construction projects. Planned capital expenditures for 2003 consist principally of capital improvements to owned and leased hospitals. We expect to fund these expenditures through cash provided by operating activities and borrowings under our revolving credit facility.

          If pre-determined operating levels are achieved, we have agreed to build replacement facilities for Eunice Community Medical Center, currently expected to cost approximately $20.0 million, and Glades General Hospital, currently expected to cost approximately $25.0 million. We do not know whether and when each hospital will achieve its individual pre-determined operating levels, but we believe it will take approximately 36 months to complete construction from such date. In connection with certain acquisitions we have made, we have committed and may commit in the future to make specified capital expenditures.

          Based upon our current level of operations and anticipated growth, we believe that cash generated from operations and amounts available from this offering and under our senior credit facility will be adequate to meet our anticipated debt service requirements, capital expenditures and working capital needs for the next 12 months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our senior credit facility, or otherwise, to enable us to grow our business, service our indebtedness, including the senior credit facility, the notes and our convertible subordinated notes, or make anticipated capital expenditures. One element of our business strategy is expansion through the acquisition of hospitals in existing and new markets. The completion of acquisitions may result in the incurrence of, or assumption by us, of additional indebtedness. Our future operating performance, ability to service or refinance the convertible subordinated notes and ability to service and extend or refinance the senior credit facility will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control.

Critical Accounting Policies

          Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and judgments on an ongoing basis. We base our estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates, and different assumptions or conditions may yield different estimates.

Allowance for Doubtful Accounts

          Our ability to collect outstanding receivables from third-party payors is critical to our operating performance and cash flows. The primary collection risk lies with uninsured patient accounts or patient accounts for which a balance remains after primary insurance has paid. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since patient discharge date. The allowance for doubtful accounts increased, as a percentage of accounts receivable net of contractual adjustments, to 36.7% in 2002 from 31.1% in 2001. We continually monitor our accounts receivable balances and utilize cash collections data and other analytical tools to support the basis for our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations, or deterioration in aging accounts receivable could result in a significant increase in this allowance.

Allowance for Contractual Discounts

          The percentage of our patient service revenue derived from Medicare and Medicaid patients continues to be high. For the year ended December 31, 2002, Medicare and Medicaid combined was 56.6% of net patient revenue, compared to 50.7% in 2001. The Medicare and Medicaid contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in our hospitals, and cost settlement provisions requiring complex calculations and assumptions that are subject to interpretation. We use an exhibit system to estimate the allowance for contractual discounts on a payor-specific basis, given our interpretation of the applicable regulations or contract terms. We have invested significant human resources and information systems to improve the estimation process; however, the services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract negotiations occur frequently, necessitating our continual review and assessment of the estimation process.

General and Professional Liability Reserves

          We purchased a professional liability claims made reporting policy effective January 1, 2002. This coverage is subject to a $750,000 deductible per occurrence for general and professional liability and an additional $2.0 million self-insured retention for professional and general liability. The policy provides coverage up to $50.0 million for claims incurred during the annual policy term. We maintain a reserve for the anticipated claims within these deductible and self-insured retentions. As of January 1, 2003, we increased our self-insurance retention to $5.0 million. This increase in retention amount increases our exposure for claims occurring prior to December 31, 2002, and reported in 2003. In 2001 we maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. We estimate our self-insured retention portion of the malpractice risks using historical claims data, demographic factors, severity factors and other actuarial assumptions. The estimated accrual for malpractice claims could be significantly affected should current and future occurrences differ from historical claims trends. The estimation process is also complicated by the relatively short period of time in which we have owned some of our healthcare facilities, as occurrence data under previous ownership may not necessarily reflect occurrence data under our ownership. While management monitors current claims closely and considers outcomes when estimating our insurance accruals, the complexity of the claims and wide range of potential outcomes often hampers timely adjustments to the assumptions used in the estimates.

Workers’ Compensation Reserves

          Workers’ compensation claims are insured with a large deductible with stop loss limits of $500,000 per accident and a $12.0 million, $6.6 million and $3.0 million minimum cap on total losses for the years 2003, 2002 and 2001, respectively. Our arrangement with the insurance provider allows us to prepay the expected amounts of annual workers’ compensation claims, which is based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by us to the actual amount paid by the claims processor. This comparison ultimately will result in a receivable from or a payable to the claims processor.

          We are fully insured in the commercial marketplace for workers’ compensation claims prior to January 1, 1999. We utilize loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 and subsequent years. Our accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

Medical Claims Reserves

          We maintain self-insured medical and dental plans for employees. Claims are accrued under these plans as the incidents that give rise to them occur. We use a third-party administrator to process all such claims. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. We have entered into a reinsurance agreement with an independent insurance company to limit our losses on claims. Under the terms of this agreement, the insurance company will reimburse us a maximum of $800,000 on any individual claim. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from our estimates, given changes in the healthcare cost structure or adverse experience.

Goodwill and Long-Lived Assets, Including Impairment

          Our consolidated financial statements primarily include the following types of long-lived assets: property, plant and equipment, goodwill and other intangible assets. Property, plant and equipment purchased in the normal course of business are recorded at the cost of the purchase and a useful life is assigned based upon the nature of the asset in comparison to our company’s policy. We also, in connection with our acquisition of businesses, acquire property, plant and equipment, goodwill and other intangible assets. We use outside firms to perform a valuation of these acquired assets for the purpose of allocating the purchase price of the acquisition. As a result of the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), we have obtained valuation reports to identify property, plant and equipment, as well as any intangible assets purchased in our acquisitions. Based on the valuation reports completed to date, the only identifiable intangible assets valued have been non-compete agreements and licenses and accreditations, which have had minimal associated value; the remainder was goodwill. In accordance with the new standard, we have not recognized amortization of goodwill during the three-month period ended March 31, 2003 or the year ended December 31, 2002.

          Impairment of goodwill is governed by SFAS No. 142. In accordance with the adoption of SFAS No. 142, we completed our transitional impairment test prior to June 30, 2002 as of the beginning of 2002. The results of our review indicated that no impairment was present related to the adoption of this accounting standard. Additionally, we completed our annual impairment test as of October 1, 2002. Our annual impairment test is based upon a combination of market capitalization and projected EBITDA run-rate (adjusted for a multiple of earnings) for the consolidated Company. The results of this annual impairment test indicated no impairment has occurred.

          Impairment of long-lived assets other than goodwill are governed by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We adopted this statement effective January 1, 2002. The adoption of this statement did not have an impact on our results of operations or financial condition for the three-month period ended March 31, 2003 or the year ended December 31, 2002.

Inflation

          The healthcare industry is labor intensive. Wages and other expenses increase, especially during periods of inflation and labor shortages. In addition, suppliers pass along to us rising costs in the form of higher prices. We generally have been able to offset increases in operating costs by increasing charges for services, expanding services, and implementing cost control measures to curb increases in operating costs and expenses. In light of cost containment measures imposed by government agencies and private insurance companies, we do not know whether we will be able to offset or control future cost increases, or be able to pass on the increased costs associated with providing healthcare services to patients with government or managed care payors, unless such payors correspondingly increase reimbursement rates.

BUSINESS

          We own and operate acute care hospitals located in non-urban markets. We currently own or lease 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. Our objective is to be the primary provider of quality healthcare services in the selected non-urban markets that we serve. We target hospitals for acquisition that are the sole or a primary provider of healthcare in the non-urban communities that they serve. After acquiring a hospital, we implement a number of strategies designed to improve financial performance. These strategies include improving hospital operations, expanding the breadth of services and recruiting and retaining physicians to increase market share.

What We Do

          Our general acute care hospitals typically provide a full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, orthopedics, obstetrics, rehabilitation, subacute care, as well as diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary healthcare services such as outpatient surgery, laboratory, radiology, respiratory therapy, home healthcare and physical therapy. In addition, certain of our general acute care hospitals have a limited number of licensed psychiatric beds. We provide capital resources and make available a variety of management services to our owned and leased hospitals. In addition, we provide management services to 37 primarily non-urban hospitals that we do not own or lease in 14 states with a total of 2,955 licensed beds. For the twelve months ended March 31, 2003, our owned and leased hospitals accounted for 97.9% of our net operating revenue.

The Non-Urban Healthcare Market

          According to 2000 U.S. Census Bureau statistics, over one-third of the people in the United States live in counties with a population of less than 150,000. In these non-urban areas, hospitals are typically the primary resource for healthcare services, and in many cases the local hospital is the only provider of acute hospital services. According to the Centers for Medicare and Medicaid Services, as of October 1, 2002, there were approximately 2,200 non-urban hospitals in the country. Of those, approximately 1,100 hospitals meet our acquisition criteria described below.

          We believe that non-urban areas are attractive markets in which to operate hospitals. Because non-urban service areas have smaller populations, only one or two hospitals generally are located in each market. We believe the size and demographic characteristics of non-urban markets and the relative strength of the local hospital also make non-urban markets less attractive to health maintenance organizations, other forms of managed care, and alternate site providers, such as full service outpatient surgery centers, rehabilitation or diagnostic imaging providers.

          We believe that a significant opportunity for consolidation exists in the non-urban healthcare market. Despite the attractive characteristics of these markets for healthcare service providers, many not-for-profit and governmental operators of non-urban hospitals are under increasing pressure due to capital constraints, limited management resources and the challenges of managing in a complex healthcare regulatory environment. This combination of factors often causes these operators to limit the range of services offered through their non-urban hospitals. As a result, patients, by choice or physician direction, may obtain care outside of the community. This out-migration often leads to deteriorating operating performance at the hospital, further limiting its ability to address the issues that initially led to these pressures. As a result of these pressures, not-for-profit and governmental hospitals increasingly are selling or leasing these hospitals to companies, like us, that have greater financial and management resources, coupled with proven operating strategies, to help serve the community better.

Business Strategy

          The key elements of our business strategy are to:

          Acquire Hospitals in Attractive Non-Urban Markets. We seek to acquire hospitals that are the sole or a primary provider of healthcare services in their markets and that present the opportunity to increase profitability and local market share. We believe that approximately 1,100 non-urban hospitals in the United States meet our acquisition criteria; however, we remain selective in our acquisition decisions.

          Improve Hospital Operations. Following the acquisition of a hospital, we augment local management with appropriate operational and financial managers and install our standardized information system. Using demonstrated best practices, the local management team implements expense controls, manages staffing levels according to patient volumes, reduces supply costs by requiring strict compliance with our supply arrangements and often renegotiates vendor contracts. By implementing this strategy, we seek to improve operating performance at each of the hospitals we acquire.

          Expand Breadth of Services to Increase Market Share and Reduce Patient Out-migration. We seek to provide additional healthcare services and programs in response to community needs. These services may include specialty inpatient, outpatient and rehabilitation services. We also may make capital investments in technology and physical plant to improve both the quality of healthcare and the reputation of the hospital in the community. By providing a broader range of services in a more attractive setting, we encourage residents in our markets to seek care in our hospitals, thereby reducing patient out-migration and increasing hospital revenues.

          Recruit and Retain Physicians. We believe that recruiting physicians into local communities and retaining their services at our hospitals are key to increasing the quality of healthcare and breadth of available services. We work with the local hospital board, management and medical staff to determine the number and type of additional physicians needed in the community. Our Vice President of Medical Staff Development and his staff then assists the local management team and local hospital boards in identifying and recruiting specific physicians to the community to meet those needs. We recruited 44, 82 and 57 new physicians for the three-month period ended March 31, 2003 and during the years ended December 31, 2002 and 2001, respectively. Approximately 50% of the physicians recruited have been primary care physicians and approximately 50% have been specialty-care physicians. We believe that expansion of services in our hospitals should assist in future physician recruiting efforts.

Acquisition Program

          We proactively identify acquisition targets and respond to requests for proposals from entities that are seeking to sell or lease hospitals. We identify attractive markets and hospitals and initiate meetings with hospital systems to discuss acquiring non-urban hospitals or operating them through a joint venture.

          We believe that it generally takes six to 12 months from a hospital owner’s decision to accept an offer until the consummation of a sale or lease of a hospital. After a potential acquisition has been identified, we undertake a systematic approach to evaluate and close the transaction. We begin the acquisition process with a thorough due diligence review of the target hospital and its community. We use our dedicated teams of experienced personnel to conduct a formalized review of all aspects of the target’s operations, including Medicare reimbursement, purchasing, fraud and abuse compliance, litigation, capital requirements and employment and environmental issues. During the course of our due diligence review, we prepare an operating plan for the target hospital, identify opportunities for operating efficiencies and physician recruiting needs, and assess productivity and management information systems. Throughout the process, we work closely with community leaders in order to enhance both the community’s understanding of our philosophy and abilities and our knowledge of the needs of the community.

          From time to time, we enter into letters of intent with acquisition targets in connection with our evaluation of a potential acquisition. Such letters of intent generally are executed prior to the commencement of due diligence undertaken during the evaluation process. In addition to due diligence, proposed transactions to acquire hospitals for which we have signed a letter of intent are subject to numerous conditions and contingencies, including internal approvals of both our company and the target companies, receipt of regulatory approvals, receipt of attorney general approval, resolution of legal and equitable matters relating to continuation of labor agreements, review of supply and service agreements, receipt of satisfactory surveys, title insurance commitments and environmental and engineering surveys, and preparation and negotiation of documentation. In addition, our letters of intent generally provide that they may be terminated by either party without cause. Accordingly, we cannot assure you that any such proposed transaction for which we have signed a letter of intent will occur, or if it occurs, we cannot predict the values or condition of the assets that may be acquired, the purchase price of such assets or the terms of their acquisition.

          The acquisition of non-urban hospitals is competitive, and we believe that the acquiror will be selected for a variety of reasons, not exclusively on the basis of price. We believe that we are well-positioned to compete for acquisitions for several reasons. First, our management team has extensive experience in acquiring and operating previously under-performing non-urban hospitals. Second, we benefit from access to capital, strong financial and operating systems, a national purchasing organization and training programs focused on employee and patient satisfaction. Third, we believe our strategy of increasing access to, and quality of, healthcare in the communities served by our hospitals aligns our interests with those of the communities. Finally, we believe that the alignment of interests with the community, our reputation for providing market-specific, quality healthcare, and our focus on physician recruiting and retention enables us to compete successfully for acquisitions.

Hospital Operations

          Following the acquisition of a hospital, we implement our systematic policies and procedures to improve the hospital’s operating and financial performance. We implement an operating plan designed to reduce costs by improving operating efficiency and increasing revenue through the expansion of the breadth of services offered by the hospitals and the recruitment of physicians to the community. We believe that the long-term growth potential of a hospital is dependent on that hospital’s ability to add appropriate healthcare services and effectively recruit and retain physicians.

          Each hospital management team is comprised of a chief executive officer, chief financial officer and chief nursing officer. We believe that the quality of the local management team at each hospital is critical to the hospital’s success because the management team is responsible for implementing the elements of our operating plan. The operating plan is developed by the local management team in conjunction with our senior management team and sets forth revenue enhancement strategies and specific expense benchmarks. We have implemented a performance-based compensation program for each local management team based upon the achievement of the goals set forth in the operating plan.

          The local management team is responsible for the day-to-day operations of the hospitals. Our corporate staff provides support services to each hospital, including physician recruiting, corporate compliance, reimbursement advice, standardized information systems, human resources, accounting, cash management and other finance activities, as well as tax and insurance support. Financial controls are maintained through utilization of standardized policies and procedures. We promote communication among our hospitals so that local expertise and improvements can be shared throughout our network.

          To achieve the operating efficiencies set forth in the operating plan, we do the following:

•	evaluate existing hospital management;

•	adjust staffing levels according to patient volumes using best demonstrated practices by department;

•	install a standardized management information system;

•	capitalize on purchasing efficiencies and renegotiate certain vendor contracts; and

•	improve billing and collection policies and procedures.

          We also enforce strict protocols for compliance with our supply contracts. All of our owned or leased hospitals currently purchase supplies and certain equipment pursuant to an arrangement we have with an affiliate of HCA Inc. We also evaluate the vendor contracts, and based on cost comparisons, we may renegotiate or terminate such contracts. We prepare for the transition of management information systems to our standardized system prior to the completion of an acquisition, in order that the newly-acquired hospital may begin using our management information systems following completion of the acquisition.

Expansion of Services

          As part of our efforts to improve access to quality healthcare in the communities we serve, we add services at our hospitals on an as-needed basis. Added services and care programs may include specialty inpatient services, such as cardiology, rehabilitation and subacute care, and outpatient services such as same-day surgery. We believe the establishment of quality emergency room departments and obstetrics and gynecological services are particularly important because they are often the most visible and needed services in the community. We also make capital investments in technology and facilities to increase the quality and breadth of services available in the communities. By increasing the services provided at our hospitals and upgrading the technology used in providing such services, we believe that we improve each hospital’s quality of care and reputation in the community, which in turn may increase patient admissions and revenue.

Physician Recruitment

          We work with local hospital boards, management and medical staff to determine the number and type of additional physicians needed in the community. Our corporate staff then assists the local management team in identifying and recruiting specific physicians to the community to meet those needs. The majority of physicians who relocate their practices to the communities served by our hospitals are identified by our Vice President of Medical Staff Development and his physician recruiting staff, with assistance from independent recruiting firms at times. When recruiting a physician to a community, we generally guarantee the physician a minimum level of cash collections during a limited initial period and assist the physician with his or her transition to the community. We require the physician to repay some or all of the amounts expended for such assistance in the event the physician leaves the community prior to the end of the contract period. We prefer not to employ physicians; therefore, recruited physicians generally do not become our employees.

Physician Retention

          We have implemented a number of procedures to help retain physicians at our hospitals. We have a new Vice President of Medical Staff Development to oversee all aspects of physician recruiting and retention and to work with our hospital Chief Executive Officers in recognizing and addressing physician issues. Additionally, our company has instituted an “early alert system” in every hospital to address physician concerns and to identify physicians that are at risk of leaving. We are also re-establishing a physician advisory council, which will serve as a direct conduit between physicians at our hospitals and our management.

Owned and Leased Hospitals

          We currently own or lease 20 general acute care hospitals in 13 states, with a total of 2,281 licensed beds. Of our 20 hospitals, 19 are the only providers of acute hospital services in their communities. The owned or leased hospitals represented 97.9% of our net operating revenue for the three-month period ended March 31, 2003 and for the year ended December 31, 2002, compared to 97.0% for the year ended December 31, 2001, and 96.0% for the year ended December 31, 2000.

          Our hospitals offer a wide range of inpatient medical services such as operating/recovery rooms, intensive care units, diagnostic services and emergency room services, as well as outpatient services such as same-day surgery, radiology, laboratory, pharmacy and physical therapy. Our hospitals frequently provide specialty services that include rehabilitation and home healthcare. Our hospitals currently do not provide highly specialized surgical services such as organ transplants and open heart surgery and are not engaged in extensive medical research or educational programs.

          The following table sets forth certain information with respect to each of our owned or leased hospitals as of May 1, 2003.

	Licensed		Owned/		Date
Hospital	Beds		Leased		Acquired

Ashland Regional Medical Center	123	(1)	Owned		Aug. 2001
Ashland, Pennsylvania
Bolivar Medical Center	165	(2)	Leased		Apr. 2000
Cleveland, Mississippi
Colorado Plains Medical Center	50		Leased	(3)	Dec. 1996
Fort Morgan, Colorado
Colorado River Medical Center	49		Leased	(4)	Aug. 1997
Needles, California
Doctors’ Hospital of Opelousas	165		Owned		Jun. 1999
Opelousas, Louisiana
Ennis Regional Medical Center	45		Leased	(5)	Feb. 2000
Ennis, Texas
Eunice Community Medical Center	91		Leased	(6)	Feb. 1999
Eunice, Louisiana
Glades General Hospital	73		Owned		Apr. 1999
Belle Glade, Florida
Havasu Regional Medical Center	138		Owned		May 1998
Lake Havasu City, Arizona
Los Alamos Medical Center	47		Owned		Jun. 2002
Los Alamos, New Mexico
Medical Center of Southern Indiana	96		Owned		Oct. 2001
Charlestown, Indiana
Memorial Hospital of Martinsville and Henry County	237		Owned		May 2002
Martinsville, Virginia
Minden Medical Center	159		Owned		Oct. 1999
Minden, Louisiana
Northeastern Nevada Regional Hospital(7)	75		Owned		Jun. 1998
Elko, Nevada
Palestine Regional Medical Center	249		Owned	(8)	July 1996
Palestine, Texas
Palo Verde Hospital	51		Leased	(9)	Dec. 1996
Blythe, California
Parkview Regional Hospital	59		Leased	(10)	Dec. 1996
Mexia, Texas
Starke Memorial Hospital	53		Leased	(11)	Oct. 1996
Knox, Indiana
Teche Regional Medical Center	142		Leased	(12)	Dec. 2001
Morgan City, Louisiana
Vaughan Regional Medical Center(13)	214		Owned		Oct. 2001
Selma, Alabama

Total licensed beds	2,281

(footnotes on following page)

(1)	Includes 40 dually licensed skilled nursing and long-term care beds.
(2)	Includes 24 skilled nursing beds but excludes 35 long-term care beds. The lease expires in April 2040.
(3)	The lease expires in April 2014, and is subject to a five-year renewal term. We have a right of first refusal to purchase the hospital.
(4)	The lease expires in July 2012, and is subject to three five-year renewal terms. We have a right of first refusal to purchase the hospital.
(5)	The lease expires in February 2030, and is subject to three 10-year renewal terms at our option.
(6)	The lease expires in June 2008, and is subject to a five-year renewal option.
(7)	This 75-bed, 125,000 square foot hospital replaced the 50-bed Elko General Hospital in September 2001.
(8)	The hospital is owned by a partnership in which a subsidiary of ours is the sole general partner, with a 1.0% general partnership interest, and another subsidiary of ours has a limited partnership interest of 96.35%, subject to an option by the other non-affiliated limited partner (which currently owns a 2.65% interest) to acquire up to 10% of the total limited partnership interests.
(9)	The lease expires in December 2012. We have the option to purchase the hospital at any time prior to termination of the lease, subject to regulatory approval.

(10)	The lease expires in January 2011, and is subject to two five-year renewal terms. We have a right of first refusal to purchase the hospital.
(11)	The lease expires in September 2016, and is subject to two ten-year renewal options. We have a right of first refusal to purchase the hospital.
(12)	The lease expires in December 2041.
(13)	We acquired Selma Regional Medical Center, formerly known as Selma Baptist Medical Center, located in Selma, Alabama, in July 2001. In October 2001, we acquired Vaughan Regional Medical Center, which is also located in Selma, Alabama, approximately four miles from Selma Baptist. In April 2002, we consolidated the operations of Selma Regional Medical Center with Vaughan Regional Medical Center, and formed one regional hospital with two campuses. Upon completion of the consolidation, we changed the name of Selma Regional Medical Center to Vaughan Regional Medical Center — Parkway Campus, and we changed the name of Vaughan Regional Medical Center to Vaughan Regional Medical Center — Dallas Avenue Campus.

          Ashland Regional Medical Center is a general acute care facility with 123 beds located in Ashland, Pennsylvania, approximately 110 miles northwest of Philadelphia, Pennsylvania. Ashland, Pennsylvania has a service area population of approximately 65,000. The nearest competitor of Ashland Regional Medical Center is Regional Medical Center in Pottsville, Pennsylvania, located 20 miles from Ashland.

          Bolivar Medical Center is a general acute care facility with 141 acute care beds, 24 skilled nursing beds and 35 long-term care beds located in Cleveland, Mississippi. Established in 1962, the hospital is owned by Bolivar County, Mississippi. Cleveland is a manufacturing-based community with an estimated 16,000 residents and an estimated service area population of 55,000. The nearest competitor is South Sunflower County Hospital in Indianola, Mississippi, located 32 miles from Cleveland.

          Colorado Plains Medical Center is a 50-bed general acute care facility located in Fort Morgan, Colorado, approximately 70 miles from Denver. Fort Morgan is an agricultural-based community with an estimated 12,000 residents and an estimated service area population of 43,000. The original hospital was built in 1952. The hospital is the only rural-based Level III trauma center in Colorado, and one of only 10 such rural centers in the United States. The hospital’s major competition comes from the 276-bed Northern Colorado Medical Center located in Greeley, Colorado, which is approximately 45 miles west of Colorado Plains. East Morgan County Hospital, located nine miles away in Brush, Colorado, is the closest hospital to Colorado Plains and offers only limited services. Both of these competing hospitals are owned by the Lutheran Health System.

          Colorado River Medical Center is a 49-bed general acute care facility located in Needles, California, approximately 100 miles southwest of Las Vegas, Nevada. The hospital, established in 1974, previously was owned by the City of Needles. Colorado River Medical Center is the only hospital serving a community base of approximately 20,000 people. The nearest competitor is Bullhead Community Hospital, located 22 miles away, which serves the Laughlin, Nevada and Bullhead City, Arizona areas.

          Doctors’ Hospital of Opelousas is a 165-bed general acute care facility, located in Opelousas, Louisiana, approximately 21 miles east of Eunice, Louisiana, where we operate Eunice Community Medical Center, a 91-bed healthcare facility and approximately 22 miles north of Lafayette, Louisiana. Opelousas is the parish seat with a population of approximately 21,000 in the city of Opelousas and approximately 100,000 residents of the St. Landry Parish. The primary competition for Doctors’ Hospital of Opelousas is the 134-bed Opelousas General Hospital, a county-owned not-for-profit facility located approximately five miles from Doctors’ Hospital of Opelousas. We completed a $3.0 million 32-bed addition to the hospital in April 2000.

          Ennis Regional Medical Center is a 45-bed general acute care facility located in Ennis, Texas, approximately 35 miles southeast of Dallas. Established in the mid-1950’s, the hospital is owned by the City of Ennis. The acute care facility is the only hospital serving the Ennis community, which has a total service area population of approximately 85,000 people. The nearest competitor is the 73-bed Baylor HealthCare System Waxahachie Hospital, located 17 miles from Ennis.

          Eunice Community Medical Center is a 91-bed general acute care facility located in Eunice, Louisiana. Eunice, Louisiana is a community of approximately 20,000 people, located approximately 50 miles northwest of Lafayette. The total service area consisting of St. Landry Parish has a population of approximately 100,000. We entered into a 10-year lease with a 5-year renewal option on the facility. The hospital is located 21 miles from Doctors’ Hospital of Opelousas, a 165-bed facility, which we own. We must construct a replacement facility, currently expected to cost approximately $20 million, at such time as the hospital reaches pre-determined operating levels. The lease will terminate at the time the replacement facility commences operations. Eunice Community Medical Center competes with Savoy Medical Center located in Mamou, Louisiana, approximately 15 miles north of Eunice.

          Glades General Hospital is a 73-bed general acute care facility serving the residents of Western Palm Beach, Hendry and Glades counties and is located 45 miles west of West Palm Beach on the southeast corner of Lake Okeechobee. Belle Glade, Florida has a service area population of 36,000. The nearest competitor is Palms West, located 30 miles away in Loxahatchee, Florida. We must construct a replacement facility, anticipated to cost approximately $25.0 million, at such time as the hospital reaches pre-determined operating levels.

          Havasu Regional Medical Center is a 138-bed general acute care facility providing healthcare services for a population of over 41,000, primarily in the Lake Havasu City, Arizona area. Lake Havasu City is on the shore of Lake Havasu on the Colorado River border of California and Arizona. It is now the major population center of southern Mohave County, one of the fastest growing counties in the United States. We acquired the facility in May 1998 from the Samaritan Health System, a Phoenix, Arizona, based not-for-profit healthcare system. Lake Havasu City has a service area population of 127,000 residents in the rapidly growing Colorado River basin. We completed construction of a $26.0 million ancillary expansion in February 2002. The nearest acute hospital competitor is Kingman Regional Medical Center in Kingman, Arizona, which is approximately 60 miles from Havasu Regional Medical Center.

          Los Alamos Medical Center is a 47-bed acute care facility located in Los Alamos, New Mexico. Los Alamos, New Mexico is located approximately 96 miles north of Albuquerque and 40 miles west of Santa Fe, New Mexico, and has a service area population of approximately 50,000. We acquired the facility in June 2002 from Banner Health System. Los Alamos Medical Center is the only hospital in the community. The hospital’s nearest competitor is Espanola Hospital in Espanola, New Mexico, which is located approximately 35 miles from Los Alamos Medical Center.

          Medical Center of Southern Indiana is a 96-bed general acute care facility located in Charlestown, Indiana. Charlestown, Indiana is located approximately 16 miles northwest of Louisville, Kentucky, and has a service area population of approximately 48,000. Medical Center of Southern Indiana is the only hospital in the community. The hospital’s nearest competitor is Clark Memorial in Jeffersonville, Indiana, which is located approximately 20 miles from Medical Center of Southern Indiana.

          Memorial Hospital of Martinsville and Henry County is a 237-bed acute care facility located in Martinsville, Virginia. Martinsville, Virginia is located approximately 50 miles south of Roanoke, Virginia and has a service area population of approximately 100,000. We acquired the facility in May 2002 from Memorial Health System, Inc. Memorial Hospital of Martinsville and Henry County is the only hospital in the county. The hospital’s nearest competitor is Danville Regional Medical Center in Danville, Virginia, which is located approximately 30 miles from Memorial Hospital of Martinsville and Henry County.

          Minden Medical Center is a 159-bed general acute care facility located in Minden, Louisiana. Minden, Louisiana is approximately 28 miles from Shreveport and has a service area population of approximately 64,000. We acquired the facility in October 1999, along with Trinity Valley Medical Center, from Tenet Healthcare Corporation. The hospital’s nearest competitors are the Willis-Knight Medical Center and Bossier Medical Center, which are both located in Shreveport.

          Northeastern Nevada Regional Hospital, which opened in September 2001 as a replacement to Elko General Hospital, is a 75-bed general acute care facility located in Elko, Nevada. Elko, Nevada is located 237 miles west of Salt Lake City, Utah, 295 miles northeast of Reno and 475 miles north of Las Vegas. Elko County’s population is approximately 55,000, with the primary population base residing in the City of Elko. Originally constructed as a 20-bed hospital in 1920, Elko General Hospital grew and expanded with the community, undergoing two major renovations in 1958 and 1976. The nearest acute hospital competitors are in Salt Lake City, Utah.

          Palestine Regional Medical Center is a two-campus facility located in Palestine, Texas. Palestine, a community of approximately 19,000 residents, is located 50 miles south of Tyler, Texas and is roughly equidistant from Dallas and Houston. The total service area population for the hospital, which includes Anderson and eight surrounding counties, is estimated at 104,000 people. The facility is comprised of Palestine Regional Medical Center, the former Trinity Valley Medical Center, a 172-bed acute care facility that we acquired in October 1999 from Tenet Healthcare Corporation, and Palestine Regional Rehabilitation Hospital, the former Memorial Mother Frances Hospital, a 77-bed acute care facility also located in Palestine, which we have owned since 1996. Palestine Regional Medical Center competes indirectly with two other hospitals, Mother Frances Hospital Regional HealthCare Center and East Texas Medical Center, both in Tyler, Texas.

          Palo Verde Hospital is a 51-bed general acute care facility located in Blythe, California, which is in southeast California on the Arizona border. The hospital is located in a community with a stable population of 20,000; however, the population increases significantly during the winter months due to a seasonal influx of retirees. The nearest competitor is Parker Hospital in Parker, California, which is approximately 45 miles from Palo Verde Hospital.

          Parkview Regional Hospital is a 59-bed general acute care facility located in Mexia, Texas, approximately 85 miles south of Dallas, Texas. Parkview’s primary service area includes Mexia and the surrounding Limestone County, as well as Freestone, Leon, and Hill counties. Mexia is the area’s largest city with a population of 7,000 people. The service area of the hospital includes approximately 50,000 residents. Brim Hospitals, Inc. acquired the hospital through a long-term lease in February 1996. Parkview Regional Hospital is the only hospital in the community, but experiences competition from Waco hospitals, about 40 miles to the west.

          Starke Memorial Hospital is a 53-bed general acute care facility in Knox, Indiana, a community located approximately 50 miles from South Bend. The town of Knox has a population of approximately 8,000, and the population of Starke County is estimated to be 23,000. The hospital’s total service area, including the surrounding counties, is approximately 35,000. Established in 1952, the hospital had been owned by Starke County until we purchased it in October 1996. The nearest competing hospitals are the 36-bed St. Joe Marshall County Hospital, which is located 18 miles east in Plymouth, Indiana, and the 307-bed Porter Memorial Hospital, which is located 32 miles away in Valparaiso, Indiana.

          Teche Regional Medical Center is a general acute care facility with 142 beds located in Morgan City, Louisiana, approximately 67 miles south of Baton Rouge, Louisiana. The hospital has a service area of approximately 82,000 people. We acquired the hospital through a long-term lease in December 2001. Teche Regional Medical Center is the only acute care hospital in the community it serves. The hospital’s nearest competitor is Thibodeaux Regional Medical Center, located approximately 30 miles away in Thibodeaux, Louisiana.

          Vaughan Regional Medical Center and Selma Regional Medical Center located in Selma, Alabama, were consolidated in April 2002 into a two-campus, 214-bed general acute care facility. Selma, Alabama, which has a service area population of approximately 90,000, is located approximately 50 miles west of Montgomery, Alabama and 97 miles south of Birmingham, Alabama. The Parkway Campus is comprised of the former Selma Regional Medical Center that we acquired from Baptist Health of Montgomery, Alabama in July 2001. The Dallas Avenue Campus is comprised of the former Vaughan Regional Medical Center that we acquired from Vaughan Regional Medical Center, Inc. in October 2001. The two campuses are located approximately four miles from each other. The hospital’s current nearest competitor is Baptist Medical Center, located approximately 48 miles away in Montgomery, Alabama.

Operating Statistics

          The following table sets forth certain operating statistics for our owned or leased hospitals for each of the periods presented.

	Three Months Ended
	March 31,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Hospitals owned or leased at end of period	20	18	20	19	14	14	10
Licensed beds (at end of period)	2,281	2,156	2,280	2,136	1,326	1,282	723
Beds in service (at end of period)	1,994	1,831	1,993	1,899	1,228	1,186	647
Admissions	19,768	17,999	72,939	55,937	47,971	32,509	21,538
Average length of stay (days)(1)	4.3	4.5	4.3	4.3	4.5	4.8	5.2
Patient days	84,132	80,329	313,172	241,967	216,663	156,846	110,816
Adjusted patient days(2)	147,683	129,896	542,626	397,577	372,352	273,394	195,998
Net patient service revenue (in thousands)	$187,559	$159,780	$680,882	$509,061	$445,772	$323,319	$217,364
Gross outpatient service revenue (in thousands)	$182,790	$132,867	$627,213	$410,785	$377,663	$257,248	$161,508

(1)	Average length of stay is calculated based on the number of patient days divided by the number of admissions.

(2)	Adjusted patient days have been calculated based on an industry-accepted revenue-based formula of multiplying actual patient days by the sum of gross inpatient revenue and gross outpatient revenue and dividing the result by gross inpatient revenue for each hospital, to reflect an approximation of the volume of service provided to inpatients and outpatients by converting total patient revenue to equivalent patient days.

Sources of Revenue

          We receive payments for patient care from private insurance carriers, federal Medicare programs for elderly and disabled patients, health maintenance organizations, preferred provider organizations, state Medicaid programs, TriCare, and from employers and patients directly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The approximate percentages of net patient revenues of our facilities from these sources during the periods specified below were as follows:

	Three Months
	Ended March 31,		Year Ended December 31,

Source	2003	2002	2002	2001	2000

Medicare	38.2%	43.4%	44.5%	39.8%	39.7%
Medicaid	11.5	14.1	12.0	10.9	9.5
Private and other sources	50.3	42.5	43.5	49.3	50.8

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Management Information Systems

          Following the acquisition of a hospital, we implement our systematic procedures to improve the hospital’s operating and financial performance. One of our first steps is to convert the newly-acquired hospital to our broad-based management information system. Our hospital management information system contains the primary software required to run an entire hospital, bundled into one software package. This software generally includes features such as a general ledger, patient accounting, billing, accounts receivable, payroll, accounts payable and pharmacy. Our goal is to convert an acquired hospital to our management information system within 60 days from the date of the acquisition.

Quality Assurance

          Our hospitals implement quality assurance procedures to monitor the level of care. Each hospital also has a medical executive committee, which reviews the professional credentials of physicians applying for medical staff privileges at the hospital. Each facility monitors outcomes along with procedures performed and the quality of the logistical, medical and technological support provided to the physician. We survey our patients either during their stay at the hospital or subsequently by mail to identify potential areas of improvement. All of our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations.

Regulatory Compliance Program

          We maintain a company-wide compliance program. Our compliance program focuses on all areas of regulatory compliance, including physician recruitment, reimbursement, cost reporting practices and laboratory and home healthcare operations. Each of our hospitals designates a compliance officer and undergoes an annual risk assessment to determine potential risk issues and develop plans to correct problems should they arise. In addition, all of our employees are given a thorough introduction to our ethical and compliance guidelines, as well as a guide to the proper resources to address any concerns that may arise. We also conduct annual training to re-emphasize our established guidelines. We regularly monitor our corporate compliance programs to respond to developments in healthcare regulation and the industry. We also maintain a toll-free hotline to permit employees to report compliance concerns on an anonymous basis. In addition, the hotline is a method of obtaining answers to questions of compliance encountered during the day-to-day operation of a facility.

Management and Professional Services

          Brim Healthcare, Inc., a wholly owned subsidiary, provides management services to 37 primarily non-urban hospitals in 14 states with a total of 2,955 licensed beds. These services are provided for a fixed monthly fee under three to seven-year contracts. Brim Healthcare, Inc. generally provides a chief executive officer, who is an employee of Brim Healthcare, Inc., and may also provide a chief financial officer. Brim Healthcare, Inc. typically does not employ other hospital personnel. Management services typically are limited to strategic planning, operational consulting and assistance with Joint Commission on Accreditation of Healthcare Organizations accreditation and compliance. To further promote compliance, Brim Healthcare, Inc. requires that each of the hospitals that it manages have a compliance officer. In addition, to assist hospitals and community healthcare, Brim Healthcare, Inc. sometimes establishes regional provider networks. This subsidiary represented less than 3.0% of net operating revenue for the three months ended March 31, 2003 and less than 3.0% of net operating revenue for the year ended December 31, 2002.

Competition

          The primary bases of competition among hospitals in non-urban markets are the quality and scope of medical services, strength of referral network, location, and, to a lesser extent, price. With respect to the delivery of general acute hospital services, most of our hospitals face less competition in their immediate patient service areas than would be expected in larger communities. While our hospitals are generally the primary provider of healthcare services in their respective communities, our hospitals face competition from larger tertiary care centers and, in some cases, other non-urban hospitals and full service outpatient surgery centers. Some of the hospitals that compete with us are owned by governmental agencies or not-for-profit entities supported by endowments and charitable contributions, and can finance capital expenditures on a tax-exempt basis.

          One of the most significant factors in the competitive position of a hospital is the number and quality of physicians affiliated with the hospital. Although physicians may at any time terminate their affiliation with a hospital that we operate, our hospitals seek to retain physicians of varied specialties on the hospitals’ medical staffs and to recruit other qualified physicians through our in-house recruiting department overseen by our Vice President of Medical Staff Development and his staff. We believe physicians refer patients to a hospital primarily on the basis of the quality of services it renders to patients and physicians, the quality of other physicians on the medical staff, the location of the hospital and the quality of the hospital’s facilities, equipment and employees. Accordingly, we strive to maintain high ethical and professional standards and quality facilities, equipment, employees and services for physicians and their patients.

          Another factor in the competitive position of a hospital is the management’s ability to negotiate service contracts with purchasers of group healthcare services. Health maintenance organizations and preferred provider organizations attempt to direct and control the use of hospital services through managed care programs and to obtain discounts from hospitals’ established charges. In addition, employers and traditional health insurers increasingly are interested in containing costs through negotiations with hospitals for managed care programs and discounts from established charges. Generally, hospitals compete on the basis of market reputation, geographic location, quality and range of services, quality of the medical staff, convenience and price for service contracts with group healthcare service purchasers. The importance of obtaining contracts with managed care organizations varies from market to market, depending on the market strength of such organizations. Managed care contracts generally are less important in the non-urban markets served by us than they are in urban and suburban markets where there is typically a higher level of managed care penetration.

          State certificate of need laws, which place limitations on a hospital’s ability to expand hospital services and add new equipment, also may have the effect of restricting competition. Five states in which we operate, Alabama, Florida, Mississippi, Nevada and Virginia currently have certificate of need laws. The application process for approval of covered services, facilities, changes in operations and capital expenditures is, therefore, highly competitive. In those states that have no certificate of need laws or that set relatively high thresholds before expenditures become reviewable by state authorities, competition in the form of new services, facilities and capital spending may be more prevalent. We have not experienced, and do not expect to experience, any material adverse effects from state certificate of need requirements or from the imposition, elimination or relaxation of such requirements. See “Healthcare Regulation and Licensing.”

          We, and the healthcare industry as a whole, face the challenge of continuing to provide quality patient care while dealing with rising costs, strong competition for patients and a general reduction of reimbursement rates by both private and government payors. As both private and government payors reduce the scope of what may be reimbursed and reduce reimbursement levels for what is covered, federal and state efforts to reform the healthcare system may further impact reimbursement rates. Changes in medical technology, existing and future legislation, regulations and interpretations and competitive contracting for provider services by private and government payors may require changes in our facilities, equipment, personnel, rates and/or services in the future.

          The hospital industry and some of our hospitals continue to have significant unused capacity. Inpatient utilization, average lengths of stay and average inpatient occupancy rates continue to be negatively affected by payor-required pre-admission authorization, utilization review, and payment mechanisms to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Admissions constraints, payor pressures and increased competition are expected to continue. We will endeavor to meet these challenges by expanding our facilities’ outpatient services, offering appropriate discounts to private payor groups, upgrading facilities and equipment, and offering new programs and services.

          We also face competition for acquisitions primarily from for-profit hospital management companies as well as not-for-profit entities. Some of our competitors have greater financial and other resources than us. Increased competition for the acquisition of non-urban acute care hospitals could have an adverse impact on our ability to acquire such hospitals on favorable terms.

Properties

          In addition to our owned and leased hospitals, we lease approximately 43,510 square feet of office space for our corporate headquarters in Brentwood, Tennessee under a seven-year lease that expires on March 31, 2005 and contains customary terms and conditions.

Employees and Medical Staff

          As of March 1, 2003, we had 7,478 “full-time equivalent” employees, including 75 corporate personnel and 72 management company personnel. The remaining employees, most of whom are nurses and office personnel, work at the hospitals. We consider relations with our employees to be good. Approximately 4.72% of our employees are represented by unions.

          We typically do not employ physicians, and, as of March 1, 2003, we employed 14 practicing physicians. Certain of our hospital services, including emergency room coverage, radiology, pathology and anesthesiology services, are provided through independent contractor arrangements with physicians.

Environmental Matters

          We are subject to various Federal, state and local statutes and ordinances regulating the discharge of materials into the environment. Our healthcare operations generate medical waste, such as pharmaceuticals, biological materials and disposable medical instruments, that must be disposed of in compliance with federal, state and local environmental laws, rules and regulations. Our operations, as well as our purchases and sales of facilities, also are subject to various other environmental laws, rules and regulations. We do not expect that we will be required to expend any material amounts in order to comply with these laws and regulations or that compliance will materially affect our capital expenditures, earnings or competitive position.

Professional Liability

          As part of our business, we are subject to claims of liability for events occurring as part of the ordinary course of hospital operations. To cover these claims, we maintain professional malpractice liability insurance and general liability insurance coverage of approximately $50.0 million, although some claims may exceed the scope of the coverage in effect. At December 31, 2000, we purchased a tail policy that provided an unlimited claim reporting period for our professional liability for claims incurred prior to December 31, 2000. Effective January 1, 2001, we purchased a claims-made policy and will provide an accrual for incurred but not reported claims. Recently, the cost of malpractice and other liability insurance has risen significantly. Therefore, adequate levels of insurance may not continue to be available at a reasonable price.

          Through our typical hospital management contract, we attempt to protect ourselves from such liability by requiring the hospital to maintain certain specified limits of insurance coverage, including professional liability, comprehensive general liability, worker’s compensation and fidelity insurance, and by requiring the hospital to name Brim Healthcare, Inc., our hospital management subsidiary, as an additional insured party on the hospital’s professional and comprehensive general liability policies. We also maintain certain contingent liability policies designed to cover contingent exposure Brim Healthcare, Inc. could incur under such management contracts. Our management contracts generally provide for our indemnification by the hospital against claims that arise out of hospital operations. However, there can be no assurance the hospitals will maintain such insurance or that such indemnities will be available.

GOVERNMENT REIMBURSEMENT

Medicare/Medicaid Reimbursement

          For the three-month period ended March 31, 2003 and the year ended December 31, 2002, approximately 49.7% and 56.5%, respectively, of our net patient revenue resulted from Medicare and Medicaid payments. The Medicare program pays hospitals on a prospective payment system for acute inpatient services. Under this prospective payment system, a hospital receives a fixed amount for inpatient hospital services based on the patient’s final diagnosis. These payments do not take into consideration a specific hospital’s costs, but instead are set national rates adjusted for area wage differentials and case-mix index. Certain sub-acute inpatient services are currently being converted by Medicare to a prospective payment system. Rehabilitation sub-acute services were converted to a prospective payment system for cost report periods beginning on or after January 1, 2002. This system is similar to the acute inpatient system because it pays a rate based on the type of discharge. Psychiatric sub-acute services are transitioning to a prospective payment system for cost reporting periods beginning on or after October 1, 2002. Skilled nursing sub-acute services are paid based on a prospective per diem, which is also tied to the patient’s needs and condition.

          For several years, the percentage increases to the prospective payment rates have been lower than the percentage increases in the cost of goods and services purchased by general hospitals. The index used to adjust payment rates is based on a price proxy, known as the hospital market basket index, reduced by Congressionally-mandated reduction factors. For fiscal year 2003, the hospital market basket index was rebased and revised based on 1997 data. The Balanced Budget Act of 1997 set the diagnosis-related group payment rates of increase for future federal fiscal years at rates that will be based on the market basket rates less reduction factors of 1.1% in 2001 and 2002. The Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 (“BIPA”) amended the Balanced Budget Act of 1997 by giving hospitals a full market basket increase in fiscal year 2001 and market basket minus 0.55% in fiscal years 2002 and 2003. In addition, BIPA contains provisions delaying scheduled reductions in payment for home health agencies and other provisions designed to lessen the impact on providers of spending reductions contained in the Balanced Budget Act of 1997.

          Most outpatient services provided by general hospitals are reimbursed by Medicare under the outpatient prospective payment system. The Balanced Budget Act of 1997 mandated the implementation of the prospective payment system for Medicare outpatient services. This outpatient prospective payment system is based on a system of Ambulatory Payment Categories. Each Ambulatory Payment Category represents a bundle of outpatient services, and each Ambulatory Payment Category has been assigned a fully prospective reimbursement rate. On November 1, 2002, the Centers for Medicare and Medicaid Services (CMS), formerly the Healthcare Financing Administration, announced a final rule establishing the fiscal year 2003 conversion factor and additional revisions to Ambulatory Payment Categories for hospital outpatient departments. The fiscal year 2003 conversion factor was increased by the hospital market basket index less an adjustment for wage index revisions. The weights assigned to many Ambulatory Payment Categories were revised based on new data; many weights are significantly lower than 2002, while others are higher.

          Medicare has special payment provisions for “Sole Community Hospitals.” A Sole Community Hospital is generally the only hospital in at least a 35-mile radius or a 45-minute driving time radius. Colorado Plains Medical Center, Colorado River Medical Center, Northeastern Nevada Regional Hospital, Havasu Regional Medical Center, Palo Verde Hospital, Parkview Regional Hospital and Los Alamos Medical Center qualify as Sole Community Hospitals under Medicare regulations. Special payment provisions related to Sole Community Hospitals include the payment of a hospital’s specific rate which may be higher than the Federal DRG payment rate.

          Each state has its own Medicaid program that is funded jointly by such state and the federal government. Federal law governs how each state manages its Medicaid program, but there is wide latitude for states to customize Medicaid programs to fit local needs and resources. As a result, each state Medicaid plan has its own payment formula and recipient eligibility criteria.

          The Balanced Budget Act of 1997 also repealed the Boren Amendment. The Boren Amendment was enacted in 1980 and imposed several requirements on states in their calculations of Medicaid rates. For example, the Boren Amendment required states to pay providers rates that are “reasonable and adequate” to meet the necessary costs of an economically and efficiently operated facility. The result is that states have set lower Medicaid reimbursement rates than they would have under the Boren Amendment.

Program Adjustments

          The Medicare, Medicaid and TRICARE programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and new governmental funding restrictions, all of which may materially increase or decrease program payments as well as affect the cost of providing services and the timing of payments to facilities. The final determination of amounts earned under the programs often takes many years because of audits by the program representatives, providers’ rights of appeal and the application of numerous technical reimbursement provisions. Differences between original estimates and subsequent revisions (including final settlements) are included in consolidated statements of income in the period in which the revisions are made. Management believes that adequate provision has been made for such adjustments. Until final adjustment, however, significant issues remain unresolved and previously determined allowances could become either inadequate or more than ultimately required.

          Because of information technology problems at CMS, prior to May 2002 U.S. hospitals were unable to file Medicare cost reports for periods ending on or after August 1, 2000. Between May 2002 and May 2003, we will file two years of cost reports for our hospitals based on the timetable developed by CMS. Between May 2002 and December 2002, we filed 31 cost reports. As of April 2003, we are back to the normal filing dates.

HEALTHCARE REGULATION AND LICENSING

Background Information

          Healthcare, as one of the largest industries in the United States, continues to attract much legislative interest and public attention. Medicare, Medicaid, and other public and private hospital cost-containment programs, proposals to limit healthcare spending, and proposals to limit prices and industry competitive factors are among the many factors that are highly significant to the healthcare industry. In addition, the healthcare industry is governed by a framework of federal and state laws, rules and regulations that are extremely complex and for which the industry has the benefit of only limited regulatory or judicial interpretation.

          There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to providers such as us. In addition, there are proposals to increase co-payments and deductibles from program and private patients. Our facilities also are affected by controls imposed by government and private payors designed to reduce admissions and lengths of stay. Such controls, including what is commonly referred to as “utilization review,” have resulted in a decrease in certain treatments and procedures being performed.

          Many states have enacted, or are considering enacting, measures that are designed to reduce their Medicaid expenditures and to make changes to private healthcare insurance. Various states have applied, or are considering applying, for a federal waiver from current Medicaid regulations to allow them to serve some of their Medicaid participants through managed care providers. These proposals also may attempt to include coverage for some people who presently are uninsured, and generally could have the effect of reducing payments to hospitals, physicians and other providers for the same level of service provided under Medicaid.

Certificate of Need Requirements

          Some states require approval for purchase, construction and expansion of healthcare facilities, including findings of need for additional or expanded healthcare facilities or services. Certificates of need, which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Five states in which we currently own hospitals, Alabama, Florida, Mississippi, Nevada and Virginia, have certificate of need laws. In addition, we may in the future buy additional hospitals in states that require certificates of need. We are unable to predict whether our hospitals will be able to obtain any certificates of need that may be necessary to accomplish their business objectives in any jurisdiction where such certificates of need are required.

Anti-Kickback and Self-Referral Regulations

          Sections of the Anti-Fraud and Abuse Amendments to the Social Security Act, commonly known as the “anti-kickback” statute, prohibit certain business practices and relationships that might influence the provision and cost of healthcare services reimbursable under Medicaid or Medicare or other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid for by Medicare or other government programs. Sanctions for violating the anti-kickback statute include criminal penalties and civil sanctions, including fines and possible exclusion from government programs, such as the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the U.S. Department of Health and Human Services issued regulations that create safe harbors under the anti-kickback statute. A given business arrangement that does not fall within an enumerated safe harbor is not per se illegal; however, business arrangements that fail to satisfy the applicable safe harbor criteria risk increased scrutiny by enforcement authorities. The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, added several new fraud and abuse laws. These new laws cover all health insurance programs — private as well as governmental. In addition, the Health Insurance Portability and Accountability Act of 1996 broadened the scope of certain fraud and abuse laws, such as the anti-kickback statute, to include not just Medicare and Medicaid services, but all healthcare services reimbursed under a federal or state healthcare program.

          There is increasing scrutiny by law enforcement authorities, the Office of Inspector General of the Department of Health and Human Services, the courts and Congress of arrangements between healthcare providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to exchange remuneration for patient care referrals and opportunities. Investigators also have demonstrated a willingness to look behind the formalities of a business transaction to determine the underlying purpose of payments between healthcare providers and potential referral sources. Enforcement actions have increased, as evidenced by recent highly publicized enforcement investigations of certain hospital activities.

          In addition, provisions of the Social Security Act prohibit physicians from referring Medicare and Medicaid patients to providers of a broad range of designated health services with which the physicians or their immediate family members have ownership or certain other financial arrangements. Certain exceptions are available for employment agreements, leases, physician recruitment and certain other physician arrangements. These provisions are known as the Stark Law and are named for the legislative sponsor, Rep. Fortney “Pete” Stark (R-CA). A person making a referral, or seeking payment for services referred, in violation of the Stark Law would be subject to the following sanctions:

•	civil money penalties of up to $15,000 for each service;

•	restitution of any amounts received for illegally billed claims; and/or

•	exclusion from participation in the Medicare program, which can subject the person or entity to exclusion from participation in state healthcare programs.

          Further, if any physician or entity enters into an arrangement or scheme that the physician or entity knows or should know has the principal purpose of assuring referrals by the physician to a particular entity, and the physician directly makes referrals to such entity, then such physician or entity could be subject to a civil money penalty of up to $100,000. Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care.

Federal False Claims Act

          The government has shown an increasing willingness in recent years to bring lawsuits against healthcare providers alleging violations of a variety of healthcare and non-healthcare laws, including, among others, the federal false claims act (the “False Claims Act”) and mail fraud and wire fraud. The False Claims Act, in particular, has been used with increasing frequency and creativity. The False Claims Act has “qui tam” or “whistleblower” provisions that allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the government. If the action is successful, the private individual may recover up to one-third of the government’s recovery. The False Claims Act provides for a penalty of up to three times the amount of the false claim, plus up to $11,000 for each claim falsely submitted to the government.

Healthcare Facility Licensing Requirements

          Our healthcare facilities are subject to extensive federal, state and local legislation and regulation. In order to maintain their operating licenses, healthcare facilities must comply with strict standards concerning medical care, equipment and hygiene. Various licenses and permits also are required in order to dispense narcotics, operate pharmacies, handle radioactive materials and operate certain equipment. Our healthcare facilities hold all required governmental approvals, licenses and permits. All licenses, provider numbers and other permits or approvals required to perform our business operations are held by our subsidiaries. All of our hospitals are fully accredited by the Joint Commission on Accreditation of Healthcare Organizations.

Utilization Review Compliance and Hospital Governance

          Our healthcare facilities are subject to and comply with various forms of utilization review. In addition, under the Medicare prospective payment system, each state has a Quality Improvement Organization to carry out federally mandated systems of review of Medicare patient admissions, treatments and discharges in hospitals. Medical and surgical services and practices also are supervised extensively by committees of staff doctors at each healthcare facility, are overseen by each healthcare facility’s local governing board, the primary voting members of which are physicians and community members, and are reviewed by our quality assurance personnel. The local governing boards also:

•	help maintain standards for quality care;

•	develop long-range plans;

•	establish, review and enforce practices and procedures; and

•	approve the credentials and disciplining of medical staff members.

Governmental Developments Regarding Sales of Not-For-Profit Hospitals

          In recent years, the legislatures and attorneys general of several states have shown a heightened level of interest in transactions involving the sale of non-profit hospitals. Although the level of interest varies from state to state, the trend is to provide for increased governmental review, and in some cases approval, of transactions in which not-for-profit corporations sell a healthcare facility. Attorneys general in certain states, including California, have been especially active in evaluating these transactions.

Medical Records Privacy Legislation

          The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) provide that the Department of Health and Human Services (“DHHS”) publish regulations requiring the use of uniform data standards for the exchange of information between healthcare providers and health plans submitted or received electronically to carry out financial and administrative activities including healthcare claims and payment transactions. These provisions are intended to improve the efficiency and effectiveness of the healthcare industry by enabling the efficient electronic transmission of certain health information. On August 17, 2000, DHHS published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. Compliance with these regulations is required by October 16, 2003, although the government required us to submit a plan by October 16, 2002 showing how we plan to meet the transaction standards. We successfully met this deadline. We cannot predict the impact that final regulations, when fully implemented, will have on us.

          The Administrative Simplification Provisions also require DHHS to adopt standards to protect the security and privacy of health-related information. DHHS promulgated final regulations containing security standards on February 20, 2003, but compliance with these regulations is not required until April 21, 2005. These final security regulations would require healthcare providers to implement administrative, physical and technical safeguards to protect the integrity, confidentiality and availability of electronically received, maintained or transmitted individually identifiable health-related information. In addition, DHHS released final regulations containing privacy standards in December 2000 and revised these privacy standards on August 14, 2002. Compliance with these regulations was required by April 14, 2003. We have successfully met the April 14, 2003 privacy standard deadline, but compliance is an on-going process. The privacy regulations apply to medical records and other individually identifiable health information used or disclosed by healthcare providers, hospitals, health plans and healthcare clearinghouses in any form, whether electronically, on paper, or orally. The privacy regulations:

•	restrict how we can use a patient’s health information within our facilities and when we can disclose a patient’s health information to others outside of our facilities;

•	grant patients the right to: access and copy their records; amend their records; obtain accountings of certain disclosures of their health information to others; request that we send their health information to them by alternative means or locations and request restrictions on the use and disclosure of their health information in addition to the ones already required by the privacy regulations;

•	require us to provide our patients a notice outlining the patient’s rights under the privacy regulations and our privacy practices

•	appoint a privacy officer and implement a process under which the patient may file complaints when the privacy regulations are violated; and

•	require us to enter into written contracts extending many of these requirements to third parties to whom we prove patient health information in order to perform functions on our behalf.

          We have implemented privacy policies and procedures to ensure compliance with the privacy regulations. If we violate these regulations, we could be subject to monetary fines, penalties and criminal sanctions.

Emergency Medical Treatment and Active Labor Act

          All of our facilities are subject to the Emergency Medical Treatment and Active Labor Act (“EMTALA”). This federal law requires any hospital that participates in the Medicare program to conduct an appropriate medical screening examination of every person who presents to the hospital’s emergency department for treatment and, if the patient is suffering from an emergency medical condition, to either stabilize that condition or make an appropriate transfer of the patient to a facility that can handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of a patient’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer a patient or if the hospital delays appropriate treatment in order to first inquire about the patient’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured patient, the patient’s family or a medical facility that suffers a financial loss as a direct result of another hospital’s violation of the law can bring a civil suit against the hospital.

          In May 2002 CMS proposed changes to the EMTALA implementing regulations that would clarify hospitals’ EMTALA obligations by specifying when a patient is considered to be on a hospital’s property for purposes of treating the person pursuant to EMTALA, particularly with respect to (a) inpatients, (b) patients presenting to outpatient departments, off-campus provider-based entities, locations within the hospital other than the emergency department, and hospital-owned ambulances. The proposed rule also indicated CMS believed the requirements for on-call physicians could not be restricted to an objective standard but should meet the hospital’s and community needs. Although CMS intended to publish final EMTALA revisions on August 1, 2002, because of the overwhelming number of comments that CMS received to the proposed rules, CMS indicated that the final EMTALA changes would be published at some later date. We believe that our facilities comply with EMTALA, but we cannot predict with accuracy the final modifications CMS will implement to the EMTALA regulations in the future, or the cost of implementing changes to comply with such modifications.

California Seismic Standards

          California enacted the Alfred E. Alquist Hospital Facilities Seismic Safety Act in 1973 and substantially amended the Alquist Act in 1983 and 1995. The Act requires that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations require hospitals to meet seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998.

          The Alquist Act requires that within three years after the Building Standards Commission has adopted evaluation criteria and retrofit standards:

•	certain hospitals must conduct seismic evaluations and submit these evaluations to the Office of Statewide Health Planning and Development, Facilities Development Division for its review and approval;

•	hospitals must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to Office of Statewide Health Planning and Development, Facilities Development Division for its review and approval; and

•	regulated hospitals must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

          We are required to conduct engineering studies of our California facilities to determine whether and to what extent modifications to our facilities will be required. We have submitted compliance plans for our California facilities, which were required to be filed with the State of California by January 1, 2002. Any facilities not currently in compliance with the applicable seismic regulations and standards must be brought into compliance by 2008, or 2013 if the facility obtains an extension. We may be required to make significant capital expenditures to comply with the seismic standards, which could impact our earnings.

MANAGEMENT

Executive Officers and Directors

          The following table sets forth certain information concerning our directors and executive officers as of May 1, 2003.

Name	Age	Position

Martin S. Rash	48	Chief Executive Officer and Chairman of the Board and Director
John M. Rutledge	45	President and Chief Operating Officer and Director
Christopher T. Hannon	40	Senior Vice President and Chief Financial Officer
James Thomas Anderson	49	Senior Vice President of Acquisitions and Development
Howard T. Wall, III	44	Senior Vice President, General Counsel and Secretary
Samuel H. Moody	54	Senior Vice President of Operations
Brenda B. Rector	55	Vice President and Controller
Thomas A. Salerno	47	Regional Vice President, Western Division
Thomas A. Pemberton	49	Regional Vice President, Eastern Division
Carl Wayne Gower	55	Regional Vice President, Central Division
Joseph P. Nolan	38	Director
David L. Steffy	59	Director
Winfield C. Dunn	75	Director
Paul J. Feldstein, Ph.D.	69	Director
David R. Klock, Ph.D.	58	Director

          Mr. Rash has been a director of our company since February 1996. He has served as Chief Executive Officer of our company since December 1996 and Chairman of the Board since May 1998. He served as President of our company from December 1996 until May 2001. He was Chief Executive Officer and director of our predecessor, Principal Hospital Company, from February 1996 to December 1996. From February 1994 to February 1996, he was the Chief Operating Officer of Community Health Systems, Inc., a provider of general hospital care services in non-urban areas. Mr. Rash has served as a director of Odyssey Healthcare, Inc., a provider of hospice care, since July 2000.

          Mr. Rutledge was appointed to the Board of Directors in February 2002. He has served as President of our company since May 2001 and as Chief Operating Officer since December 1996. Mr. Rutledge served as Executive Vice President from December 1999 to May 2001 and as Senior Vice President of our company from December 1996 to December 1999. From 1986 to October 1996, Mr. Rutledge served in several senior management positions with Community Health Systems, Inc., a provider of general hospital care services in non-urban areas, where he served as a Vice President and Regional Director from 1992 to 1996.

          Mr. Hannon has served as Chief Financial Officer of our company since October 2002. Mr. Hannon joined our company in 1996 as Vice President and Assistant Treasurer and served as interim Chief Financial Officer of our company in 2001. From 1984 to 1996, Mr. Hannon was a member of the Healthcare Group at Suntrust Bank.

          Mr. Anderson has served as Senior Vice President of Acquisitions and Development of our company since January 1998. From January 1994 to January 1998, Mr. Anderson served as a Vice

President and Regional Director of Community Health Systems, Inc., an operator of general acute care hospitals.

          Mr. Wall has served as Senior Vice President and General Counsel of our company since September 1997 and has served as Secretary since March 1998. From 1990 to September 1997, Mr. Wall was a member of Waller Lansden Dortch & Davis, PLLC, a law firm based in Nashville, Tennessee, where he chaired the healthcare group.

          Mr. Moody has served as Senior Vice President of Operations of our company since June 1999 and oversees financial operations of our company-owned hospitals. His responsibilities include budgeting, performance monitoring and capital planning. He has over 20 years’ experience with HCA Inc., beginning as a reimbursement consultant and culminating as a Group Chief Financial Officer. He also has seven years’ experience with an insurance company.

          Ms. Rector has served as Vice President and Controller of our company since October 1996. From October 1990 to October 1996, Ms. Rector served as a partner in Ernst & Young LLP’s healthcare industry practice.

          Mr. Salerno has served as Regional Vice President of our company’s Western Division since June 1998. From 1984 to June 1998, Mr. Salerno was employed by Ornda Health Corporation, serving in various capacities including Regional Vice President, Chief Executive Officer and Systems Chief Executive Officer.

          Mr. Pemberton has served as Regional Vice President of our company’s Eastern Division since March 2003. Mr. Pemberton has over 20 years of experience in healthcare, serving most recently as President of the Medical/ Surgical Group at Ardent Health Services, a provider of inpatient and outpatient mental health services.

          Mr. Gower has served as Regional Vice President of our company’s Central Division since October 2002. Mr. Gower has had 30 years of administrative and leadership experience in healthcare. Prior to joining our company, he was a founder and Chief Executive Officer of Iasis Healthcare, an operator of general acute care hospitals. He also has held senior positions with several other hospital organizations, including HCA Inc.

          Mr. Nolan has been a director of our company since February 1996. He has been a Principal of GTCR Golder Rauner, LLC and has been a Principal of Golder, Thoma, Cressey, Rauner, Inc. (“GTCR, Inc.”), which is a general partner of Golder, Thoma, Cressey, Rauner Fund IV, L.P. (“GTCR”), since July 1996. Mr. Nolan joined GTCR, Inc. in February 1994.

          Mr. Steffy has been a director of our company since August 1997. Mr. Steffy co-founded Odyssey Healthcare, Inc., a company providing hospice care, in 1995 and has served as a director of Odyssey since February 1996. He co-founded Intensiva Health Care Corporation, a provider of highly specialized, acute long-term care, and served as a director for Intensiva from May 1994 to December 1998. He also co-founded Community Health Systems, Inc., a provider of general hospital care services in non-urban areas, in May 1985 and served as Vice Chairman of the Board until May 1996.

          Dr. Dunn has been a director of our company since February 2000. Dr. Dunn is a former governor of the State of Tennessee. Dr. Dunn served as Vice Chairman of the board of directors of Total eMed, Inc., a provider of web-based electronic medical transcription services, from June 1998 through September 2000. From 1993 to 1998, he served as Chairman of the Board of MedShares Management Group, Incorporated, an owner and manager of home health care agencies. Dr. Dunn served as a director of Aveta Health, Inc. (formerly known as PhyCor, Inc.), from 1988 until July 2002. He earned his D.D.S. from the University of Tennessee Dental School.

          Professor Feldstein has been a director of our company since May 2001. Professor Feldstein has held the Robert Gumbiner Chair at the Graduate School of Management, University of California, Irvine, since 1987. He has written six books and over 60 articles on healthcare. His book Health Care Economics, 5th edition, 1998, is one of the most widely used texts on health economics. During several leaves from the

University, Professor Feldstein has worked at the U.S. Office of Management and Budget, Social Security Administration and the World Health Organization. Prior to joining the University of California, he was professor in both the Department of Economics and the School of Public Health at the University of Michigan. Professor Feldstein earned his Ph.D. in Economics from the University of Chicago. Professor Feldstein has served as a director of Odyssey Healthcare, Inc., a provider of hospice care, since May 2002.

          Dr. Klock has been a director of our company since February 2002. He currently is Chairman of the Board and Chief Executive Officer of CompBenefits Corporation, a prepaid dental and vision plan service. Dr. Klock has served on the board of directors of CompBenefits since 1984 and was President of that company from 1991 to 1993. He also serves as a board member of the National Association of Dental Plans Foundation. Dr. Klock is co-author of four books on finance and insurance. He also has held several academic appointments, including Chairman of the Finance Department at the University of Central Florida. He earned his Ph.D. in Finance from the University of Illinois.

PRINCIPAL STOCKHOLDERS

          The following table sets forth information with respect to ownership of our common stock as of March 10, 2003, by:

•	each person known by us to be the beneficial owner of more than 5% of our company’s common stock;

•	each of our directors;

•	our Chief Executive Officer and our four most highly compensated executive officers other than the Chief Executive Officer; and

•	all of our directors and executive officers as a group.

          To our knowledge, unless otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned. We are unaware of any person, other than those listed below, who beneficially owns more than 5% of the outstanding shares of common stock. Under Securities and Exchange Commission rules, the number of shares shown as beneficially owned includes shares of common stock subject to options that currently are exercisable or will be exercisable within 60 days of March 10, 2003. Shares of common stock subject to options that are currently exercisable or will be exercisable within 60 days of March 10, 2003 are considered to be outstanding for the purpose of determining the percentage of the shares held by a holder, but not for the purpose of computing the percentage held by others.

          All computations are based on 48,713,946 shares of common stock outstanding on March 10, 2003.

		Percent of
	Number of Shares	Common Stock
Name of Beneficial Owner, Executive Officer or Director	Beneficially Owned	Beneficially Owned

Perkins, Wolf, McDonnell & Company(1)
310 S. Michigan Avenue, Suite 2600
Chicago, IL 60604	5,794,225	11.90%
Waddell & Reed Ivy Investment Company(2)
6300 Lamar Avenue
Overland Park, KS 66202	4,143,000	8.50
Putnam Investments, LLC(3)
One Post Office Square
Boston, MA 02109	3,528,000	7.24
The Northwestern Mutual Life Insurance Company(4)
720 East Wisconsin Avenue
Milwaukee, WI 53202	3,059,376	6.30
Credit Suisse Asset Management, Inc.(5)
466 Lexington Avenue
New York, NY 10017	2,865,483	5.88
Mellon Financial Corporation(6)
One Mellon Center
Pittsburgh, PA 15258	2,531,945	5.21
Martin S. Rash(7)(17)	1,145,518	2.35
John M. Rutledge(8)(17)	913,439	1.88
Joseph P. Nolan(9)(17)	57,801	*
James T. Anderson(10)(17)	265,556	*
Howard T. Wall, III(11)(17)	239,915	*
Winfield C. Dunn(12)(17)	30,322	*
David L. Steffy(13)(17)	332,694	*
Paul J. Feldstein(14)(17)	42,500	*
David R. Klock(15)(17)	4,744	*
Thomas A. Salerno(16)(17)	75,900	*
All executive officers and directors as a group (15 persons)(18)	3,433,200	7.05%

(footnotes on following page)

*	Less than 1%

(1)	The number of shares listed as beneficially owned by Perkins, Wolf, McDonnell & Company includes shares over which Perkins, Wolf shares voting or dispositive power as investment advisor. Information is derived from a Schedule 13G filed by Perkins, Wolf, McDonnell & Company on January 10, 2003.

(2)	The number of shares listed as beneficially owned by Waddell & Reed Ivy Investment Company includes shares held by certain of its affiliates. Information is derived from a Schedule 13G filed by Waddell & Reed Ivy Investment Company on February 14, 2003.

(3)	The number of shares listed as beneficially owned by Putnam Investments, Inc. includes shares held by certain of its affiliates. Information is as of December 31, 2001, and is derived from a Schedule 13G/ A filed with the Securities and Exchange Commission on February 15, 2002, except the number and percentage of shares owned listed here as beneficially owned has been updated to reflect a 3-for-2 split of our company’s stock on April 30, 2002.

(4)	The number of shares listed as beneficially owned by The Northwestern Mutual Life Insurance Company includes shares held by certain of its affiliates. Information is as of December 31, 2002 and is derived from a Schedule 13G filed by The Northwestern Mutual Life Insurance Company on February 12, 2003.

(5)	The number of shares listed as beneficially owned by Credit Suisse Asset Management, Inc. includes shares held by certain of its affiliates. Information is as of June 30, 2001 and is derived from a Schedule 13G filed by Credit Suisse Asset Management, Inc. on July 12, 2001, except the number and percentage of shares owned listed here as beneficially owned has been updated to reflect a 3-for-2 split of our company’s stock on April 30, 2002.

(6)	The number of shares listed as beneficially owned by Mellon Financial Corporation include shares held by certain of its affiliates. Information is as of January 14, 2003 and is derived from a Schedule 13G filed by Mellon Financial Corporation on January 21, 2003.

(7)	Includes 640,985 shares owned directly by Mr. Rash and options to purchase 504,533 shares granted under our 1997 Long-Term Equity Incentive Plan.

(8)	Includes 260,516 shares owned directly by Mr. Rutledge and options to purchase 652,923 shares granted under our 1997 Long-Term Equity Incentive Plan.

(9)	Includes options to purchase 57,801 shares under our 1997 Long-Term Equity Incentive Plan.

(10)	Includes 45,130 shares owned directly by Mr. Anderson and options to purchase 220,426 shares granted under our 1997 Long-Term Equity Incentive Plan.

(11)	Includes 17,653 shares owned directly by Mr. Wall and options to purchase 222,262 shares granted under our 1997 Long-Term Equity Incentive Plan.

(12)	Includes 5,000 shares owned directly by Mr. Dunn and options to purchase 25,322 shares under our 1997 Long-Term Equity Incentive Plan.

(13)	Includes 238,750 shares owned directly by Mr. Steffy and options to purchase 93,944 shares granted under our 1997 Long-Term Equity Incentive Plan.

(14)	Includes 30,000 shares owned directly by Mr. Feldstein and options to purchase 12,500 shares under our 1997 Long-Term Equity Incentive Plan.

(15)	Includes options to purchase 4,744 shares granted under our 1997 Long-Term Equity Incentive Plan.

(16)	Includes options to purchase 75,900 shares granted under our 1997 Long-Term Equity Incentive Plan.

(17)	The address of each of Messrs. Rash, Rutledge, Anderson, Steffy, Dunn, Wall, Nolan, Feldstein, Klock and Salerno is 105 Westwood Place, Suite 400, Brentwood, TN 37027.

(18)	Includes options to purchase 2,109,444 shares granted under our 1997 Long-Term Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Agreement

          At the time of the recapitalization of our company in 1996 prior to our initial public offering, the stockholders of Brim, Inc., which we refer to as the original stockholders, entered into a registration agreement with Brim, Inc. The registration agreement provides for certain demand registration rights to the original stockholders and to subsequent holders of the common stock acquired by the original stockholders in connection with the recapitalization. The demand registration rights commence from and after the 180th day after the closing of our initial public offering of securities. The holders of a majority of the registrable securities held by the original stockholders, and their permitted transferees, other than Leeway & Co., are entitled to request two long-form registrations in which we pay all registration expenses and an unlimited number of short-form registrations in which we pay all registration expenses. Such holders also are entitled to request an unlimited number of long-form registrations in which holders of registrable securities pay their pro-rata share of registration expenses. The holders of a majority of the registrable securities held by Leeway & Co., and their permitted transferees, are entitled to request one long-form registration in which we pay all registration expenses and an unlimited number of long-form registrations in which the holders of registrable securities pay their share of registration expenses. We may postpone a demand registration for up to one year under certain circumstances, and we are not required to effect a demand registration within one year of a previous registration in which holders of registrable securities participated without reduction of the number of their included shares.

          The registration agreement also provides that, subject to certain limitations, the original stockholders, and their permitted transferees, may request inclusion of their shares in a registration of securities by us, other than pursuant to the initial public offering of our common stock or a demand registration. We must bear the expenses incurred in connection with the exercise of such piggyback registration rights.

Consulting and Confidentiality Agreement with Steven M. Ray

          Steven M. Ray resigned his position as Senior Executive Vice President and Chief Financial Officer effective October 23, 2002. Upon termination of his employment, Mr. Ray entered into a consulting agreement with our company pursuant to which he agreed to provide consulting services as requested by the company for a period of two years, and agreed to customary restrictions on the use of confidential information about, and his ability to compete with, our company and its subsidiaries during this period. In exchange for these agreements, Mr. Ray is to receive an aggregate of $760,000 payable over the two-year period.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

          The following description summarizes the material terms of the existing senior credit facility. However, the following is only a summary and is qualified in its entirety by reference to the provisions of the senior credit facility documentation. We currently have available a senior credit facility with Wachovia Bank, National Association as agent and issuing bank for a syndicate of lenders with aggregate commitments of up to $250.0 million. This senior credit facility is subdivided into two facilities — a $209.7 million revolving credit facility and a $40.3 million end-loaded lease facility. The senior credit facility has a maturity date not later than November 13, 2006. Any indebtedness outstanding under the senior credit facility will rank ahead of the notes. Concurrently with or immediately after the completion of this offering, we intend to repay all outstanding obligations under the end-loaded lease facility, which will, in effect, terminate that facility. We currently are negotiating with the lenders to maintain total availability under our revolving credit facility of $250.0 million, however we can not assure you that our lenders will agree to do so.

          Availability; Maturity. The revolving credit facility currently provides for revolving loans to us in an aggregate principal amount at any time not to exceed $209.7 million. A portion of the revolving credit facility, in an amount up to $25.0 million, is available for use by us for the issuance of standby letters of credit. The lenders’ commitments under the revolving credit facility will expire on the earlier of either (1) November 13, 2006 or (2) May 31, 2005, if on such date more than $10 million of the 4 1/2% Convertible Subordinated Notes due November 20, 2005 remain outstanding.

          The revolving credit facility is currently available at any time prior to maturity subject to our satisfaction of certain customary conditions precedent and the absence of any events of default.

          Interest. At our option, loans under the revolving credit facility shall bear interest at the agent’s base rate in effect on the borrowing date plus an applicable base rate margin. We also have the option to borrow at an interest rate equal to LIBOR in effect on the applicable borrowing date plus an applicable LIBOR margin. The agent’s base rate is the higher of the agent’s prime commercial rate of lending from time to time, or the federal funds rate plus 0.5% per annum. LIBOR is the London Interbank Offered Rate for corresponding deposits of U.S. Dollars for interest periods of one, two, three or six months, subject to availability. Both the applicable base rate margin and applicable LIBOR margin will vary depending upon the ratio of consolidated adjusted debt to annualized consolidated EBITDA. During an event of default under the revolving credit facility, all outstanding principal, accrued interest and other amounts shall accrue interest at a rate per annum of 2% in excess of the rate otherwise applicable.

          Guaranties. Generally, borrowings under the revolving credit facility are unconditionally guaranteed by all our direct and indirect, present and future subsidiaries. Province, however, upon notice to the agent and the satisfaction of certain conditions and limitations, may designate certain non-wholly owned subsidiaries as permitted joint ventures, which will not provide guaranties of the indebtedness.

          Security. Borrowings under the revolving credit agreement are secured by substantially all the real and personal property of thirteen subsidiaries which own or lease certain of our operating hospitals, and a first priority perfected pledge of all stock and promissory notes presently owned or hereafter acquired by us or any of our subsidiaries (other than permitted joint ventures).

          Certain Covenants. In addition to customary covenants, the revolving credit facility contains various restrictive financial and other covenants including:

•	prohibitions on the incurrence of additional indebtedness or guarantees,

•	restrictions on the creation of additional liens,

•	certain limitations on dividends and distributions, and

•	restrictions on mergers and consolidations, sales of assets, investments and transactions with affiliates.

          In addition, the revolving credit facility includes financial covenants and maintenance tests, including:

•	a maximum ratio of consolidated debt to consolidated EBITDA of 4.25 to 1.0,

•	a minimum net worth requirement of approximately $343.2 million,

•	a fixed charge coverage ratio not less than 1.3:1, and

•	a maximum of 7.5% of consolidated EBITDA for each fiscal quarter which may be attributable to minority interests in permitted joint ventures, defined as the aggregate of the EBITDA of each permitted joint venture that does not guarantee the revolving credit facility multiplied by the percentage of the equity interests of each permitted joint venture not owned by us or one of our direct or indirect wholly-owned subsidiaries.

          Events of Default. The revolving credit facility contains events of default customary for facilities of this nature and size and include both payment and non-payment defaults. In addition, the revolving credit agreement will deem any of the following an event of default:

•	failure to pay any principal, interest, fee or other amount within two business days of the due date,

•	any material breach in a representation or warranty or covenant under the revolving credit facility,

•	a default under the end loaded lease facility,

•	the commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings against us or any subsidiary of ours with assets of more than $250,000, and

•	the occurrence of a change of control (as defined in the revolving credit agreement).

Subordinated Convertible Notes

          In November and December 2000, we sold $150.0 million of 4 1/2% Convertible Subordinated Notes due November 20, 2005. Net proceeds of approximately $145.0 million were used to reduce the outstanding balance on the revolving line of credit. These notes bear interest from November 20, 2000 at the rate of 4 1/2% per year, payable semi-annually on May 20 and November 20, beginning on May 20, 2001 and are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. We may redeem all or a portion of these notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder’s notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. These notes are unsecured and rank junior in right of payment to all existing and future senior and senior subordinated indebtedness, including the notes offered hereby. These notes are ranked equal in right of payment to our 4 1/4% Convertible Subordinated Notes due 2008 and rank junior to our subsidiaries’ liabilities. The indenture governing these notes does not contain any financial covenants. A total of 5,672,160 shares of common stock have been reserved for issuance upon conversion of these notes.

          In October 2001, we sold $172.5 million of 4 1/2% Convertible Subordinated Notes due October 10, 2008. Net proceeds of approximately $166.4 million were used to reduce the outstanding balance on the revolving line of credit and for acquisitions. These notes bear interest from October 10, 2001 at the rate of 4 1/4% per year, payable semi-annually on April 10 and October 10, beginning on April 10, 2002. These notes are convertible at the option of the holder at any time on or prior to maturity into shares of our common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. We may redeem all or a portion of these notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require us to repurchase all of the holder’s notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. These notes are unsecured and rank junior in right of payment to our existing and future senior and senior subordinated indebtedness, including the notes offered hereby. These notes are ranked equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005 and rank junior to our subsidiaries’ liabilities. The indenture governing the notes does not contain any financial covenants. A total of 6,226,767 shares of common stock have been reserved for issuance upon conversion of these notes.

DESCRIPTION OF THE NOTES

          You can find definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, “Province,” “our company,” “we,” “us,” and “our” refer only to Province Healthcare Company and not to any of its subsidiaries.

          Province will issue the notes under an indenture dated as of                     , 2003 between Province and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of                     , 2003 between Province and the Trustee. The indenture and the supplemental indenture together are referred to hereinafter as the indenture.

          The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summary highlights certain material terms of the indenture. You should read the entire indenture, including the definitions of certain defined terms used below, because it, and not this summary, defines your rights as holders of the notes.

          The indenture provides for the issuance of $150.0 million principal amount of notes. Province may issue additional notes (the “Additional Notes”) from time to time after this offering provided that the aggregate principal amount of Additional Notes issued under the indenture does not exceed $150.0 million. The notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture including, without limitation, waivers, amendments, redemptions and offers to purchase.

General

          The notes will mature on                     , 2013, will initially be limited to $150.0 million aggregate principal amount and will be unsecured senior subordinated obligations of Province. Each note will bear interest, at the rate set forth on the cover page hereof from                     , 2003 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on                     , 2003 and semiannually thereafter on                     and                     in each year until the principal thereof is paid or duly provided for to the Person in whose name the note (or any predecessor note) is registered at the close of business on the                     or                     next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

          Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged and transferred, at the office or agency of Province in the City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of Province, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of notes, but Province may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Optional Redemption

          The notes will be redeemable at the option of Province, in whole or in part, at any time on or after                     , 2008 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the date of redemption, if redeemed during the 12 month

period beginning on                     of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):

Redemption
Year	Price

2008	%
2009	%
2010	%
2011 and thereafter	100.000%

          In addition, at any time and from time to time prior to                     , 2006, Province may redeem up to 35% of the aggregate principal amount of the notes within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to           % of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that, after giving effect to any such redemption, at least 65% of the original aggregate principal amount of the notes remains outstanding.

          If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee in compliance with the requirements of the principal national security exchange, if any, on which the notes are listed, or if the notes are not so listed, by such method as the Trustee will deem fair and appropriate; provided, however, that no such partial redemption will reduce the principal amount of a note not redeemed to less than $1,000; provided, further, that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary). Notice of redemption will be mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption and accepted for payment.

Sinking Fund

          The notes will not be entitled to the benefit of any sinking fund.

Ranking

          The payment of principal of, premium, if any, and interest on the notes (including any obligation to repurchase the notes) and of other payment obligations under the notes and the indenture will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness whether outstanding on the date of the Indenture or thereafter incurred.

          In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Province or to its assets, or any liquidation, dissolution or other winding-up of Province, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Province, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Senior Indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of Province or any successor obligor which, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the notes are so subordinated (such equity securities or subordinated securities are hereinafter referred to as “Permitted Junior Securities”) and any payment made pursuant to the provisions described under “— Certain Covenants — Defeasance or Covenant Defeasance of Indenture” from monies or U.S. Government

Obligations previously deposited with the Trustee) on account of principal of, or premium, if any, or interest on the notes; and any payment or distribution of assets of Province of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provisions described under “— Certain Covenants — Defeasance or Covenant Defeasance of Indenture” from monies or U.S. Government Obligations previously deposited with the Trustee), by set-off or otherwise, to which the holders of the notes or the Trustee would be entitled but for the provisions of the indenture relating to subordination shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any current payment or distribution to the holders of such Senior Indebtedness.

          No payment or distribution of any assets of Province of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provisions described under “— Certain Covenants — Defeasance or Covenant Defeasance of Indenture” from monies or U.S. Government Obligations previously deposited with the Trustee), may be made by or on behalf of Province on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes upon the occurrence of any default in payment (whether at Stated Maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) beyond any applicable grace period (a “Payment Default”) until such Payment Default shall have been cured or waived in writing or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

          No payment or distribution of any assets of Province of any kind or character, whether in cash, property or securities (other than a payment or distribution in the form of Permitted Junior Securities and payments made pursuant to the provisions described under “— Certain Covenants — Defeasance or Covenant Defeasance of Indenture” from monies or U.S. Government Obligations previously deposited with the Trustee), may be made by or on behalf of Province on account of principal of, premium, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below (a “Payment Blockage Period”) upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness (other than any Payment Default) pursuant to which the maturity thereof may be accelerated immediately upon notice (a “Non-Payment Default”) and receipt by the Trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness.

          The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the trustee or such other representative of the holders of the Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of:

(i) 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated);

(ii) the date on which such Non-Payment Default is cured or waived;

(iii) the date on which such Designated Senior Indebtedness is discharged or paid in full; or

(iv) the date on which such Payment Blockage Period shall have been terminated by written notice to the Trustee or Province from the trustee or such other representative initiating such Payment Blockage Period, after which Province will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 365 consecutive days. No Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such Non-Payment Default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

          In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment or distribution shall be received by the Trustee or any holder of the notes which is prohibited by such provisions, then such payment shall be paid over and delivered by such Trustee or such holder of notes, as the case may be, to the trustee or any other representative of holders of Senior Indebtedness, as their interest may appear, for application to Senior Indebtedness. After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes shall be subrogated (equally and ratably with all other Indebtedness that is pari passu in right of payment with the notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the notes have been applied to the payment of Senior Indebtedness.

          Failure by Province to make any required payment in respect of the notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the notes will have the right to accelerate the maturity thereof. See “— Events of Default.”

          By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of Province, creditors of Province who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and assets which would otherwise be available to pay obligations in respect of the notes will be available only after all Senior Indebtedness has been paid in full in cash or cash equivalents, and there may not be sufficient assets remaining to pay amounts due on any or all of the notes. Moreover, because Province is a holding company, the notes will effectively rank junior to the liabilities of our subsidiaries.

          Payments under any Note Guarantee of any Guarantor will be subordinated to the prior payment in full in cash and Cash Equivalents of all Indebtedness under the Senior Credit Agreement and all other Senior Indebtedness of such Guarantor, including Senior Indebtedness of such Guarantor incurred after the date of the indenture, on the same basis as provided above with respect to the subordination of payments on the notes by us to the prior payment in full in cash and Cash Equivalents of our Senior Indebtedness.

          At March 31, 2003 after giving effect to the offering of notes:

(i) outstanding Senior Indebtedness of Province would have been approximately $6.1 million;

(ii) our Subsidiaries would have had outstanding $28.2 million of indebtedness and other liabilities (excluding intercompany payables and guarantees of senior indebtedness), including trade payables and lease obligations;

(iii) Province would have had no senior subordinated Indebtedness other than the notes;

(iv) Province would have had outstanding $150.0 million principal amount of its 4 1/2% Convertible Subordinated Notes due 2005, which are subordinated to the notes; and

(v) Province would have had outstanding $172.5 million principal amount of its 4 1/4% Convertible Subordinated Notes due 2008, which are subordinated to the notes.

Although Province’s Convertible Subordinated Notes will be subordinated to the notes, Province will have the ability, under limited circumstances, to refinance the Convertible Subordinated Notes with new Indebtedness that ranks pari passu with the notes. The Indenture will limit the amount of Indebtedness that Province and its Restricted Subsidiaries may incur; however, such Indebtedness may be substantial and all of it may be Senior Indebtedness.

          “Senior Indebtedness” means:

(i) all obligations of Province, now or hereafter existing, under or in respect of the Senior Credit Agreement (including the Material Loan Documents, as defined therein), whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against Province under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including, without limitation, any fees, premiums, expenses, reimbursement obligations with respect to letters of credit and indemnities), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed; and

(ii) the principal of, premium, if any, and interest on all other Indebtedness of Province (other than the notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes.

          Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(i) Indebtedness evidenced by the notes;

(ii) Indebtedness of Province that is expressly subordinated in right of payment to any Indebtedness of Province, including the $150.0 million principal amount of its 4 1/2% Convertible Subordinated Notes due 2005 and the $172.5 million principal amount of its 4 1/4% Convertible Subordinated Notes due 2008;

(iii) Indebtedness of Province that by operation of law is subordinate to any general unsecured obligations of Province;

(iv) Indebtedness of Province to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Indenture;

(v) any liability for federal, state or local taxes or other taxes, owed or owing by Province;

(vi) accounts payable or other liabilities owed or owing by Province to trade creditors (including guarantees thereof or instruments evidencing such liabilities);

(vii) amounts owed by Province for compensation to employees or for services rendered to Province;

(viii) Indebtedness of Province to any Subsidiary or any other Affiliate of Province or any of such Affiliate’s Subsidiaries;

(ix) Capital Stock of Province;

(x) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness; and

(xi) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code, is without recourse to Province or any Restricted Subsidiary.

          “Designated Senior Indebtedness” means:

(i) all Senior Indebtedness under the Senior Credit Agreement; and

(ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25.0 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as “Designated Senior Indebtedness” of Province.

Certain Covenants

          The Indenture will contain, among others, the following covenants:

          Limitation on Indebtedness. Province will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; provided, however, that, so long as no Default or Event of Default has occurred and is continuing, Province may incur Indebtedness (including Acquired Indebtedness) if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio of Province for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness for which consolidated financial statements are available, taken as one period would have been at least equal to 2.25:1, after giving pro forma effect to:

(i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such four-quarter period;

(ii) the incurrence, repayment or retirement of any other Indebtedness by Province and its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired on the first day of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); and

(iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business (including, without limitation, a Hospital and any Hospital operated by Province or any Restricted Subsidiary pursuant to an operating lease, provided that such operating lease was entered into in connection with a “synthetic lease” or other transaction pursuant to which Province or any Restricted Subsidiary incurred an obligation, direct or indirect, with respect to off-balance sheet financing with respect to such Hospital property) acquired or disposed of by Province or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred on the first day of such four-quarter period.

          Whenever pro forma effect is to be given to an acquisition or disposition pursuant to clause (iii) above, such pro forma calculation shall be determined in accordance with Article 11 of Regulation S-X under the Securities Act.

          For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clauses (a) through (n) of the definition of Permitted Indebtedness as of the date of incurrence thereof or is entitled to be incurred pursuant to the first paragraph of this covenant as of the date of incurrence thereof, Province may, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

          Limitation on Restricted Payments. (a) Province will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(i) declare or pay any dividend on, or make any distribution to direct or indirect holders of, any shares of the Capital Stock of Province, including, without limitation, any payment in connection with any merger or consolidation involving Province or any Restricted Subsidiary which is not a wholly owned Restricted Subsidiary (other than dividends or distributions payable solely in (A) shares of Qualified Capital Stock of Province or (B) options, warrants or other rights to acquire such shares of Qualified Capital Stock);

(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of Province or any Affiliate of Province, including, without limitation, in connection with any merger or consolidation involving Province (other than any Capital Stock owned by Province or any wholly owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii) declare or pay any dividend, or make any distribution to holders of, any shares of Capital Stock of any Restricted Subsidiary (other than to Province or any of its wholly owned Restricted Subsidiaries or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis);

(iv) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any of the Convertible Subordinated Notes or any other Subordinated Indebtedness of Province; or

(v) make any Investment (other than any Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as “Restricted Payments”), unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, (2) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, Province could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Indebtedness” covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

(A) 50% of the Consolidated Adjusted Net Income of Province (or, if such Consolidated Adjusted Net Income shall be a loss, less 100% of such loss) accrued on a cumulative basis during the period beginning on March 31, 2003 and ending on the last day of Province’s last fiscal quarter ending prior to the date of such proposed Restricted Payment; plus

(B) 100% of the aggregate net cash proceeds received after the date of the Indenture by Province as a contribution to its common equity capital or from the issuance or sale (other than to any of its Subsidiaries) of shares of Qualified Capital Stock of Province (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of Province (excluding any net cash proceeds from a Public Equity Offering to the extent used to redeem the notes); plus

(C) the aggregate net cash proceeds received after the date of the Indenture by Province from the issuance or sale (other than to any of its Subsidiaries) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Province, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by Province at the time of such conversion or exchange; plus

(D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment; plus

(E) an amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from cash dividends, repayments of loans or advances or other transfers of assets, in each case to Province or any Restricted Subsidiary from Unrestricted Subsidiaries, plus (y) the portion (proportionate to Province’s equity interest in such Subsidiary) of the Fair Market

Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary, in each case since the Issuance Date; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Province or any Restricted Subsidiary in any such Unrestricted Subsidiary; provided further, however, that no amount will be included under this clause (E) to the extent it is already included in Consolidated Net Income of Province in clause (A) above.

          (b) Notwithstanding paragraph (a) above, Province and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) below) at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above;

(ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Province in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of Province) of, shares of Qualified Capital Stock of Province;

(iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary of Province) of, shares of Qualified Capital Stock of Province;

(iv) the purchase of any Subordinated Indebtedness at a purchase price no greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the “Purchase of Notes upon a Change in Control” covenant; provided that prior to such purchase Province had made the Change in Control Offer as provided in such covenant with respect to the notes and has purchased all notes validly tendered for payment in connection with such Change in Control Offer;

(v) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock and the Convertible Subordinated Notes) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary of Province) of, new Subordinated Indebtedness so long as (x) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness as refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus, in either case, the amount of reasonable expenses of Province incurred in connection with such refinancing, (y) such new Subordinated Indebtedness is pari passu with or subordinated to, as applicable, the notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (z) such new Subordinated Indebtedness has an average life longer than the Average Life of the notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the notes;

(vi) repurchases, acquisitions or retirements of Qualified Capital Stock of Province deemed to occur upon the exercise of stock options or similar rights under employee benefit plans of Province or its Subsidiaries if such Qualified Capital Stock represents all or a portion of the exercise price thereof;

(vii) payments by Province to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Province (a) pursuant to any management equity subscription plan or agreement, stock option or stock purchase plan or agreement or employee benefit plan as may be adopted by Province from time to time, or (b) from an employee of Province upon the termination of such employee’s employment with Province; provided that the aggregate amount redeemed, repurchased, acquired or retired for value pursuant to this clause (vii) will not exceed $3.3 million in any twelve-month period;

(viii) the redemption, repurchase, acquisition or retirement of equity interests in any Restricted Subsidiary; provided that if Province or any Restricted Subsidiary incurs Indebtedness in connection with such redemption, repurchase, acquisition or retirement, after giving effect to such incurrence and such redemption, repurchase, acquisition or retirement, Province could incur $1.00 of additional Indebtedness pursuant to the first paragraph of “— Limitation on Indebtedness” above;

(ix) the purchase, redemption, defeasance or other acquisition or retirement for value of any of the Convertible Subordinated Notes in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary of Province) of, new Indebtedness so long as (x) the principal amount of such new Indebtedness does not exceed the principal amount (or, if the Convertible Subordinated Notes being refinanced provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Convertible Subordinated Notes being so purchased, redeemed, defeased, acquired or retired, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Convertible Subordinated Notes as refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, plus, in either case, the amount of reasonable expenses of Province incurred in connection with such refinancing, (y) such new Indebtedness is pari passu with or subordinated to the notes or incurred under the Senior Credit Agreement and (z) such new Indebtedness (unless incurred under the Senior Credit Agreement) has an average life longer than the Average Life of the notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the notes; and

(x) Restricted Payments in addition to those permitted by clauses (i)-(ix) of this paragraph (b) in an aggregate amount not to exceed $10.0 million.

          The actions described in clauses (i), (ii), (iii), (vii), (viii) and (x) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above and the actions described in clauses (iv), (v), (vi) and (ix) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b), but shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

          The amount of all non-cash Restricted Payments shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Province or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose determination with respect thereto shall be conclusive. If Province or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of Province be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to Province financial statements affecting Consolidated Adjusted Net Income of Province for any period.

          Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. Province (i) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to Province or a wholly owned

Restricted Subsidiary) and (ii) will not permit any Person (other than Province or a wholly owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit:

(A) the issuance or any sale, transfer, lease, conveyance, or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by Province or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, so long as the Net Cash Proceeds, if any, from such sale, transfer, lease, conveyance or other disposition are applied in accordance with the “Limitation on Sale of Assets” covenant;

(B) the ownership by other Persons of Qualified Capital Stock issued prior to the time such Restricted Subsidiary became a Subsidiary of Province that was neither issued in contemplation of such Subsidiary becoming a Subsidiary nor acquired at the time;

(C) the ownership by directors of director qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law;

(D) arrangements existing on the Issuance Date;

(E) (1) any issuance, sale or other disposition of Capital Stock (other than Preferred Stock) of a Restricted Subsidiary if, immediately after giving effect thereto, such Restricted Subsidiary would remain a Restricted Subsidiary, or (2) the ownership by any Person of such Capital Stock; or

(F) any issuance, sale or other disposition of Capital Stock of a Restricted Subsidiary if, immediately after giving effect thereto, such Person would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made (and shall be deemed to have been made) under the “Limitation on Restricted Payments” covenant on the date of such issuance, sale or other disposition.

          Limitation on Transactions with Affiliates. Province will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or make, amend or permit to exist any contract, agreement, understanding, loan, advance, guarantee or other transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of Province or any Restricted Subsidiary (other than Province or a Restricted Subsidiary) (collectively, “Interested Persons”), unless:

(i) such transaction or series of transactions are on terms that are no less favorable to Province or such Restricted Subsidiary, as the case may be, than would have been able to be obtained at the time for a comparable transaction in arm’s-length dealings with third parties that are not Interested Persons;

(ii) with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $5.0 million, Province has delivered an Officer’s Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above and such transaction or series of related transactions shall have been approved by the Board of Directors of Province (including a majority of the Disinterested Directors of Province); and

(iii) with respect to any transaction or series of related transactions involving aggregate value equal to or greater than $10.0 million, Province has obtained a written opinion from an Independent Financial Advisor certifying that such transaction or series of related transactions is fair to Province or its Restricted Subsidiary, as the case may be, from a financial point of view;

provided, however, that this covenant will not restrict (1) reasonable and customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of Province or a Restricted Subsidiary entered into in the ordinary course of business; (2) any transactions made in compliance with the “Limitation on Restricted Payments” covenant;

(3) loans and advances to officers, directors and employees of Province or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of Province or any Restricted Subsidiary; (4) any agreement as in effect as of the Issuance Date or any amendment thereto so long as any such amendment is not more disadvantageous to the holders in any material respect than the original agreement as in effect on the Issuance Date; and (5) contracts pursuant to which Province or a wholly owned Restricted Subsidiary provides management services to an Affiliate in exchange for payments in cash or Cash Equivalents, that are no less favorable to Province or such wholly owned Restricted Subsidiary than those that could reasonably be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Province or such wholly owned Restricted Subsidiary.

          Limitation on Liens. (a) Province will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of Province on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, other than Permitted Liens, unless (i) in the case of any Lien securing Pari Passu Indebtedness of Province, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of Province, the notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

          (b) Province will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness of such Guarantor or with respect to such Restricted Subsidiary’s properties or assets, including any shares of stock or Indebtedness of any Subsidiary or such Guarantor, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (i) in the case of any Lien securing Pari Passu Indebtedness of the Guarantor, the Note Guarantee of such Guarantor is secured by a Lien or such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (ii) in the case of any Lien securing Subordinated Indebtedness of such Guarantor, the Note Guarantee of such Guarantor is secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien.

          Purchase of Notes upon a Change in Control. If a Change in Control shall occur at any time, then each holder of notes will have the right to require that Province purchase such holder’s notes, in whole or in part in integral multiples of $1,000, at a purchase price (the “Change in Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the “Change in Control Purchase Date”), pursuant to the offer described below (the “Change in Control Offer”) and the other procedures set forth in the Indenture.

          Within 30 days following any Change in Control, Province shall notify the Trustee thereof and give written notice of such Change in Control to each holder of notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, describing the transaction or transactions that constitute the Change in Control and stating, among other things, (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor more than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any note not tendered will continue to accrue interest; (iii) that, unless Province defaults in the payment of the Change in Control Purchase Price, any notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) certain procedures that a holder of notes must follow to accept a Change in Control Offer or to withdraw such acceptance.

          On the Change in Control Purchase Date, Province will, to the extent lawful, (i) accept for payment all notes or portions thereof properly tendered pursuant to the Change in Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change in Control Purchase Price in respect of all notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Province. The Paying Agent will promptly mail to each holder of notes so tendered the Change in Control Purchase Price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following the Change in Control, Province will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing Senior Indebtedness to permit the repurchase of notes required by this covenant. Province will publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change of Control Purchase Date. Province shall not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the time and otherwise in compliance with the requirements applicable to a Change in Control Offer made by Province and purchases all notes validly tendered and not withdrawn under such Change in Control Offer.

          The Change in Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change in Control, the Indenture does not contain provisions that permit the holders of the notes to require Province to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

          The Senior Credit Agreement prohibits, and other future credit agreements or other agreements relating to Senior Indebtedness to which Province become a party may prohibit, Province from purchasing any notes following a Change in Control and provide that certain Change in Control events with respect to Province would constitute a default thereunder. In the event a Change in Control occurs at a time when Province is prohibited from purchasing notes, Province could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Province does not obtain such a consent or repay such borrowings, Province will remain prohibited from purchasing notes. Province’s failure to purchase tendered notes following a Change in Control would constitute an Event of Default under the Indenture which, in turn, is expected to constitute a default under the Senior Credit Agreement. In such circumstance, the subordination provisions in the Indenture would likely restrict payments to the holders of notes. See “— Ranking.”

          One of the events which constitutes a Change in Control under the Indenture is the disposition of “all or substantially all” of Province’s assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the notes elect to require Province to purchase the notes and Province elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

          The existence of a holder’s right to require Province to purchase such holder’s notes upon a Change in Control may deter a third party from acquiring Province in a transaction that constitutes a Change in Control.

          Province will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and resolutions in connection with a Change in Control Offer.

          Limitation on Sale of Assets. (a) Province will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by Province or such Restricted Subsidiary at the time of such Asset Sale is not less than the Fair Market Value of the assets sold and (ii) at least 75% of such consideration consists of cash or Cash Equivalents or Replacement Assets. The amount of any (A) Indebtedness (other than Subordinated Indebtedness) of Province or a Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which Province and the Restricted Subsidiaries are fully released shall be deemed to be cash for purpose of determining the percentage of cash consideration received by Province or the Restricted Subsidiaries, (B) notes, securities or other similar obligations received by Province or any Restricted Subsidiary from such transferee that are converted, sold or exchanged within 30 days of the related Asset Sale by Province or the Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange, for purposes of determining the percentage of cash consideration received by Province or the Restricted Subsidiaries and (C) with respect to any sale of the Capital Stock of a Restricted Subsidiary to one or more physicians practicing medicine at a Hospital owned by such Restricted Subsidiary, promissory notes or other similar obligations from such physicians shall be deemed to be cash; provided that the aggregate amount of such promissory notes or other similar obligations held by Province and its Restricted Subsidiaries does not exceed $7.5 million outstanding at any time.

          (b) If Province or any Restricted Subsidiary engages in an Asset Sale, Province may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to:

(i) permanently repay or prepay any then outstanding Senior Indebtedness of Province or any Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto); or

(ii) invest (or enter into a legally binding agreement to invest) in

(A) other properties or assets to replace the properties or assets that were the subject of the Asset Sale;

(B) properties and assets that will be used in businesses of Province or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold or in any Related Business; or

(C) Capital Stock of a Person, the principal portion of whose assets consist of such property or assets; provided that Province or such Restricted Subsidiary shall acquire at least the same percentage of equity and voting interest in such Person as Province or such Restricted Subsidiary held with respect to the assets disposed of in such Asset Sale; provided further that the foregoing proviso shall not apply to an Investment in the Capital Stock of a Permitted Joint Venture pursuant to this clause (C) so long as, at the time of any such Investment, Joint Venture EBITDA for the four full fiscal quarters for which financial statements are available, taken as one period, immediately preceding such Investment does not exceed 10.0% of Consolidated EBITDA.

          The assets referred to in clauses (A), (B) and (C) constitute “Replacement Assets.”

          Pending the final application of any such Net Cash Proceeds, Province may temporarily reduce Senior Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then Province may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii) above). The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes “Excess Proceeds.”

          (c) When the aggregate amount of Excess Proceeds exceeds $15.0 million, Province shall, within 30 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all holders of notes, on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as an integral multiple of $1,000) of notes that may be purchased with the Excess Proceeds. The offer price as to each note shall be payable in cash in an amount equal to 100% of the principal amount of such note plus accrued interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, Province may use such deficiency for any lawful purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, notes to be purchased will be selected on a pro rata basis. Notwithstanding the foregoing, if Province is required to commence an Excess Proceeds Offer at any time when securities of Province ranking pari passu in right of payment with the notes are outstanding and the terms of such securities provide that a similar offer must be made with respect to such other securities, then the Excess Proceeds Offer for the notes shall be made concurrently with such other offers and securities of each issue will be accepted on a pro rata basis in proportion to the aggregate principal amount of securities of each issue which the holders thereof elect to have purchased. Upon completion of such Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

          Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) Province will not permit any Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to, any Indebtedness of Province other than Permitted Indebtedness pursuant to clause (a) of the definition of Permitted Indebtedness unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of the notes on the same terms as the guarantee of such Indebtedness, except that if such Indebtedness is unsubordinated such Restricted Subsidiary’s Note Guarantee with respect to such Indebtedness may be subordinated to that Restricted Subsidiary’s guarantee of such Indebtedness to the same extent as the notes are subordinated to such Indebtedness and if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Note Guarantee at least to the same extent as the notes are subordinated to Senior Indebtedness of Province under the Indenture, and (ii) such Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Province or any other Subsidiary of Province as a result of any payment by such Restricted Subsidiary under its Note Guarantee.

          (b) Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of Province, of all of Province’s Capital Stock in, or all or substantially all of the assets of such Restricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of Province or any Restricted Subsidiaries, (ii) the release by the holders of the Indebtedness of Province described in clause (a) above of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee), at such time as (A) no other Pari Passu Indebtedness or Subordinated Indebtedness of Province has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Pari Passu Indebtedness and Subordinated Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee) and (iii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

          Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Province will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or other ownership interest, or any other interest or participation in or measured by, its profits to Province or any other Restricted Subsidiary, (b) pay any Indebtedness owed to Province or any other Restricted Subsidiary, (c) make loans or advances to Province or any other Restricted Subsidiary, (d) transfer any of its properties or assets to Province or any other

Restricted Subsidiary or (e) guarantee any Indebtedness of Province or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which Province or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject;

(iii) any agreement or other instrument of a Person acquired by Province or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

(iv) encumbrances and restrictions in effect on the Issuance Date, including, without limitation, pursuant to the Senior Credit Agreement and its related documentation;

(v) any encumbrance or restriction contained in contracts for sales of assets permitted by the “Limitations of Sales of Assets” covenant with respect to the assets to be sold pursuant to such contract;

(vi) in the case of clause (d) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary permitted under the Indenture to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

(vii) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (iii) and (iv); provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

          Limitation on Other Senior Subordinated Indebtedness. Province will not, and will not permit or cause any Guarantor, to, incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the notes or the Note Guarantee of such Guarantor, that is subordinate or junior in right of payment to any Indebtedness of Province or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the notes or the Note Guarantee of such Guarantor or subordinated in right of payment to the notes or such Note Guarantee at least to the same extent as the notes are subordinated in right of payment to Senior Indebtedness as set forth in the Indenture.

          Limitation on Unrestricted Subsidiaries. Province may designate after the Issuance Date any Subsidiary as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b) Province would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “Limitation on Restricted Payments” above of an amount (the “Designation Amount”) equal to the greater of (i) the net book value of Province’s interest in such Subsidiary calculated in accordance with GAAP or (ii) the Fair Market Value of Province’s interest in such Subsidiary as determined in good faith by the Board of Directors of Province;

(c) Province would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation);

(d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of Province which is not simultaneously being designated an Unrestricted Subsidiary;

(e) no default with respect to any Indebtedness of such Unrestricted Subsidiary (other than a Note Guarantee, if any) would permit (upon notice, lapse or otherwise) any holder of any other Indebtedness of Province or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment to be accelerated or payable prior to its Stated Maturity; and

(f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Province or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Province or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Province or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

          In the event of any such Designation, Province shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

          The Indenture will also provide that Province shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) have any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Unrestricted Subsidiary, (y) have any obligation to maintain or preserve such Unrestricted Subsidiary’s financial condition or to cause such Unrestricted Subsidiary to achieve certain levels of operating results or (z) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of Province as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

          Province may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, Province could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “Limitation on Indebtedness.”

          All Designations and Revocations must be evidenced by a resolution of the Board of Directors of Province delivered to the Trustee certifying compliance with the foregoing provisions.

          Reports. For as long as the notes are outstanding, Province will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not Province has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that Province would be required to file pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto. Province will also be required (a) to file with the Trustee copies of such reports and documents within 15 days after the date on which Province files such reports and documents with the Commission or the date on which Province would be required to file such reports and documents if Province were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to furnish the Trustee, and mail to each holder of notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which Province otherwise would have been required to file such reports and documents.

Consolidation, Merger and Sale of Assets

          Province will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Province and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto:

(i) either (a) Province will be the continuing corporation or (b) the Person (if other than Province) formed by such consolidation or into which Province or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of Province and its Restricted Subsidiaries on a consolidated basis (the “Surviving Entity”) (1) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form reasonably satisfactory to the Trustee, Province’s obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the notes and the performance and observance of every covenant of the Indenture on the part of Province to be performed or observed;

(ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of Province or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), Province (or the Surviving Entity if Province is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the “Limitation on Indebtedness” covenant;

(iv) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of Province (or the Surviving Entity if Province is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of Province immediately prior to such transaction; and

(v) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Note Guarantee will apply to such Person’s obligations under the Indenture and the notes.

          In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, Province or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

          Each Guarantor, if any (other than any Subsidiary whose Note Guarantee is being released pursuant to the provisions under “— Certain Covenants — Limitation on Issuance of Guarantees of Indebtedness by Subsidiaries” as a result of such transaction), shall not, and Province will not permit a Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than Province or any Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity (other than Province or any Guarantor) unless:

(i) either (a) such Guarantor shall be the continuing corporation or partnership or (b) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of such Guarantor, as the case may be, shall be a corporation or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the notes and the Indenture;

(ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

(iii) such Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture.

          Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of Province or any Guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which Province or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, Province or such Guarantor, as the case may be, under the Indenture and/or the Note Guarantees, as the case may be, with the same effect as if such successor had been named as Province or such Guarantor, as the case may be, therein and/or in the Note Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Indenture, the notes or a Note Guarantee, as the case may be, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the notes or a Note Guarantee, as the case may be.

Events of Default

          The following will be “Events of Default” under the Indenture:

(i) default in the payment of any interest on any note when it becomes due and payable and continuance of such default for a period of 30 days whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(ii) default in the payment of the principal of, or premium, if any, on any note at its Maturity (upon acceleration, optional redemption, mandatory redemption, required purchase or otherwise) whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

(iii) default in the performance, or breach, of the provisions described in “Consolidation, Merger and Sale of Assets,” the failure to make or consummate a Change in Control Offer in accordance with the provisions of the “Purchase of Notes upon a Change in Control” covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the “Limitation on Sale of Assets” covenant;

(iv) default in the performance, or breach, of any covenant or warranty of Province or any Guarantor contained in the Indenture or any Note Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i), (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to Province by the Trustee or to Province and the Trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(v) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of Province or any Restricted Subsidiary aggregating $10.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of Province or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof;

(vi) one or more final, non-appealable judgments or orders shall be rendered against Province or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million (net of any amounts to the extent that they are covered by insurance) and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

(vii) any Note Guarantee of a Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary ceases to be in full force and effect or is declared null and void or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary denies that it has any further liability under any Note Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Note Guarantee in accordance with the Indenture); or

(viii) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Province or any Material Subsidiary or group of Restricted Subsidiaries that, taken together, would constitute a Material Subsidiary.

          If an Event of Default (other than an Event of Default involving Province as specified in clause (viii) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding, by written notice to Province, may, and the Trustee, upon the written request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding notes immediately due and payable. Upon any such declaration all such amounts payable in respect of the notes shall become immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes.

          At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Province and the Trustee, may rescind such declaration and its consequences if (a) Province has paid or deposited with the trustee a sum sufficient to pay (i) all overdue interest on all outstanding notes, (ii) all unpaid principal of and premium, if any, on any outstanding notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes, (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

          No individual holder of any of the notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not apply, however, to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note when due.

          The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note outstanding.

          If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each holder of the notes notices of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment or principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the holders of such notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the notes.

          Province is required to furnish to the Trustee annual and quarterly statements as to the performance by Province and the Guarantors, if any, of their respective obligations under the Indenture and as to any default in such performance. Province is also required to notify the Trustee within five Business Days of the occurrence of any Default or Event of Default.

Defeasance or Covenant Defeasance of Indenture

          Province may, at its option and at any time, elect to have the obligations of Province and the Guarantors in respect of the outstanding notes discharged (“defeasance”). Such defeasance means that Province will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all of its other obligations under such notes and the Indenture insofar as such notes are concerned, except for (i) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due, (ii) Province obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, Province may, at its option and at any time, elect to have the obligations of Province and any Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the notes (“covenant defeasance”). In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events described under “Events of Default”) will no longer constitute an Event of Default with respect to the notes.

          In order to exercise either defeasance or covenant defeasance:

(i) Province must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the notes, money in an amount, or non-callable U.S. Government Obligations which through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity (or upon redemption, if applicable) of such principal, premium, if any, or installment of interest;

(ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (viii) of “Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of such deposit;

(iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture, the Senior Credit Agreement or any other material agreement or instrument to which Province or any Subsidiary is a party or by which it is bound;

(iv) in the case of defeasance, Province shall have delivered to the Trustee an Opinion of Counsel stating that Province has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date of the final offering memorandum, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

(v) in the case of covenant defeasance, Province shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(vi) in the case of defeasance or covenant defeasance, Province shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the Indenture and (B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(vii) Province shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by Province with the intent of preferring the holders of the notes or any Note Guarantee over the other creditors of either Province or any Guarantor with the intent of hindering, delaying or defrauding creditors of either Province or any Restricted Subsidiary; and

(viii) Province shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

          The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture) and the Trustee, at the expense of Province, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the notes theretofore authenticated and delivered (other than destroyed, lost or stolen notes which have been replaced or paid and notes for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by Province and thereafter repaid to Province or discharged from such trust as provided for in the indenture) have been delivered to the Trustee for cancellation or (ii) all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Province, and Province has irrevocably deposited or cause to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of such deposit (in the case of notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be, (b) Province has paid or caused to be paid all sums payable under the Indenture by Province, and (c) Province has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Province may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Province is not required to transfer or exchange any note selected for redemption. Also, Province is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendments and Waivers

          With certain exceptions, modifications and amendments of the Indenture may be made by a supplemental indenture entered into by Province, each Guarantor, if any, and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(ii) following the occurrence of an Asset Sale, amend, change or modify the obligation of Province to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the “Limitation on Sale of Assets” covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

(iii) following the occurrence of a Change in Control, amend, change or modify the obligation of Province to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the “Purchase of Notes Upon a Change in Control” covenant, including amending, changing or modifying any definition relating thereto in any manner materially adverse to the holders of the notes affected thereby;

(iv) reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture;

(v) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

(vi) amend or modify any of the provisions of the Indenture relating to any Note Guarantee in any manner adverse to the holders of the notes.

          In addition, any amendment to the provisions of the Indenture which relate to subordination will require the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding if such amendment would adversely affect the rights of holders of the notes.

          Notwithstanding the foregoing, without the consent of any holder of the notes, Province, each Guarantor, if any, and the Trustee may modify or amend the Indenture:

(a) to evidence the succession of another Person to Province, a Guarantor or any other obligor on the notes, and the assumption by any such successor of the covenants of Province or such obligor or Guarantor in the Indenture and in the notes and in any Note Guarantee in accordance with “— Consolidation, Merger and Sale of Assets”;

(b) to add to the covenants of Province, any Guarantor or any other obligor upon the notes for the benefit of the holders of the notes or to surrender any right or power conferred upon Province or any other obligor upon the notes, as applicable, in the Indenture, in the notes or in any Note Guarantee;

(c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Note Guarantee which may be defective or inconsistent with any other provision in the Indenture, the note or any Note Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the notes or any Note Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;

(d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(e) to add a Guarantor under the Indenture;

(f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the notes as security for the payment and performance of Province and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security is required to be granted to the Trustee pursuant to the Indenture or otherwise; or

(h) to execute the first supplemental indenture and the second supplemental indenture in substantially the forms attached to the Indenture.

          The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

The Trustee

          The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person’s own affairs. Subject to such provisions, the

Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of Province or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

Governing Law

          The Indenture, the notes and the Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

          “Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with Province or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

          “Affiliate” means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or (c) any executive officer or director of any such specified Person or other Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

          “Asset Sale” means any sale, issuance, conveyance, transfer, assignment, lease or other disposition (including, without limitation, by way or merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of any division or line of business of Province or any Restricted Subsidiary, or (c) any other properties or assets of Province or any Restricted Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties or assets:

(i) that is governed by the provisions of the Indenture described under “— Consolidation, Merger and Sale of Assets”;

(ii) by Province to any wholly owned Restricted Subsidiary, or by any Restricted Subsidiary to Province or any wholly owned Restricted Subsidiary in accordance with the terms of the Indenture;

(iii) pursuant to a Hospital Swap;

(iv) with an aggregate Fair Market Value of less than $10.0 million;

(v) that are obsolete, damaged or worn out equipment or inventory that is no longer useful in the conduct of Province or its Subsidiaries’ business and that is disposed of in the ordinary course of business; or

(vi) constituting a Restricted Payment that is permitted to be made, and is made, in compliance with the “Certain Covenants — Limitation of Restricted Payments Covenant.”

          “Attributable Debt” of any Person in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of such Person as lessee for net rental payments (excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges to the extent included in such rental payments) during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          “Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

          “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or sate law relating to the bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

          “Board of Directors” means, with respect to any Person, the board of directors of such Person or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

          “Capital Stock” of any Person means any and all shares, interests participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

          “Capitalized Lease Obligations” means, with respect to any Person, any obligation of such Person and its Restricted Subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

          “Cash Equivalents” means (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million; (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of Province and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody’s or any successor rating agency; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; (e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System that are FDIC insured; (f) repurchase obligations with a term of not more than seven days entered into with any bank meeting the qualifications specified in clause (e) above; and (g) investments in funds investing solely in investments of the types described in clauses (a) through (f) above.

          “Change in Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total outstanding Voting Stock of Province;

(b) Province consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Province, in any such event pursuant to a transaction in which the outstanding Voting Stock of Province is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of Province is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of Province) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and/or (B) cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by Province as a Restricted Payment as described under, or is otherwise not prohibited by, the “Limitation on Restricted Payments” covenant and (ii) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, or more than 35% of the total outstanding Voting Stock of the surviving or transferee corporation;

(c) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors of Province (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of Province, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Province then in office; or

(d) Province is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “Consolidation, Merger and Sale of Assets.”

          “Consolidated Adjusted Net Income” means, for any period, the consolidated net income (or loss) of Province and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication, (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than Province or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which Province or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Province or any Restricted Subsidiary in cash dividends or distributions during such period, (d) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders and (e) for purposes of calculating Consolidated Adjusted Net Income under the “Limitation on Restricted Payment” covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period.

          “Consolidated EBITDA” of Province means, for any period, the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period.

          “Consolidated Fixed Charge Coverage Ratio” of Province means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, less all non-cash items increasing Consolidated Adjusted Net Income, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense, (ii) cash dividends due (whether or not declared) on Preferred Stock of Province or any Restricted Subsidiary and (iii) non-cash dividends due (whether or not declared) on Redeemable Capital Stock of Province or any Restricted Subsidiary, in each case for such period.

          “Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes of Province and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

          “Consolidated Interest Expense” means, for any period, without duplication, the sum of (a) the interest expense of Province and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost (benefit) of Interest Rate Agreements and Currency Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, including Attributable Debt, (iv) commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers acceptance financing and similar transactions, and (v) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations of Province and its Restricted Subsidiaries paid, accrued and/or scheduled to be paid or accrued during such period, plus (c) the interest of Province and its Restricted Subsidiaries that was capitalized during such period, plus (d) interest on Indebtedness of another Person that is guaranteed by Province or any Restricted Subsidiary or secured by a Lien on assets of Province or a Restricted Subsidiary, to the extent such interest is actually paid by Province or such Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided further that, notwithstanding the foregoing, the interest rate with respect to any Indebtedness covered by any Interest Rate Agreement shall be deemed to be the effective interest rate with respect to such Indebtedness after taking into account such Interest Rate Agreement.

          “Consolidated Net Worth” means, at any date, the stockholders’ equity of Province and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of Province and its Restricted Subsidiaries, less the amount of such stockholders’ equity attributable to Redeemable Capital Stock or any equity security convertible or exchangeable for Indebtedness, the cost of treasury stock of Province and any Restricted Subsidiary, the principal amount of any promissory notes receivable from the sale of Capital Stock of Province or any Restricted Subsidiary, in each case as determined on a consolidated basis in accordance with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

          “Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization, depletion and other non-cash expenses of Province and any Restricted Subsidiary for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period).

          “Convertible Subordinated Notes” means Province’s 4 1/2% Convertible Subordinated Notes due 2005 and 4 1/4% Convertible Subordinated Notes due 2008.

          “Currency Agreements” means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by Province or any of its Restricted Subsidiaries designated to protect against or manage exposure to fluctuations in foreign currency exchange rates.

          “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

          “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

          “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of Province in good faith.

          “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture. “guarantee” means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn by letters of credit.

          “Guarantor” means any Person that is required after the date of the Indenture to execute a guarantee of the notes pursuant to the “Limitation of Guarantees of Indebtedness by Restricted Subsidiaries” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor; provided that upon release and discharge of any Person from its Note Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

          “Hospital” means a hospital, outpatient clinic, long-term care facility or other facility or business that is used or useful in or related to the provision of healthcare services (other than a medical office building).

          “Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by Province or a Restricted Subsidiary for one or more Hospitals and/or one or more Related Businesses or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses, provided that cash does not exceed 25% of the sum of the amount of the cash and the Fair Market Value of the Capital Stock or assets received or given by Province or a Restricted Subsidiary in such transaction.

          “Indebtedness” means, with respect to any Person, without duplication:

(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities;

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(d) all Capitalized Lease Obligations of such Person;

(e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements;

(f) all indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

(g) all guarantees by such Person of Indebtedness referred to in this definition or of any other Person;

(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(i) all Attributable Debt of such Person.

          For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

          “Independent Financial Advisor” means a reputable accounting, appraisal or investment banking firm that, in the reasonable good faith judgment of the Board of Directors of Province, is qualified to perform the task for which such firm has been engaged and is independent with respect to Province.

          “Interest Rate Agreements” means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

          “Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued and owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

          “Issuance Date” means the date on which the notes are originally issued under the Indenture.

          “Joint Venture EBITDA” means, for any period, the aggregate of the Consolidated EBITDA attributable to each Non-Wholly Owned Subsidiary multiplied by the percentage (expressed as a fraction) of the Capital Stock of such Non-Wholly Owned Subsidiary for which Province or any of its wholly owned Subsidiaries does not beneficially own both economic and voting control.

          “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), security interest, hypothecation, assignment for security, claim, or preference of priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement having substantially the same economic effect as the foregoing.

          “Material Subsidiary” of a Person means any Restricted Subsidiary that would be a significant subsidiary of such Person, as defined in rule 1-02 of Regulation S-X under the Securities Act.

          “Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable provided in such note or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption of purchase or otherwise.

          “Moody’s” means Moody’s Investors Service, Inc. and its successors.

          “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to Province or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and investment banks, recording fees, transfer fees and appraiser fees) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties which are the subject of such Asset Sale or where such Indebtedness must by its terms, or as required by applicable law, be repaid out of the proceeds of such Asset Sale, (iv) amounts required to be paid to any Person (other than Province or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (v) all distributions and other payments required to be made to non-majority interest holders in Subsidiaries as a result of such Asset Sale and (vi) appropriate amounts to be provided by Province or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by Province or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee.

          “Non-Wholly Owned Subsidiary” of Province means any Subsidiary (i) less than 100% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by Province or by one or more wholly owned Subsidiaries of Province, or by Province and one or more wholly owned Subsidiaries thereof or (ii) in which Province, or one or more wholly owned Subsidiaries of Province, or Province and one or more wholly owned Subsidiaries, directly or indirectly, has less than 100% of the outstanding partnership or similar interests or does not have the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

          “Note Guarantee” means any guarantee of the obligations of Province under the Indenture and the notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.

          “Pari Passu Indebtedness” means (a) with respect to the notes, Indebtedness that ranks pari passu in right of payment to the notes and (b) with respect to any Note Guarantee, Indebtedness that ranks pari passu in right of payment to such Note Guarantee.

          “Permitted Indebtedness” means any of the following:

(a) Indebtedness of Province or any Restricted Subsidiary under the Senior Credit Agreement (including guarantees by Province or any of its Restricted Subsidiaries of obligations under the Senior Credit Agreement), in an aggregate principal amount at any one time outstanding not to exceed the sum of $300.0 million plus the amount equal to 85% of the net book value of receivables and 65% of the net book value of inventory of Province and its Restricted Subsidiaries on a consolidated basis at the time the Indebtedness is incurred, as determined in accordance with GAAP, less the amount of any permanent reduction of the commitments under the Senior Credit Agreement repaid as provided under the “Limitation on Sale of Assets” covenant;

(b) Capitalized Lease Obligations of Province and its Restricted Subsidiaries in an aggregate amount not to exceed $40.0 million at any one time outstanding;

(c) Indebtedness of Province pursuant to the notes (other than Additional Notes);

(d) Indebtedness (other than Indebtedness referred to in clauses (a), (b) and (c) of this definition) of Province or any Restricted Subsidiary outstanding on the date of the Indenture;

(e) Indebtedness of Province owing to any Restricted Subsidiary; provided that any Indebtedness of Province owing to a Restricted Subsidiary that is not a Guarantor is unsecured and is subordinated in right of payment from and after such time as the notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of Province’s obligations under the notes; provided further that a disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Province or another Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by Province not permitted by this clause (e);

(f) Indebtedness of a wholly owned Restricted Subsidiary owing to Province or to another wholly owned Restricted Subsidiary; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to Province or a Restricted Subsidiary and other than a pledge to the lenders under the Senior Credit Agreement) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (f);

(g) guarantees of any Restricted Subsidiary made in accordance with the provisions of the “Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” covenant;

(h) obligations of Province entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect Province or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of Province or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by Province or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;

(i) Indebtedness of Province or any Restricted Subsidiary in respect of Purchase Money Obligations in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(j) Indebtedness of Province or any Restricted Subsidiary consisting of guarantees, indemnities, hold backs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries, or contingent payment obligations incurred in connection with the acquisition of assets which are contingent on the performance of the assets acquired, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets or shares of Capital Stock of such Restricted Subsidiary for the purpose of financing such acquisition, provided that the maximum allowable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Province and its Restricted Subsidiaries;

(k) Indebtedness of Province or any Restricted Subsidiary represented by (i) letters of credit for the account of Province or any Restricted Subsidiary or (ii) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;

(l) any renewals, extensions, substitutions, refinancing or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness incurred pursuant to the first paragraph under “Certain Covenants — Limitation on Indebtedness” or referred to in clause (c) or (d) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) in the case of any refinancing by Province of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the notes at least to the same extent as the Indebtedness being refinanced (provided that notwithstanding anything to the contrary in this clause (ii), in the case of a refinancing by Province of any of its Convertible Subordinated Notes, such new Indebtedness (x) may be made pari passu with or subordinate to the notes or (y) may be incurred under the Senior Credit Agreement to the extent otherwise permitted under clause (a) of this definition), (iii) such new Indebtedness has an Average Life no shorter than the Average Life of the Indebtedness being refinanced and final Stated Maturity of principal no earlier than the final Stated Maturity of principal of the Indebtedness being refinanced and (iv) Indebtedness of Province may only be refinanced with Indebtedness of Province;

(m) Physician Support Obligations incurred by Province; and

(n) Indebtedness of Province not otherwise permitted by the foregoing clauses (a) through (m) in an aggregate principal amount not in excess of $50.0 million at any one time outstanding.

          “Permitted Investments” means any of the following:

(a) Investments in Cash Equivalents;

(b) Investments in Province or any Restricted Subsidiary;

(c) intercompany Indebtedness to the extent permitted under clause (e) or (f) of the definition of “Permitted Indebtedness”;

(d) Investments by Province or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Province or a Restricted Subsidiary;

(e) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the “Limitation on Sale of Assets” covenant;

(f) any Investment in a Person engaged principally in a Related Business prior to such Investment if (i) Province would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph under the “Limitation on Indebtedness” covenant and (ii) the aggregate amount (including cash and the book value of property other than cash, as determined by the Board of Directors) of all Investments made pursuant to this clause (f) by Province and its Restricted Subsidiaries (determined as of the time made) does not exceed in the aggregate 15% of the Total Assets of Province at the time the Investment is made; provided that Investments of up to $20.0 million shall be permitted under this paragraph (f) without regard to the requirements of clause (i) of this paragraph (f);

(g) Physician Support Obligations;

(h) Investments made in connection with Hospital Swaps;

(i) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business;

(j) Interest Rate Agreements and Currency Agreements permitted under “Certain Covenants — Limitation on Indebtedness”;

(k) Investments existing on the Issuance Date;

(l) any Investment to the extent that the consideration therefor is Qualified Capital Stock;

(m) shares of Capital Stock or other securities received in settlement of debts owed to Province or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement of a bankruptcy proceeding; or

(n) Investments not described in clauses (a) through (m) of this definition in an aggregate amount not to exceed $20.0 million; provided that, for purposes of calculating the aggregate amount of any Investments made pursuant to this clause (n) as of any date, the aggregate amount of all Investments made pursuant to this clause (n) through such date shall be reduced in the case of a disposition of any such Investment on or prior to such date by an amount equal to the lesser of (x) the cash proceeds with respect to the disposition of any such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment.

          “Permitted Joint Venture” means, with respect to any Person:

(a) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof and more than 50% of the total equity interests is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

(b) any partnership of which more than 50% of the general or limited partnership interests are owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, which in the case of each of clauses (a) and (b) is engaged in a Related Business.

          “Permitted Liens” means:

(a) Liens existing on the Issuance Date;

(b) Liens now or hereafter securing any Interest Rate Agreements of Province or any Restricted Subsidiary;

(c) Liens securing any Indebtedness incurred under clause (l) of the definition of “Permitted Indebtedness,” the proceeds of which are used to refinance Indebtedness of Province or any Restricted Subsidiary; provided that such Liens extend to or cover only the assets currently securing the Indebtedness being refinanced;

(d) Liens securing Acquired Indebtedness incurred by Province and any Restricted Subsidiary and permitted under “Limitation on Indebtedness” covenant; provided that such Liens attach solely to the assets acquired;

(e) Liens securing Indebtedness owing to Province or a Restricted Subsidiary;

(f) Liens securing Purchase Money Obligations incurred in accordance with the Indenture;

(g) Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which Province or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(h) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserved or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(i) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations;

(j) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the conduct of the business of Province or any of its Restricted Subsidiaries; or

(l) any interest or title of a lessor in assets or Property subject to Capitalized Lease Obligations or any operating lease of Province or any Restricted Subsidiary.

          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, a government or any agency or political subdivision thereof or any other entity.

          “Physician Support Obligation” means a loan to or on behalf of, or a guarantee of indebtedness of, a physician or healthcare professional providing service to patients in the service area of a Hospital or other health care facility operated by Province or any of its Restricted Subsidiaries made or given by Province or any Subsidiary of Province (a) in the ordinary course of its business and (b) pursuant to a written agreement having a period not to exceed five years.

          “Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

          “Public Equity Offering” means an offer and sale of common stock (which is Qualified Capital Stock) of Province made on a primary basis by Province pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Province).

          “Purchase Money Obligations” means any Indebtedness of Province or any Restricted Subsidiary incurred to finance the acquisition or construction of any property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed by Province or a Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

          “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

          “Redeemable Capital Stock” means any class of Capital Stock that, either by its terms, by the terms of any securities into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed (whether by sinking fund or otherwise) prior to the date that is 91 days after the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to such date, or is convertible into or exchangeable for debt securities at any time prior to such date (unless it is convertible or exchangeable solely at the option of Province).

          “Related Business” means a health care business affiliated or associated with a Hospital or any business related or ancillary to the provision of health care services or information or the investment in, or the management, leasing or operation of, a Hospital.

          “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

          “S&P” means Standard and Poor’s Ratings Services, a division of McGraw-Hill, Inc. and its successors.

          “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which Province or a Restricted Subsidiary sells or transfers any property or assets in connection with the leasing of such property or asset to the seller or transferor.

          “Senior Credit Agreement” means the third amended and restated senior credit agreement dated as of November 13, 2001 among Province, the lenders party thereto and Wachovia Bank, National Association, as administrative agent, and the amended and restated participation agreement, dated as of November 13, 2001, among Province, certain subsidiary guarantors, the lenders party thereto, the holders party thereto, Wells Fargo Bank Northwest, National Association, as owner trustee, and Wachovia Bank, National Association, as agent, and certain other Operative Agreements (as defined in the amended and restated participation agreement) executed in connection therewith, providing for a revolving credit facility and a real estate leasing facility as such agreements have been and may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time.

          “Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness or any installment of interest thereon is due and payable.

          “Subordinated Indebtedness” means Indebtedness of Province or a Guarantor that is expressly subordinated in right of payment to the notes or the Note Guarantee of such Guarantor, as the case may be.

          “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

          “Total Assets” of Province means the total consolidated assets of Province and its Restricted Subsidiaries as shown on the most recent balance sheet of Province.

          “Unrestricted Subsidiary” means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of Province, as provided under “Certain Covenants — Limitation on Unrestricted Subsidiaries”) and (b) any Subsidiary of any Unrestricted Subsidiary.

          “U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have voting power by reason of the happening of any contingency).

BOOK-ENTRY; DELIVERY AND FORM

          The Depository Trust Company, New York, New York, or DTC, will act as depositary for the notes. The notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of DTC. Accordingly, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

          DTC has advised us and the underwriters that it is:

•	a limited purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the United States Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended.

          DTC holds securities, such as the notes, deposited by its direct participants. DTC also facilitates the settlement among direct participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in the direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. These entities are known as indirect participants. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

          Principal and interest payments on the notes registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee as the registered owner of the global securities. Under the terms of the notes, we and the trustee will treat the persons in whose names the notes are registered as the owners of the notes for the purpose of receiving payment of principal and interest on them and for all other purposes whatsoever. Therefore, neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the global securities to owners of beneficial interests in the global securities. DTC has advised us and the trustee that its current practice is, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such direct and indirect participants and not of DTC, the trustee, or us, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the trustee or us. Disbursement of such payments to the owners of beneficial interests in the global securities shall be the responsibility of DTC and direct and indirect participants. Notes represented by a global security will be exchangeable for notes in definitive form of like tenor issuable in authorized denominations and registered in such names as DTC shall direct, only if either (i) DTC notifies us that it is unwilling or unable to continue as depositary for such global security or if at any time DTC ceases to be a clearing agency registered under applicable law and we do not appoint a successor depositary within 90 days or (ii) we, in our discretion at any time, determine not to require all of the notes of the series to be represented by a global security and so notify the Trustee. The notes will be in denominations of $1,000 and in any greater amount that is an integral multiple. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of DTC or its nominee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following is a general discussion of certain U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes as of the date hereof. This discussion applies only to initial beneficial owners that purchase the notes upon original issuance at the price to investors set forth on the cover of this prospectus supplement, and is limited to initial beneficial owners that hold the notes as capital assets. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular beneficial owners in light of their personal circumstances, or to certain types of beneficial owners. Such beneficial owners may include, for example, banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain former citizens or former long-term residents of the United States, partnerships or other passthrough entities, hybrid entities, certain trusts, persons holding the notes as part of a hedging or conversion transaction or a straddle or holders that have a “functional currency” other than the U.S. dollar.

          The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service, referred to as the “IRS,” now in effect, all of which are subject to change. Prospective investors should particularly note that any such change could have retroactive application so as to result in federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion and there can be no assurance that the IRS will agree with such statements and conclusions.

          As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if a trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

          If a partnership is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the ownership and disposition of the notes.

          As used herein, a “non-U.S. holder” means a holder that is not a U.S. holder. Non-U.S. holders are subject to special U.S. federal income tax considerations, some of which are discussed below. While the following does not purport to discuss all tax matters relating to the notes, the following are the material tax consequences associated with the purchase, ownership and disposition of the notes, subject to the qualifications set forth below. This discussion does not address the tax consequences arising under any state, local or foreign law. In addition, this discussion does not consider the effect of the U.S. federal estate or gift tax laws (except as set forth below with respect to non-U.S. holders).

          INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR

UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

Payments of Interest

          U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. We do not intend to treat the possibility of an optional redemption of the notes, as described under “Description of the Notes — Optional Redemption,” and a repurchase pursuant to a change in control, as described under “Description of the Notes — Certain Covenants,” as resulting in either original issue discount with respect to the notes, or recognition of ordinary income upon the sale, exchange or redemption of a note in excess of any amounts treated as accrued but unpaid interest. We urge you to consult your own tax advisor concerning the consequences to you if these events were to occur.

Sale, Exchange or Redemption of the Notes

          U.S. holders generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes, in an amount equal to the difference between:

•	a U.S. holder’s adjusted tax basis in the notes; and

•	the sum of the cash plus the fair market value of other property received upon such disposition (other than amounts attributable to accrued but unpaid interest on the notes not previously included in income, which will be treated as interest for U.S. federal income tax purposes).

          In general, gain or loss realized from the taxable disposition of the notes will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

Backup Withholding and Information Reporting

          Certain noncorporate U.S. holders may be subject to IRS information reporting and backup withholding (currently imposed at a rate of 30%) on payments of interest, principal and premium, if any, paid on a note, and to the proceeds from the sale or other disposition of the notes. Backup withholding generally will only be imposed where the noncorporate U.S. holder:

•	fails to furnish its taxpayer identification number, referred to as a “TIN”, to the payor in the manner required;

•	furnishes an incorrect TIN, and the payor is so notified by the IRS;

•	is notified by the IRS that he or she has failed to properly report payments of interest or dividends; or

•	under certain circumstances, fails to certify, under penalties of perjury, that such non-U.S. holder has furnished a correct TIN and has not been notified by the IRS that such non-U.S. holder is subject to backup withholding.

          The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

          Subject to the discussion of backup withholding below, payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal withholding tax where such interest is not effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder if:

•	such non-U.S. holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such non-U.S. holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the certification requirements, as described below, are satisfied.

          Interest on notes not excluded from U.S. federal withholding tax generally will be subject to withholding at a 30% rate, except where a non-U.S. holder can claim the benefits of an applicable income tax treaty to reduce or eliminate such withholding tax and meets certain other requirements.

          To satisfy the certification requirements referred to above, either (i) a non-U.S. holder must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such holder is a non-U.S. person and must provide such holder’s name and address, and TIN, if any, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business, referred to as a “Financial Institution,” and holds the note on behalf of the non-U.S. holder must certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the non-U.S. holder and must furnish us or our paying agent with a copy thereof. Such requirement will be fulfilled if the non-U.S. holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is a non-U.S. person and provides its name and address or any Financial Institution holding the note on behalf of the non-U.S. holder files a statement with the withholding agent to the effect that it has received such a statement from the non-U.S. holder (and furnishes the withholding agent with a copy thereof). For notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing a Form W-8IMY, to attach an appropriate certification by each partner. A look-through rule will apply in the case of tiered partnerships. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

          If a non-U.S. holder of a note is engaged in a trade or business in the United States and if interest on the note is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder, although exempt from U.S. federal withholding tax (provided that the certification requirements discussed above are met), will generally be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. holder. Such a non-U.S. holder will be required to provide us with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Exchange or Redemption of the Notes

          A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on the sale or other disposition of a note (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year and (a) such holder has a “tax home” in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such holder; or

•	the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and if a tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.

          Gain realized by a non-U.S. holder upon a sale or other disposition of the notes that is effectively connected with the conduct of a trade or business within the United States by such holder generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the notes were held by a U.S. holder, unless such gain is otherwise exempt pursuant to an applicable tax treaty. In the case of a non-U.S. holder that is a corporation, such gain may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

          A non-U.S. holder will generally not be subject to information reporting or backup withholding (currently imposed at the rate of 30%) with respect to payments of interest on the notes and proceeds from the sale or other disposition of the notes to or through a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and the payor or broker does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient and the holder has furnished to the payor or broker:

•	a valid IRS Form W-8BEN certifying, under penalties of perjury, its status as a non-U.S. person;

•	other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with Treasury regulations; or

•	otherwise establishes an exemption.

          The payment of the proceeds from the sale or other disposition of the notes to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale or disposition of the notes will be subject to information reporting, but not backup withholding, if it is made to or through a foreign office of a broker that is a “U.S. related broker” so long as the broker does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient and the documentation requirements described above are met or the holder otherwise establishes an exemption. For this purpose a broker is a “U.S. related broker” if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or such foreign partnership is engaged in the conduct of a U.S. trade or business.

          Any amounts withheld under the backup withholding rates from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-U.S. holders of the notes should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

U.S. Estate Tax

          Notes owned or treated as owned by an individual who is a non-U.S. holder at the time of death will not be subject to U.S. federal estate tax upon such individual’s death, provided that, at the time of death, such individual did not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and payments with respect to such notes would not have been effectively connected with the conduct of a U.S. trade or business by such individual.

          THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING

          Subject to the terms and conditions set forth in the purchase agreement among us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Securities, Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. (collectively, the “underwriters”), we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal
Amount
Underwriter
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Wachovia Securities, Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.

Total	$150,000,000

          The underwriters have agreed to purchase all of the notes sold pursuant to the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the notes to the public at the price on the cover page of this prospectus. After the initial public offering, the public offering price may be changed.

          The following table shows the public offering price, underwriting discount and proceeds before expenses to Province.

	Per Note	Total

Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Province	$	$

(1)	Plus accrued interest from , 2003, if settlement occurs after that date

          The expenses of the offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us.

No Sales of Similar Securities

          We have agreed, subject to some limited exceptions, not to sell or transfer any of our debt securities for a period of 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we have agreed not to directly or indirectly:

•	offer, pledge, sell or contract to sell and debt securities,

•	sell any option or contract to purchase any debt securities,

•	purchase any option or contract to sell any debt securities,

•	grant any option, right or warrant for the sale of any debt securities,

•	file a registration statement for any debt securities, or

•	lend or otherwise dispose of or transfer any debt securities.

          This lock-up provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

New Issue of Notes

          The notes are a new issue of securities for which there is no public trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after the consummation of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

NASD Regulations

          Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be paid to affiliates of members of the National Association of Securities Dealers, Inc. who are participating in this offering, this offering is being conducted in compliance with Rule 2710(c)(8) of the NASD.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions include, without limitation, bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once, commenced, will not be discontinued without notice.

Other Relationships

          Some of the underwriters and their affiliates have provided investment and commercial banking and financial advisory services from time to time for us in the ordinary course of business for which they have received customary fees. Any of the underwriters or their respective affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us or our affiliates, for which they would receive customary fees or other payments. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Securities, Inc. and Banc of America Securities LLC are participating lenders under our senior credit facility for which they have received customary fees or other payments. In addition, those affiliates will receive their proportionate share of the repayment by us of amounts outstanding under our senior credit facility with a portion of the proceeds from the sale of the notes.

LEGAL MATTERS

          The legality of the securities will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee. Certain legal matters in connection with the validity of the notes offered hereby will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We have included our financial statements and schedule in the prospectus supplement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the notes. The registration statement, including all amendments thereto, and the attached exhibits and schedules, contains additional relevant information about the notes.

          In addition, we file reports, proxy statements and other information with the SEC. You also may read and copy this information at the following locations of the SEC:

Public Reference Room	Chicago Regional Office
450 Fifth Street, N.W.	Northwestern Atrium Center
Room 1024	500 West Madison Street
Washington, D.C. 20549	Suite 1400
Chicago, Illinois 60661-2511

          You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, our reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	incorporated documents are considered part of the prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

          This prospectus supplement incorporates by reference the following documents, which we have previously filed or will file with the SEC under the Exchange Act (File No. 000-23639):

(1) our Annual Report on Form 10-K for the year ended December 31, 2002;

(2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(3) our Current Report on Form 8-K filed with the SEC on April 4, 2003;

(4) our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2003; and

(5) any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus supplement does not incorporate any information we may furnish to the SEC under Item 9 or Item 12 of Form 8-K.

          You can obtain copies of the documents incorporated by reference in this prospectus without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement, by requesting them in writing or by telephone at the following address:

Province Healthcare Company

105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Attention: Corporate Secretary
(615) 370-1377

INDEX TO FINANCIAL STATEMENTS

          The following financial statements and financial statement schedule are included as a separate section of this report:

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December
	2003	31, 2002

	(unaudited)	(note 1)

	(dollars in thousands, except
	per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$15,891	$14,417
Accounts receivable, less allowance for doubtful accounts of $73,447 in 2003 and $68,158 in 2002	118,858	117,431
Inventories	19,728	19,835
Prepaid expenses and other	20,285	14,071

	174,762	165,754
Property and equipment, net	453,508	447,379
Goodwill	319,390	319,390
Other assets	39,604	39,188

	$987,264	$971,711

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,106	$20,162
Accrued salaries and benefits	25,261	25,380
Accrued expenses	22,313	13,198
Current portion of long-term debt	1,612	1,668

	81,292	60,408
Long-term debt, less current portion	441,276	461,576
Other liabilities	37,824	33,913
Minority interests	2,656	2,612
Stockholders’ equity:
Preferred stock — $0.01 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.01 par value; 150,000,000 shares authorized at March 31, 2003 and December 31, 2002, issued and outstanding 48,720,594 shares and 48,581,549 shares at March 31, 2003 and December 31, 2002, respectively	487	486
Additional paid-in-capital	305,264	304,102
Retained earnings	119,418	109,567
Accumulated other comprehensive loss	(953)	(953)

Total stockholders’ equity	424,216	413,202

	$987,264	$971,711

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,

	2003	2002

	(in thousands, except per share data)
Revenue:
Net patient service revenue	$187,559	$159,780
Other	6,841	5,821

Net operating revenue	194,400	165,601
Expenses:
Salaries, wages and benefits	75,330	62,152
Purchased services	17,784	17,091
Supplies	24,747	19,745
Provision for doubtful accounts	17,194	14,738
Other operating expenses	25,287	18,396
Rentals and leases	2,433	2,152
Depreciation and amortization	9,277	7,581
Interest expense	5,859	4,196
Minority interests	67	59
Loss on sale of assets	3	5

	177,981	146,115

Income before provision for income taxes	16,419	19,486
Income taxes	6,568	7,794

Net income	$9,851	$11,692

Net income per common share (Note 7):
Basic	$0.20	$0.25

Diluted	$0.20	$0.23

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,

	2003	2002

	(in thousands)
Cash flows from operating activities:
Net Income	$9,851	$11,692
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,277	7,581
Deferred income taxes	830	112
Provision for professional liability	1,979	1,646
Loss of sale of assets	3	5
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(1,427)	(6,098)
Inventories	107	(1,010)
Prepaid expenses and other	(4,804)	4,930
Accounts payable and accrued expenses	21,059	5,930
Accrued salaries and benefit	(119)	(1,056)
Other	(798)	(245)

Net cash provided by operating activities	35,958	23,487
Cash flows from investing activities:
Purchase of property and equipment	(15,288)	(15,578)
Purchase of acquired hospitals	(3)	(329)

Net cash used in investing activities	(15,291)	(15,907)
Cash flows from financing activities:
Proceeds from long-term debt	—	11,425
Repayments of debts	(20,356)	(13,774)
Issuance of common stock	1,163	1,537

Net cash used in financing activities	(19,193)	(812)

Net increase in cash and cash equivalents	1,474	6,768
Cash and cash equivalents at beginning of period	14,417	39,375

Cash and cash equivalents at end of period	$15,891	$46,143

Interest payments	$1,742	$424
Income taxes received, net	$(6,500)	$(7,590)

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Basis of Presentation

          The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Interim results are not necessarily indicative of results that may be expected for the full year. In the opinion of management, the accompanying interim financial statements contain all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of Province Healthcare Company (the “Company”).

          The balance sheet at December 31, 2002, has been derived from the audited consolidated financial statements at that date, but does not include all of the financial information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

          For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

          On April 30, 2002, the Company effected a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record on April 20, 2002. The stock split resulted in the issuance of 15.9 million shares of common stock and a transfer between additional paid in capital and common stock of $159,000. All historical references to common share and earnings per share amounts included in the condensed consolidated financial statements and notes thereto have been restated to reflect the three-for-two split.

2.	Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements. Actual results could differ from the estimates.

3.     Acquisitions

          Memorial Hospital of Martinsville and Henry County

          In May 2002, the Company acquired Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia, for approximately $129.2 million, including working capital. To finance this acquisition, the Company borrowed $86.0 million under its revolving credit facility and used approximately $43.2 million of available cash. This is the Company’s first Virginia hospital and is the only hospital in the county, serving a population in excess of 100,000.

          Los Alamos Medical Center

          In June 2002, the Company acquired Los Alamos Medical Center in Los Alamos, New Mexico, for approximately $39.0 million, including working capital. To finance this acquisition, the Company borrowed $37.0 million under its revolving credit facility. This is the Company’s first New Mexico hospital and is the only hospital in the community, serving a population of approximately 50,000.

          The operating results of the hospitals acquired in 2002 have been included in the accompanying condensed consolidated statements of income from the respective dates of acquisition.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) — (Continued)

4.     Goodwill and Intangible Assets

          The Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”), Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to annual impairment tests, or more frequently if certain indicators arise. The Company performed an impairment test of goodwill upon adoption of SFAS No. 142 on January 1, 2002 and an annual impairment test on October 1, 2002. The results of the tests had no effect on the operations or financial position of the Company.

          The Company has other intangible assets, net of accumulated amortization of $1.4 million as of March 31, 2003 which are included in “other assets” on the condensed consolidated balance sheet. The intangible assets relate primarily to non-compete agreements and are amortized over two (2) years.

5.     Long-Term Debt

          In March 2003, the Company amended its $250.0 million credit agreement. The amendment increased the total debt leverage ratio covenant from 3.75 to 4.25 through the periods ending December 31, 2003, and 4.0 through the subsequent periods ending December 31, 2004. The covenant will return to its previous level of 3.75 through the subsequent periods ending December 31, 2005. In addition, the Company decreased the senior debt leverage ratio covenant from 2.5 to 2.0 for the term of the agreement and increased the interest rates on the credit facility by 0.5% plus customary closing fees and expenses.

6.     Comprehensive Income

          The following table presents the components of comprehensive income, net of related taxes (in thousands):

	Three Months Ended
	March 31,

	2003	2002

Net income	$9,851	$11,692
Net change in fair value of interest rate swap	—	179

Comprehensive income	$9,851	$11,871

          The net change in fair value of interest rate swap is included in retained earnings on the condensed consolidated balance sheets.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) — (Continued)

7.     Earnings Per Share

          The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Three Months Ended
	March 31,

	2003	2002

Numerator:
Net income	$9,851	$11,692
Add convertible notes interest, net of tax	—	2,407

Adjusted net income	$9,851	$14,099

Denominator:
Denominator for basic income per share —
Weighted-average shares	48,681	47,550
Effect of dilutive securities —
Employee stock options	77	1,745
Convertible notes	—	11,899

Denominator for diluted income per share —
Adjusted weighted average shares	48,758	61,194

Basic net income per share	$0.20	$0.25

Diluted net income per share	$0.20	$0.23

          The add-back of the interest and potential issuance of shares related to the convertible notes was not included in the computation for 2003 because the effect would have been anti-dilutive.

8.     Stock Based Compensation

          The Company, from time to time, grants stock options for a fixed number of common shares to employees and directors. The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”), and related interpretations, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

          The following pro forma information is being presented in accordance with SFAS No. 148, Accounting for Stock-Based Compensation-Transition & Disclosure(adopted by the Company on January 1, 2003). If the compensation cost for the Company’s stock-based compensation plans had been determined based on the fair value at the grant date for awards under these plans consistent with the methodology

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) — (Continued)

prescribed under SFAS No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table:

	Three Months Ended
	March 31,

	2003	2002

Net income – as reported	$9,851	$11,692
Less pro forma effect of stock options
Grants, net of tax	(1,042)	(3,567)

Pro forma net income	$8,809	$8,125

Basic earnings per share As reported	$0.20	$0.25
Pro forma	$0.18	$0.17
Diluted earnings per share
As reported	$0.20	$0.23
Pro forma	$0.18	$0.16

          The fair values of stock options granted used to compute pro forma net income were estimated at the date of grant using a Black-Scholes option valuation model based on the following weighted-average assumptions:

	Three Months Ended
	March 31,

	2003	2002

Risk-free interest rate	2.43%	5.02%
Dividend yield	0.0%	0.0%
Volatility	.638	.594
Expected life (in years)	4.0	3.1

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company’s employee stock options have characteristics significantly different from those of traded options. Changes in subjective input assumptions can materially affect the fair value estimate. Other option valuation models may produce significantly different fair values of the Company’s employee stock options.

9.     Contingencies

          Management continually evaluates contingencies based on the best available evidence and believes that adequate provision for losses has been provided to the extent necessary. In the opinion of management, the ultimate resolution of the following contingencies will not have a material effect on the Company’s results of operations or financial position.

     General and Professional Liability Risks

          Effective January 1, 2003, the Company increased its self-insurance retention related to general and professional liability risks to $5.0 million. The 2003 policy provides coverage up to $50.0 million for claims incurred during the annual policy term. This increase in retention amount increases our exposure for claims occurring in 2001 and 2002, and reported in 2003.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited) — (Continued)

          The Company estimates its self-insured retention portion of the malpractice risks using historical claims data, demographic factors, severity factors and other actuarial assumptions. We maintain a reserve for the anticipated claims within our deductible and self-insured retentions. The reserve for general and professional liability risks is included in “other liabilities” on the condensed consolidated balance sheet.

Workers Compensation Risks

          Effective January 1, 2003, the Company increased its deductible for workers compensation claims to $500,000 per accident. The Company has purchased a minimum cap of $12.0 million for total workers compensation losses within this deductible for 2003. The Company’s arrangement with the insurance provider allows us to prepay the expected amounts of annual workers’ compensation claims, which is based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by us to the actual amount paid by the claims processor. This comparison will ultimately result in a receivable from or a payable to the claims processor.

     Litigation

          The Company currently is, and from time to time is expected to be, subject to claims and suits arising in the ordinary course of business.

     Net Patient Service Revenue

          Final determination of amounts earned under the Medicare and Medicaid programs often occurs in subsequent periods because of audits by the programs, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions (including settlements) are included in the consolidated statements of income in the period in which revisions are made, and result in adjustments in net patient service revenue. The adjustments for the three months ended March 31, 2003 and 2002 were not material.

     Financial Instruments

          Interest rate swap agreements are used to manage the Company’s interest rate exposure under the revolving credit facility. The Company maintains a $28.5 million interest rate swap agreement with a 4.45% fixed interest rate. This agreement exposes the Company to credit losses in the event of non-performance by the counterparty to the financial instrument. The Company anticipates that the counterparty will fully satisfy its obligations under the contract.

10.     Recently Issued Accounting Pronouncements

          In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period after June 15, 2003. The Company does not expect this new interpretation to have a material effect on its future results of operations or financial position.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Province Healthcare Company

          We have audited the accompanying consolidated balance sheets of Province Healthcare Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Province Healthcare Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

          As discussed in Note 2 to the consolidated financial statements, the Company changed, in 2002, its method of accounting for goodwill and other intangible assets, and in 2001, its method of accounting for business combinations.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

February 21, 2003

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$14,417	$39,375
Accounts receivable, less allowance for doubtful accounts of $68,158 in 2002 and $49,678 in 2001	117,431	109,826
Inventories	19,835	15,926
Prepaid expenses and other	14,071	21,515

Total current assets	165,754	186,642
Property, plant and equipment, net	447,379	306,494
Goodwill	319,390	180,497
Unallocated purchase price	466	49,013
Other	38,722	37,251

	$971,711	$759,897

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,162	$17,515
Accrued salaries and benefits	25,380	18,867
Accrued expenses	13,198	12,139
Current maturities of long-term obligations	1,668	1,879

Total current liabilities	60,408	50,400
Long-term obligations, less current maturities	461,576	330,838
Other liabilities	33,913	14,000
Minority interest	2,612	2,654
Stockholders’ equity:
Preferred stock — $0.01 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.01 par value; 150,000,000 and 50,000,000 shares authorized at December 31, 2002 and 2001, respectively; issued and outstanding 48,581,549 and 47,488,984 shares at December 31, 2002 and 2001, respectively	486	475
Additional paid-in-capital	304,102	288,948
Retained earnings	109,567	73,455
Accumulated other comprehensive loss	(953)	(873)

	413,202	362,005

	$971,711	$759,897

See accompanying notes.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,

	2002	2001	2000

	(in thousands, except per share data)
Revenue:
Net patient service revenue	$680,882	$509,061	$445,772
Other	23,465	21,678	24,086

Net operating revenue	704,347	530,739	469,858
Expenses:
Salaries, wages and benefits	277,843	205,628	180,881
Purchased services	74,498	50,723	48,573
Supplies	87,473	59,341	54,465
Provision for doubtful accounts	56,765	49,283	43,604
Other operating expenses	82,394	58,758	51,053
Rentals and leases	9,042	7,536	7,164
Depreciation and amortization	34,231	30,179	26,629
Interest expense	21,957	12,090	16,657
Minority interest	34	267	178
(Gain) loss on sale of assets	(77)	196	5,979

Total expenses	644,160	474,001	435,183

Income before income taxes	60,187	56,738	34,675
Income taxes	24,075	23,830	14,737

Net income	$36,112	$32,908	$19,938

Earnings per share:
Basic	$0.75	$0.70	$0.47

Diluted	$0.73	$0.67	$0.45

See accompanying notes.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Dollars in thousands)

					Accumulated
	Common Stock		Additional		Other
			Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance at December 31, 1999	35,419,608	$354	$163,396	$20,609	$—	$184,359
Exercise of stock options	1,393,908	13	10,198	—	—	10,211
Income tax benefit from stock options exercised	—	—	4,991	—	—	4,991
Issuance of common stock from employee stock purchase plan	48,732	—	350	—	—	350
Issuance of common stock from offering	9,500,634	96	94,668	—	—	94,764
Other	—	—	101	—	—	101
Net income	—	—	—	19,938	—	19,938

Balance at December 31, 2000	46,362,882	463	273,704	40,547	—	314,714
Exercise of stock options	844,339	9	9,966	—	—	9,975
Income tax benefit from stock options exercised	—	—	3,287	—	—	3,287
Treasury stock	(2,319)	—	(45)	—	—	(45)
Issuance of common stock from employee stock purchase plan	284,082	3	2,036	—	—	2,039
Net income	—	—	—	32,908	—	32,908
Cumulative effect of change in accounting for derivative financial instruments net of tax of $42	—	—	—	—	(58)	(58)
Change in fair value of derivatives, net of tax of $504	—	—	—	—	(815)	(815)
Comprehensive income	—	—	—	—	—	32,035

Balance at December 31, 2001	47,488,984	475	288,948	73,455	(873)	362,005
Exercise of stock options	1,031,998	10	9,949	—	—	9,959
Income tax benefit from stock options exercised	—	—	4,003	—	—	4,003
Treasury stock	1,545	—	45	—	—	45
Issuance of common stock from employee stock purchase plan	59,022	1	1,032	—	—	1,033
Other	—	—	125	—	—	125
Net income	—	—	—	36,112	—	36,112
Change in fair value of derivatives, net of tax of $53	—	—	—	—	(80)	(80)
Comprehensive income	—	—	—	—	—	36,032

Balance at December 31, 2002	48,581,549	$486	$304,102	$109,567	$(953)	$413,202

See accompanying notes.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(in thousands)
OPERATING ACTIVITIES
Net income	$36,112	$32,908	$19,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,231	30,179	26,629
Provision for doubtful accounts	56,765	49,283	43,604
Deferred income taxes	9,299	6,469	(5,316)
Provision for professional liability	7,209	200	15
(Gain) loss on sale of assets	(77)	196	5,979
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(51,266)	(62,299)	(51,319)
Inventories	(1,258)	(1,574)	(1,610)
Prepaid expenses and other	6,548	(15,357)	1,498
Other assets	493	(935)	(11,207)
Accounts payable and accrued expenses	(5,956)	(2,563)	435
Accrued salaries and benefits	(42)	993	3,514
Other liabilities	18	930	471
Other	—	—	34

Net cash provided by operating activities	92,076	38,430	32,665
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(46,328)	(72,207)	(44,045)
Purchase of acquired hospitals, net of cash received	(171,157)	(97,607)	(31,399)
Proceeds from sale of hospitals	—	—	30,630
Proceeds from sale of assets	—	—	4,121

Net cash used in investing activities	(217,485)	(169,814)	(40,693)
FINANCING ACTIVITIES
Proceeds from long-term debt	134,321	337,939	252,462
Repayments of debt	(44,907)	(179,149)	(349,860)
Issuance of common stock	11,037	11,969	105,325
Other	—	—	101

Net cash provided by financing activities	100,451	170,759	8,028

Net increase (decrease) in cash and cash equivalents	(24,958)	39,375	—
Cash and cash equivalents at beginning of period	39,375	—	—

Cash and cash equivalents at end of period	$14,417	$39,375	$—

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid during the period	$19,958	$9,742	$16,913

Income taxes paid during the period	$14,848	$28,185	$9,870

ACQUISITIONS
Assets acquired	$181,268	$109,014	$35,925
Liabilities assumed	(10,111)	(11,407)	(4,526)

Cash paid, net of cash acquired	$171,157	$97,607	$31,399

See accompanying notes.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002

1.     Organization

          Province Healthcare Company (the “Company”) was founded on February 2, 1996, and is engaged in the business of owning, leasing and managing hospitals in non-urban communities throughout the United States. At December 31, 2002, the Company owned or leased 20 general acute care hospitals in 13 states, with a total of 2,280 licensed beds that accounted for 97.9%, 97.0% and 96.0% of our net operating revenue in 2002, 2001, and 2000, respectively. At December 31, 2002, the Company also provided management services to 36 non-urban hospitals in 14 states, with a total of 2,897 licensed beds.

2.     Accounting Policies

     Basis of Consolidation

          The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and partnerships in which the Company or one of its subsidiaries is a general partner and has a majority voting interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Reclassifications

          Certain reclassifications have been made to the prior year financial statements to conform to the 2002 presentation. These reclassifications had no effect on net income as previously reported.

     Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents

          Cash equivalents include all highly liquid investments with an original maturity of three months or less when acquired. The Company places its cash in financial institutions that are federally insured and limits the amount of credit exposure with any one financial institution.

     Patient Accounts Receivable

          The Company’s primary concentration of credit risk is patient accounts receivable, which consist of amounts owed by various governmental agencies, insurance companies and private patients. The Company manages the receivables by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. The allowance for doubtful accounts increased, as a percentage of accounts receivable net of contractual adjustments, to 36.7% in 2002 from 31.1% in 2001. Significant concentrations of gross patient accounts receivable at December 31, 2002 and 2001, consist of receivables from Medicare of 21.1% and 26.0%, respectively, and Medicaid of 10.2% and 14.0%, respectively. Concentration of credit risk relating to accounts receivable is limited to some extent by the diversity and number of patients and payors.

     Inventories

          Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Property, Plant and Equipment

          Property, plant and equipment are stated on the basis of cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Amortization of equipment under capital leases is included in the provision for depreciation.

     Intangible Assets

          In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations (“SFAS No. 141”) and SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 was effective July 1, 2001, and SFAS No. 142 was effective January 1, 2002. Under the new rules in SFAS No. 142, goodwill and indefinite lived intangible assets from acquisitions prior to July 1, 2001, are no longer to be amortized effective January 1, 2002, but are subject to annual impairment tests. In accordance with the new rules, goodwill resulting from acquisitions after June 30, 2001, has not been amortized. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. During 2002, the Company performed the transition and annual impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and October 1, 2002, respectively. These tests had no impact on the earnings and financial position of the Company. (See Note 3.)

     Other Assets

          Deferred loan costs are included in other noncurrent assets and are amortized by the interest method over the term of the related debt. At December 31, 2002 and 2001, deferred loan costs totaled $20,270,000 and $19,850,000, respectively, and accumulated amortization totaled $8,537,000 and $5,577,000, respectively.

     Risk Management

          The Company purchased a professional liability claims made reporting policy effective January 1, 2002. This coverage is subject to a $750,000 deductible per occurrence for general and professional liability and an additional $2.0 million self-insured retention for general and professional liability. The policy provides coverage up to $51.0 million for claims incurred during the annual policy term. As of January 1, 2003, the Company increased our self-insurance retention to $5.0 million. This increase in retention amount increases our exposure for claims occurring prior to December 31, 2002, and reported in 2003. We maintain a reserve for the anticipated claims within these deductible and self-insured retentions. In 2001, the Company maintained insurance for individual malpractice claims exceeding $50,000 per medical incident, subject to an annual maximum of $500,000 for claims occurring and reported in 2001. The Company estimates its self-insured retention portion of the malpractice risks using historical claims data, demographic factors, severity factors and other actuarial assumptions.

          Workers’ compensation claims are insured with a large deductible with stop loss limits of $250,000 per accident and a $6.6 million and $3.0 million minimum cap on total losses for the 2002 and 2001 years, respectively. The Company’s arrangement with the insurance provider allows us to prepay the expected amounts of annual workers’ compensation claims, which is based upon claims experience. The claims processor tracks payments for the policy year. At the end of the policy year, the claims processor compares the total amount prepaid by us to the actual amount paid by the claims processor. This comparison will ultimately result in a receivable from or a payable to the claims processor.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The Company is fully insured in the commercial marketplace for workers’ compensation claims prior to January 1, 1999. The Company utilized loss run reports provided by the claims administrator to determine the appropriate range of loss reserves for the 1999 and subsequent years. The Company’s accruals are calculated to cover the risk from both reported claims and claims that have been incurred but not yet reported.

          The Company maintains self-insured medical and dental plans for employees. Claims are accrued under these plans as the incidents that give rise to them occur. The Company uses a third-party administrator to process all such claims. Unpaid claim accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and past experience. The Company has entered into a reinsurance agreement with an independent insurance company to limit our losses on claims. Under the terms of this agreement, the insurance company will reimburse the Company a maximum of $800,000 on any individual claim.

     Other Noncurrent Liabilities

          Other noncurrent liabilities consist primarily of insurance liabilities, supplemental deferred compensation liability, and deferred income taxes.

     Patient Service Revenue

          Net patient service revenue is reported as services are rendered at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Estimated settlements under third-party reimbursement agreements are accrued in the period the related services are rendered and adjusted in future periods as final settlements are determined. (See Note 7.)

     Stock Based Compensation

          The Company, from time to time, grants stock options for a fixed number of common shares to employees and directors. The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“Opinion 25”), and related interpretations, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market price of the underlying stock on the date of grant.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), net income and earnings per share would have been reduced to the pro forma amounts indicated in the following table.

	2002	2001	2000

Net income — as reported	$36,112	$32,908	$19,938
Less pro forma effect of stock option grants	(10,922)	(8,452)	(5,858)

Pro forma net income	$25,190	$24,456	$14,080

Earnings per share — as reported
Basic	$0.75	$0.70	$0.47
Diluted	$0.73	$0.67	$0.45
Earnings per share — pro forma
Basic	$0.52	$0.52	$0.33
Diluted	$0.51	$0.50	$0.31

     Interest Rate Swap Agreements

          The Company enters into interest rate swap agreements as a means of managing its interest rate exposure. The differential to be paid or received is recognized over the life of the agreement as an adjustment to interest expense.

          Effective January 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”). SFAS No. 133 requires that all derivatives, whether designated in hedging relationships or not, be recognized on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. In accordance with the provisions of SFAS No. 133, the Company designated its outstanding interest rate swap agreement as a cash flow hedge. The Company determined that the current agreements are highly effective in offsetting the fair value changes in a portion of the Company’s debt. These derivatives and the related hedged debt amounts have been recognized in the consolidated financial statements at their respective fair values.

     Recently Issued Accounting Pronouncements

     SFAS No. 148, Accounting for Stock-Based Compensation

          On December 31, 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting (“Opinion 28”), to require disclosure in the Company’s summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method. However, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method under

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS No. 123 or the intrinsic value method of Opinion 25. The disclosure provisions are effective for the Company beginning December 31, 2002.

          SFAS No. 148 also amends APB Opinion 28 to require disclosure of the information described above in condensed consolidated interim financial information for any period in which stock-based employee awards are outstanding and accounting for using the intrinsic value method of APB Opinion 25.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities

          SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and Issue 94-3 relates to SFAS No. 146’s requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost, as generally defined in Issue 94-3, was recognized at the date of an entity’s commitment to an exit plan.

          Benefit arrangements that require employees to render future service beyond a “minimum retention period” require that a liability be recognized as employees render service over the future service period, even if the benefit formula used to calculate an employee’s termination benefit is based on length of service. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management does not expect the adoption of this statement to have a material effect on the Company’s results of operations or financial position.

     SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets

          In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (“SFAS No. 121”), and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 removes goodwill from its scope and clarifies other implementation issues related to SFAS No. 121. SFAS No. 144 also provides a single framework for evaluating long-lived assets to be disposed of by sale. The provisions of this statement were adopted effective January 1, 2002 and had no material effect on the Company’s results of operations or financial position.

3.     Acquisitions and Goodwill

     2000 Acquisitions

          During 2000, the Company acquired two hospitals: Ennis Regional Medical Center, acquired in February 2000, and Bolivar Medical Center, acquired in April 2000.

     2001 Acquisitions

          During the last six months of 2001, the Company acquired five hospitals: Selma Regional Medical Center, acquired in July 2001; Ashland Regional Medical Center, acquired in August 2001; Vaughan Regional Medical Center, acquired in October 2001; Medical Center of Southern Indiana, acquired in October 2001; and Teche Regional Medical Center, acquired in December 2001.

          In the second quarter of 2002, the Company consolidated the operations of Selma Regional Medical Center and Vaughan Regional Medical Center. The consolidation of the operations of these

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

hospitals resulted in a regional hospital (Vaughan Regional Medical Center) that provides more intensive services to the large area it serves.

     2002 Acquisitions

          In May 2002, the Company acquired Memorial Hospital of Martinsville and Henry County in Martinsville, Virginia, for approximately $129.2 million, including working capital. To finance this acquisition, the Company borrowed $86.0 million under its revolving credit facility and used approximately $43.2 million of available cash. The preliminary allocation of the purchase price has been determined based upon currently available information and is subject to further refinement pending final appraisal. This is the Company’s first Virginia hospital and is the only hospital in the county, serving a population in excess of 100,000.

          In June 2002, the Company acquired Los Alamos Medical Center in Los Alamos, New Mexico, for approximately $39.0 million, including working capital. To finance this acquisition, the Company borrowed $37.0 million under its revolving credit facility. The preliminary allocation of the purchase price has been determined based upon currently available information and is subject to further refinement pending final appraisal. This is the Company’s first New Mexico hospital and is the only hospital in the community, serving a population of approximately 50,000.

     Other Information

          The foregoing acquisitions were accounted for using the purchase method of accounting. The operating results of the hospitals acquired in 2002, 2001 and 2000 have been included in the accompanying consolidated statements of income from the respective dates of acquisition.

          The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the two acquisitions completed in 2002 and the five acquisitions completed in 2001 (in thousands):

	2002	2001

Accounts receivable	$12,913	$7,652
Inventories	2,177	2,547
Prepaid expenses and other	119	152

Total current assets acquired	15,209	10,351
Property, plant and equipment	63,457	49,296
Unallocated purchase price	466	49,013
Goodwill	101,349	—
Other	787	354

Total assets acquired	181,268	109,014

Total liabilities assumed	10,111	11,407

Net assets acquired	$171,157	$97,607

          In accordance with its stated policy, management of the Company evaluates all acquisitions independently to determine the appropriate amortization period for identified intangible assets. Each evaluation includes an analysis of factors such as historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, and lease terms where applicable. Goodwill on acquisitions prior to July 1, 2001 is no longer amortized, effective January 1, 2002. Goodwill

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

resulting from acquisitions after June 30, 2001 has not been amortized. Identified intangibles with definite lives are being amortized over their estimated useful lives, which range from 2-3 years. Goodwill resulting from acquisitions in 2002, 2001 and 2000 is deductible for tax purposes over a 15-year period.

          The following pro forma information reflects the operations of the hospitals acquired in 2002, 2001 and 2000, as if the respective transactions had occurred as of the first day of the fiscal year immediately preceding the year of the acquisitions (in thousands, except per share data):

	2002	2001	2000

Net operating revenue	$747,935	$732,169	$608,424
Net income	38,112	35,454	16,302
Earnings per share:
Basic	$0.79	$0.75	$0.38
Diluted	$0.77	$0.73	$0.37

          The pro forma results of operations do not purport to represent what the Company’s results would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company’s results of operations in any future period.

          The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. Under SFAS No. 142, goodwill is no longer amortized, but is subject to annual impairment tests, or more frequently if certain indicators arise. The transitional and annual impairment tests have been completed, and the results of the tests had no effect on the operations or financial position of the Company. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company’s pro forma net income and earnings per share would have been as follows:

	Year Ended December 31,

	2002	2001	2000

Reported net income	$36,112	$32,908	$19,938
Add: Goodwill amortization, net of tax	—	4,198	4,347

Pro forma adjusted net income	$36,112	$37,106	$24,285

Basic earnings per share:
Reported net income	$0.75	$0.70	$0.47
Add: Goodwill amortization, net of tax	—	0.09	0.10

Pro forma adjusted net income	$0.75	$0.79	$0.57

Diluted earnings per share:
Reported net income	$0.73	$0.67	$0.45
Add: Goodwill amortization, net of tax	—	0.09	0.10

Pro forma adjusted net income	$0.73	$0.76	$0.55

          At December 31, 2002, and December 31, 2001, goodwill totaled $319.4 million and $180.5 million, respectively. The $138.9 million increase in goodwill resulted primarily from the allocation of amounts recorded in unallocated purchase price at December 31, 2001, for the five hospitals acquired in the last six months of 2001, and the goodwill resulting from the Memorial Hospital of Martinsville and Henry County and Los Alamos Medical Center acquisitions in 2002.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Property, Plant and Equipment

          Property, plant and equipment consist of the following (in thousands):

	December 31,

	2002	2001

Land	$28,163	$16,430
Leasehold improvements	17,337	8,334
Buildings and improvements	317,675	175,070
Equipment	167,050	132,762

	530,225	332,596
Less accumulated allowances for depreciation and amortization	(91,736)	(57,768)

	438,489	274,828
Construction-in-progress (estimated cost to complete at December 31, 2002 — $28,265)	8,890	31,666

	$447,379	$306,494

          Depreciation expense totaled approximately $34,122,000, $23,657,000 and $19,980,000 in 2002, 2001 and 2000, respectively. Assets under capital leases were $71,144,923 and $19,873,000, net of accumulated amortization of $11,965,000 and $8,130,000 at December 31, 2002 and 2001, respectively. Interest is capitalized in connection with construction projects at the Company’s facilities. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset’s estimated useful life. In 2002 and 2001, $942,000 and $1,348,000 of interest cost, respectively, was capitalized.

5.     Long-Term Obligations

          Long-term obligations consist of the following (in thousands):

	December 31,

	2002	2001

Revolving line of credit	$94,000	$—
Convertible subordinated notes	322,500	322,500
Other debt obligations	1,900	4,367

	418,400	326,867
Obligations under capital leases (see Note 10)	44,844	5,850

	463,244	332,717
Less current maturities	(1,668)	(1,879)

	$461,576	$330,838

          In October 2001, the Company reduced the size of its credit facility to $250,000,000. At December 31, 2002, the Company had outstanding letters of credit of $4,320,000, $94,000,000 outstanding under its revolving line of credit and $111,412,000 available.

          The loans under the credit facility bear interest, at the Company’s option, at the adjusted base rate or at the adjusted LIBOR rate. The interest rate ranged from 3.69% to 5.75% during 2002. The Company pays a commitment fee, which varies from one-half to three-eighths of one percent of the unused portion, depending on the Company’s compliance with certain financial ratios. The Company may

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

prepay the principal amount outstanding under the credit facility at any time before the maturity date of May 31, 2005.

          The credit facility contains limitations on the Company’s ability to incur additional indebtedness (including contingent obligations), sell material assets, retire, redeem or otherwise reacquire its capital stock, acquire the capital stock or assets of another business, and pay dividends. The credit facility also requires the Company to maintain a specified net worth and meet or exceed certain coverage, leverage, and indebtedness ratios. Indebtedness under the credit facility is secured by substantially all assets of the Company.

          In November and December 2000, the Company sold $150,000,000 of Convertible Subordinated Notes due November 20, 2005. Net proceeds of approximately $145,000,000 were used to reduce the outstanding balance on the revolving line of credit. The notes bear interest from November 20, 2000 at the rate of 4 1/2% per year, payable semi-annually on May 20 and November 20, beginning on May 20, 2001. The notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $26.45 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the notes on or after November 20, 2003, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder’s notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The notes are unsecured obligations and rank junior in right of payment to all of the Company’s existing and future senior indebtedness. The indenture does not contain any financial covenants. A total of 5,672,160 shares of common stock have been reserved for issuance upon conversion of the notes.

          In October 2001, the Company sold $172,500,000 of Convertible Subordinated Notes due October 10, 2008. Net proceeds of approximately $166,400,000 were used to reduce the outstanding balance on the revolving line of credit and for acquisitions. The notes bear interest from October 10, 2001 at the rate of 4 1/4% per year, payable semi-annually on April 10 and October 10, beginning on April 10, 2002. The notes are convertible at the option of the holder at any time on or prior to maturity into shares of the Company’s common stock at a conversion price of $27.70 per share. The conversion price is subject to adjustment. The Company may redeem all or a portion of the notes on or after October 10, 2004, at the then current redemption prices, plus accrued and unpaid interest. Note holders may require the Company to repurchase all of the holder’s notes at 100% of their principal amount plus accrued and unpaid interest in some circumstances involving a change of control. The notes are unsecured and subordinated to the Company’s existing and future senior indebtedness and senior subordinated indebtedness. The notes are ranked equal in right of payment to the Company’s 4 1/2% notes due in 2005. The notes rank junior to the Company’s subsidiary liabilities. The indenture does not contain any financial covenants. A total of 6,226,767 shares of common stock have been reserved for issuance upon conversion of the notes.

          Interest rate swap agreements are used to manage the Company’s interest rate exposure under the credit facility. In 1998, the Company entered into an interest rate swap agreement, which effectively converted for a five-year period $45,000,000 of floating-rate borrowings to fixed-rate borrowings. In January 2001, the Company terminated $16,500,000 of the $45,000,000 swap agreement, leaving a notional amount of $28,500,000 converted to fixed-rate borrowings. The Company secured a 5.625% fixed interest rate on the swap agreement, which was subsequently amended to a 4.45% fixed interest rate during 2002. The outstanding agreement exposes the Company to credit losses in the event of non-performance by the counterparty. The Company anticipates that the counterparty will fully satisfy its obligation under the contract.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          Aggregate maturities of long-term obligations at December 31, 2002, excluding capital leases, are as follows (in thousands):

2003	$694
2004	1,206
2005	244,000
2006	—
2007	—
Thereafter	172,500

$418,400

6.     Stockholders’ Equity

     Common Stock

          In April 2000, the Company completed its public offering of 9,500,634 shares of common stock at an offering price of $10.62 per share. The net proceeds from the offering of approximately $94,800,000 were used to reduce debt.

          On September 28, 2000, the Company distributed a three-for-two split of its outstanding common stock, effected in the form of a 50% stock dividend to stockholders of record on September 15, 2000. The stock split resulted in the issuance of 10.3 million shares of common stock and a transfer between additional paid-in capital and common stock of $103,000.

          On April 30, 2002, the Company effected a three-for-two stock split, in the form of a 50% stock dividend, to stockholders of record on April 20, 2002. The stock split resulted in the issuance of 15.9 million shares of common stock and a transfer between additional paid-in capital and common stock of $159,000.

          All historical references to common share and earnings per share amounts included in the consolidated financial statements and notes thereto have been restated to reflect both three-for-two splits.

     Preferred Share Purchase Rights

          To establish a new shareholders’ rights plan, on December 30, 2002, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Rights (“Rights”) on each outstanding share of the Company’s common stock. The dividend distribution was payable to shareholders of record on January 10, 2003. Under certain circumstances, each Right will entitle shareholders to buy one ten-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $75.00. The Rights are redeemable at $.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock. The Rights Plan will expire on December 31, 2012.

          The Rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not determined by the Board of Directors to be in the best interest of all shareholders. The Rights should not interfere with any merger or other business combination approved by the Board of Directors.

     Stock Options

          In March 1997, the Company’s Board of Directors and shareholders approved the 1997 Long-Term Equity Incentive Plan (the “Plan”). The Company has reserved 12,620,286 shares for issuance

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

under the Plan. Under the Plan, options to purchase shares may be granted to officers, employees, and directors. The options have a maximum term of ten years and generally vest in five equal annual installments. Options are generally granted at not less than market price on the date of grant.

          The following is a summary of option transactions during 2002, 2001 and 2000:

	Number of	Option Price
	Options	Range

Balance at December 31, 1999	2,903,775	$2.03 – $12.47
Options granted	2,497,020	8.95 – 19.95
Options exercised	(1,393,908)	2.03 – 12.47
Options forfeited	(195,420)	2.03 – 19.95

Balance at December 31, 2000	3,811,467	2.03 – 19.95
Options granted	2,710,550	16.05 – 23.00
Options exercised	(844,340)	2.03 – 19.95
Options forfeited	(457,799)	2.03 – 19.95

Balance at December 31, 2001	5,219,878	2.03 – 23.00
Options granted	2,492,327	10.80 – 23.50
Options exercised	(1,031,997)	2.03 – 23.50
Options forfeited	(1,008,489)	2.03 – 23.50

Balance at December 31, 2002	5,671,719	$2.03 – $23.50

          The following table summarizes information concerning outstanding and exercisable options at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted Average
		Remaining
Range of	Number	Contractual Life	Weighted Average	Number	Weighted Average
Exercise Prices	Outstanding	(years)	Exercise Price	Exercisable	Exercise Price

$ 2.03 – $ 7.17	703,670	5.9	$6.72	345,169	$6.48
8.95 – 10.80	578,313	8.0	9.66	308,563	8.98
11.50 – 11.50	749,142	7.3	11.50	262,253	11.50
11.56 – 16.05	86,089	7.5	14.76	30,651	13.94
16.40 – 16.40	574,303	8.4	16.40	99,034	16.40
16.67 – 16.71	806,850	8.5	16.69	551,409	16.70
18.20 – 18.20	680,304	9.6	18.20	—	—
18.67 – 21.08	715,505	8.9	20.04	344,144	20.67
23.00 – 23.00	43,466	8.6	23.00	13,492	23.00
23.50 – 23.50	734,077	9.4	23.50	682,838	23.50

$ 2.03 – $23.50	5,671,719	8.2	$15.53	2,637,553	$16.21

          At December 31, 2001 and 2000, respectively, 1,751,881 and 928,145 options were exercisable. At December 31, 2002, the Company had options representing 3,597,486 shares available for future grant.

          Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock Based Compensation, and has been determined as if the Company had accounted for

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: risk-free interest rate of 4.11%, 4.89% and 6.45%; dividend yield of 0%; volatility factor of the expected market price of the Company’s common stock of .594, .603 and .740; and a weighted-average expected life of the option of 3.9 years for 2002, 4.2 years for 2001 and 5 years for 2000. The estimated weighted average fair values of shares granted during 2002, 2001 and 2000, using the Black-Scholes option pricing model, were $9.46, $9.51 and $6.84, respectively.

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company’s pro forma information is summarized in Note 2.

     Employee Stock Purchase Plan

          In May 1998 the Company’s Board adopted, and in June 1998 the stockholders approved, the Province Healthcare Company Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, employees may purchase shares of common stock at 85% of market price on the first day of the year or 85% of the market price on the last day of the year, whichever is lower. The shares are purchased each year with funds withheld from employees through payroll deductions from January 1 through December 31. A total of 1,125,000 shares of Common Stock have been reserved for issuance under the ESPP. Participation in the ESPP commenced June 1, 1998. Shares issued under the ESPP totaled 59,022, 284,082 and 48,732 in 2002, 2001 and 2000, respectively.

7.     Patient Service Revenue

          The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. A summary of the payment arrangements with major third-party payors follows:

•	Medicare — Inpatient acute hospital services rendered to Medicare program beneficiaries are paid at prospectively determined rates per diagnosis related group (“DRG”). These DRG rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors. Outpatient services are generally reimbursed under the outpatient prospective payment system, which pays a fixed rate for a given bundle of outpatient services. These bundles are known as Ambulatory Payment Classifications or “APC’s”. Inpatient nonacute services, related to Medicare beneficiaries are paid based on a cost reimbursement methodology subject to various cost limits. The Company is reimbursed for cost-based services at a tentative rate, with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. The Company’s classification of patients under the Medicare program and the appropriateness of their admission are subject to an independent review. The majority of the Company’s Medicare cost reports have been audited by the Medicare fiscal intermediary through December 31, 1998.

•	Medicaid — Inpatient services rendered to the recipients under the Medi-Cal program (California’s medicaid program) are reimbursed either under contracted rates or reimbursed for

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cost reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by Medi-Cal. The Company leases two hospitals in California, and its Medi-Cal cost reports have been audited by the Medi-Cal fiscal intermediary through December 31, 1998. The Medicaid programs of the other states in which the Company owns or leases hospitals are prospective payment systems which generally do not have retroactive cost report settlement procedures.

•	Other — The Company also has entered into payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations. The basis for payment to the Company under these agreements includes prospectively determined rates per discharge, discounts from established charges, and prospectively determined daily rates.

          Approximately 56.5%, 50.7% and 49.2% of net patient revenue for the years ended December 31, 2002, 2001 and 2000, respectively, are derived from Medicare and state-sponsored Medicaid programs.

          In 2002, 2001 and 2000, the Company owned or leased three hospitals in Texas, which accounted for 16.4%, 23.9% and 21.4% of net operating revenues, respectively. In 2002, 2001 and 2000, the Company owned one hospital in Arizona, which accounted for 11.4%, 15.0% and 15.4% of net operating revenues, respectively.

          Final determination of amounts earned under the Medicare and Medicaid programs often occur in subsequent years because of audits by the programs, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions (including final settlements) are included in the consolidated statements of income in the period in which the revisions are made, and resulted in an increase in net patient service revenue of $43,000 in 2002, an increase in net patient service revenue of $628,000 in 2001, and a decrease in net patient service revenue of $722,000 in 2000.

8.     Income Taxes

          The provision for income taxes consists of the following amounts (in thousands):

	2002	2001	2000

Current:
Federal	$13,281	$15,167	$17,995
State	1,442	1,647	2,058

	14,723	16,814	20,053
Deferred:
Federal	8,436	6,329	(4,968)
State	916	687	(348)

	9,352	7,016	(5,316)

	$24,075	$23,830	$14,737

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

          The differences between the Company’s effective income tax rate of 40%, 42%, and 42.5% for 2002, 2001 and 2000, respectively, and the statutory federal income tax rate of 35.0% are as follows (in thousands):

	2002

			2001

					2000

Statutory federal rate	$21,065	35.0%	$19,858	35.0%	$12,136	35.0%
State income taxes, net of federal income tax benefit	1,533	2.5%	1,517	2.7%	1,112	3.2%
Permanent differences	243	0.4%	508	0.9%	576	1.7%
Other	1,234	2.1%	1,947	3.4%	913	2.6%

	$24,075	40.0%	$23,830	42.0%	$14,737	42.5%

          The components of the Company’s deferred tax assets and (liabilities) are as follows (in thousands):

	December 31,

	2002	2001

Depreciation and amortization	$(18,608)	$(9,409)
Accounts receivable	(114)	(1,350)
Accruals and reserves	3,107	1,870
Insurance reserves	105	143
Third party settlements	1,311	2,090
Operating leases	(1,893)	(1,570)
Capital lease interest	665	643
Other	(1,312)	143

Net deferred tax liability	$(16,739)	$(7,440)

          In the accompanying consolidated balance sheets, net current deferred tax assets of $3,052,000 and $2,032,000 and net noncurrent deferred tax liabilities of $19,791,000 and $9,472,000 at December 31, 2002 and 2001, respectively, are included in prepaid expenses and other, and other liabilities, respectively.

          The Company recorded a deferred tax asset of $53,000 related to interest rate swap agreements during 2002. The benefit of the deferred taxes is recorded in Comprehensive Income.

          The Internal Revenue Service has selected tax years 1998 through 2000 for examination. Finalization of the examination is not expected to have a significant impact on the financial condition or results of operation of the Company.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Earnings Per Share

          The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	2002	2001	2000

Numerator for basic and diluted income per share:
Net income	$36,112	$32,908	$19,938

Denominator:
Denominator for basic income per share — weighted-average shares	48,146	47,091	42,987
Effect of dilutive securities:
Employee stock options	1,307	1,795	1,704

Denominator for diluted income per share — adjusted weighted-average shares	49,453	48,886	44,691

Basic net income per share	$0.75	$0.70	$0.47

Diluted net income per share	$0.73	$0.67	$0.45

          The effect of the convertible notes to purchase 5,672,160 and 6,226,767 shares of common stock, and related interest expense, were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive.

10.     Leases

          The Company leases various buildings, office space and equipment. The leases expire at various times and have various renewal options. These leases are classified as either capital leases or operating leases based on the terms of the respective agreements.

          Future minimum payments at December 31, 2002, by year and in the aggregate, under capital leases and noncancellable operating leases with terms of one year or more consist of the following (in thousands):

	Capital	Operating
	Leases	Leases

2003	$1,315	$6,690
2004	964	5,585
2005	40,778	4,092
2006	466	3,317
2007	531	3,027
Thereafter	2,518	10,863

Total minimum lease payments	46,572	$33,574

Amount representing interest	(1,728)

Present value of net minimum lease payments (including $974 classified as current)	$44,844

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Commitments and Contingencies

Commitments

          The Company is obligated under the asset purchase agreement for Teche Regional Medical Center to spend approximately $8,000,000 for capital improvements during the first 18 months of operations. At December 31, 2002, approximately $4,300,000 remains to be spent under this commitment. In addition, the Company is obligated to construct two new facilities at its Eunice, Louisiana and Belle Glade, Florida locations contingent upon both existing facilities meeting specified operating targets. The Eunice and Belle Glade replacement facilities are currently estimated to cost approximately $20,000,000 and $25,000,000, respectively.

General Liability Claims

          The Company is subject to claims and suits arising in the ordinary course of business, including claims for damages for personal injuries, employment-related claims, breach of management contracts and for wrongful restriction of, or interference with, physicians’ staff privileges. In certain of these actions, plaintiffs may seek punitive or other damages against the Company, which are generally not covered by insurance. In management’s opinion, the Company is currently not a party to any proceeding that would have a material adverse effect on the Company’s results of operations or financial condition.

Acquisitions

          The Company has acquired and will continue to acquire, hospitals with prior operating histories. The hospitals that the Company acquires may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although the Company obtains contractual indemnification from sellers covering these matters, such indemnification may be insufficient to cover material claims or liabilities for past activities of acquired hospitals.

Physician Commitments

          In order to recruit and retain physicians to the communities it serves, the Company has committed to provide certain financial assistance in the form of recruiting agreements with various physicians. In consideration for a physician relocating to one of its communities and agreeing to engage in private practice for a specified period of time, the Company may loan certain amounts of money to a physician, generally not to exceed a period of one year, to assist in establishing his or her practice. The actual amount of such commitments to be advanced to physicians is generally based on the physicians net income during the guarantee period. Amounts advanced under the recruiting agreements are generally forgiven pro rata over a period of 36 months contingent upon the physician continuing to practice in the respective community.

12.     Retirement Plans

          The Company sponsors defined contribution employee benefit plans which cover substantially all employees. Employees may contribute a percentage of eligible compensation subject to Internal Revenue Service limits. The plans call for the Company to make matching contributions, based on either a percentage of employee contributions or a discretionary amount as determined by the Company. Contributions by the Company to the plans totaled $3,004,000, $2,255,000 and $2,442,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

          The Company sponsors a nonqualified supplemental deferred compensation plan for selected management employees. As determined by the Board of Directors, the plan provides a benefit of 1% to 3% of the employee’s compensation. The participant’s amount is fully vested, except in those instances where

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the participant’s employment terminates for any reason other than retirement, death or disability, in which case the participant forfeits a portion of the employer’s contribution depending on length of service. Plan expenses totaled $227,000, $381,000 and $175,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

13.     Fair Values of Financial Instruments

          Cash and Cash Equivalents — The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value.

          Accounts Receivable and Accounts Payable — The carrying amount reported in the balance sheets for accounts receivable and accounts payable approximates fair value.

          Long-Term Obligations — The carrying amount reported in the balance sheets for long-term obligations approximates fair value. The fair value of the Company’s long-term obligations is estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

          Interest Rate Swap Agreement — The fair value of the Company’s interest rate swap agreement is $1,550,000 at December 31, 2002, based on quoted market prices for similar debt issues.

14.     Quarterly Financial Information (Unaudited)

          Quarterly financial information for the years ended December 31, 2002 and 2001 is summarized below (in thousands, except per share data):

	Quarter

	First	Second	Third	Fourth

2002
Net operating revenue	$165,601	$174,000	$183,962	$180,784
Income before income taxes	19,486	18,251	15,710	6,740
Net income	11,692	10,951	9,426	4,044
Basic net income per share	0.25	0.23	0.19	0.08
Diluted net income per share	0.23	0.22	0.19	0.08
2001
Net operating revenue	$122,436	$123,528	$131,770	$153,004
Income before income taxes	14,669	13,331	11,888	16,850
Net income	8,508	7,732	6,895	9,773
Basic net income per share	0.18	0.17	0.15	0.21
Diluted net income per share	0.17	0.16	0.14	0.20

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

		Col. C Additions
Col. A	Col. B			Col. D	Col. E
			(1) Charged to
	Balance at	Charged to Costs	Other Accounts-	(2) Deductions-	Balance at End of
Description	Beginning of Period	and Expenses	Describe	Describe	Period

For the year ended
December 31, 2000
Allowance for doubtful accounts	$16,494	$43,604	$4,693	$(56,470)	$8,321
For the year ended
December 31, 2001
Allowance for doubtful accounts	$8,321	$49,283	$11,899	$(19,825)	$49,678
For the year ended
December 31, 2002
Allowance for doubtful accounts	$49,678	$56,765	$10,729	$(49,014)	$68,158

(1)	Allowances as a result of acquisitions, and working capital settlement for a prior year acquisition.

(2)	Uncollectible accounts written off, net of recoveries.

S-1

PROSPECTUS

$300,000,000

Common Stock and Debt Securities

        We may from time to time offer, in one or more series, the following:

•	shares of common stock; and

•	debt securities which may be either senior debt securities or subordinated debt securities that may or may not be convertible into shares of our common stock.

      We will offer such securities at an aggregate initial public offering price of up to $300,000,000 on terms determined at the time of any offering. We may offer our common stock and debt securities separately or together, in separate classes or series, in amounts, at prices and on terms set forth in a prospectus supplement to this prospectus and will include, where applicable, the following:

•	in the case of shares of common stock, any public offering price; and

•	in the case of debt securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time payment of interest, terms for sinking fund payments, terms for conversion into shares of our common stock or other securities offered by us, and any public offering price.

      The prospectus supplement also will contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

      The securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See “Plan of Distribution.” No securities may be sold without delivery of the prospectus supplement describing the method and terms of the offering of such series of securities.

      Our common stock is listed on the New York Stock Exchange under the symbol “PRV.”

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 14, 2003

      This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because this prospectus may not contain all the information that you may find important, you should review the full text of those documents. You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus and any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of a later date than the date of this prospectus and any prospectus supplement, or the filing date of such incorporated information, as the case may be. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the securities. The registration statement, which became effective on June 11, 2002, including all amendments thereto, and the attached exhibits and schedules, contains additional relevant information about the securities.

      In addition, we file reports, proxy statements and other information with the SEC. You also may read and copy this information at the following locations of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	Chicago Regional Office Northwestern Atrium Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

      You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, our reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus.

      This prospectus incorporates by reference the following documents, which we have previously filed or will file with the SEC under the Exchange Act (File No. 000-23639):

(1) our Annual Report on Form 10-K for the year ended December 31, 2002;

(2) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(3) our Current Report on Form 8-K filed with the SEC on April 4, 2003,

(4) our Registration Statement on Form 8-A, filed with the SEC on May 8, 2002;

(5) our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2003; and

(6) any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed; provided that this prospectus does not incorporate any information we may furnish to the SEC under Item 9 or Item 12 of Form 8-K.

      You can obtain copies of the documents incorporated by reference in this prospectus without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus, by requesting them in writing or by telephone at the following address:

Province Healthcare Company

105 Westwood Place, Suite 400
Brentwood, Tennessee 37027
Attention: Corporate Secretary
(615) 370-1377

THE COMPANY

      We own and operate acute care hospitals located in non-urban markets. We currently own or lease 20 general acute care hospitals in 13 states with a total of 2,281 licensed beds. Our objective is to be the primary provider of quality health care services in the selected non-urban markets that we serve. We target hospitals for acquisition that are the sole or a primary provider of health care in the non-urban communities that they serve. After acquiring a hospital, we implement a number of strategies designed to improve financial performance. These strategies include improving hospital operations, expanding the breadth of services offered and recruiting physicians to increase market share.

      Our general acute care hospitals typically provide a full range of services commonly available in acute care hospitals, such as internal medicine, general surgery, cardiology, oncology, orthopedics, obstetrics, rehabilitation, subacute care, as well as diagnostic and emergency services. Our hospitals also generally provide outpatient and ancillary health care services such as outpatient surgery, laboratory, radiology, respiratory therapy, home health care and physical therapy. In addition, certain of our general acute care hospitals have a limited number of licensed psychiatric beds. We provide capital resources and make available a variety of management services to our owned and leased hospitals. In addition, we provide management services to 37 primarily non-urban hospitals that we do not own or lease in 14 states with a total of 2,955 licensed beds. For the 12 months ended March 31, 2003, our owned and leased hospitals accounted for 97.9% of our net operating revenue.

USE OF PROCEEDS

      Unless otherwise specified in the prospectus supplement accompanying this prospectus, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of indebtedness and the acquisition of additional hospitals.

SELECTED CONSOLIDATED FINANCIAL DATA

      On April 30, 2002, we completed a three-for-two stock split in the form of a 50% stock dividend. The selected consolidated financial data of our company in the table below has been restated to give effect to the stock split. The following data is qualified by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2002, which report is incorporated by reference into this prospectus.

      References to our common stock contained in our Annual Report on Form 10-K and in our consolidated financial statements and related notes contained therein, and in other documents we filed with the Securities and Exchange Commission prior to the effective date of the stock split that are incorporated by reference into this prospectus may not have been adjusted to reflect the stock split.

Selected Consolidated Financial Data

(In thousands, except per share data)

											Three Months Ended
	Year Ended December 31,										March 31,

	1998		1999		2000		2001		2002		2002		2003

											(unaudited)
Income Statement Data:
Net operating revenue	$238,855		$346,692		$469,858		$530,739		$704,347		$165,601		$194,400
Income from continuing operations	10,007		14,501		19,938		32,908		36,112		11,692		9,851
Net income	10,007		14,501		19,938		32,908		36,112		11,692		9,851
Net income to common shareholders(1)	9,311		14,501		19,938		32,908		36,112		11,692		9,851
Net income per share to common shareholders — diluted	0.30		0.40		0.45		0.67		0.73		0.23		0.20
Ratio of earnings to fixed charges(2)	2.4	x	2.6	x	2.7	x	4.5	x	3.3	x	4.6	x	3.4	x

Balance Sheet Data (at end of period):
Total assets	$339,377		$497,616		$530,852		$759,897		$971,711		$825,661		$987,264
Long-term obligations, including current maturities	136,098		262,265		164,265		332,717		463,244		370,888		442,888
Stockholders’ equity	169,191		184,359		314,714		362,005		413,202		375,638		424,216

(1)	Preferred stock dividends and accretion totaled $696 in 1998. We redeemed the preferred stock in February 1998 at the time of our initial public offering.

(2)	The ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges. For this purpose, “earnings” means income from continuing operations before provision for income taxes and extraordinary items plus fixed charges (other than capitalized interest). “Fixed charges” means total interest whether capitalized or expensed (including the portion of rent expense representative of interest costs) on outstanding debt, plus (i) debt-related fees and (ii) amortization of deferred financing costs.

DESCRIPTION OF COMMON STOCK

      Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share and 100,000 shares of preferred stock. As of March 1, 2003, there were approximately 48,713,946 shares of common stock outstanding held of record by 1,025 stockholders and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our certificate of incorporation and bylaws are only summaries, and we encourage you to review complete copies of our certificate of incorporation and bylaws, which we have filed previously with the Securities and Exchange Commission.

      Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock then outstanding.

Transfer Agent and Exchange Listing

      The transfer agent and registrar for our common stock is Wachovia Bank, National Association. Its address is 1525 West W.T. Harris Boulevard, Building 3C3, Charlotte, NC 28262-1153, and its telephone number at this location is (704) 590-7385.

Certain Provisions of Our Certificate of Incorporation and Bylaws

      Certain provisions in our certificate of incorporation and bylaws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which defines a person who owns (or within three years, did own) 15% or more of a company’s voting stock as an “interested stockholder.” Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:

•	the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

•	at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66.66% of the outstanding voting stock approving the transaction.

      Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.

      Our certificate of incorporation and bylaws include certain restrictions on who may call a special meeting of stockholders and prohibit certain actions by written consent of the holders of common stock. These provisions could delay, deter or prevent a future takeover or acquisition of us unless such takeover or acquisition is approved by the board of directors.

      In addition, on December 30, 2002, our board of directors adopted a Preferred Share Purchase Rights Plan, pursuant to which the board declared a dividend of one preferred share purchase right for each outstanding share of our common stock on January 10, 2003. The rights entitle the holders thereof to receive upon exercise shares of our common stock in the event a person or group of persons acquires or obtains the right to acquire beneficial ownership of 15% or more of our common stock, or, in the event our company is acquired in a merger or other business combination after a person or group has acquired such beneficial ownership, to receive shares of common stock in the acquiring company. Our board of directors may also cause Province to exchange the rights for common stock at any time prior to a merger or other business combination or after the acquisition by any person or group of 50% or more of our common stock. The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of Province and to guard against partial tender offers, open market accumulations and other abusive or coercive tactics to gain control of Province without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our common stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board.

DESCRIPTION OF DEBT SECURITIES

      The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended.

      The following description sets forth certain anticipated general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, you should review both the prospectus supplement relating thereto and the following description.

General

      We may issue debt securities that rank “senior,” “senior subordinated” or “subordinated.” The debt securities that we refer to as “senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with senior subordinated notes and any other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We also may issue debt securities that may be subordinated in right of payment to any senior subordinated securities. These would be “subordinated securities.” We have filed with the registration statement of which this prospectus is a part two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.

      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.

      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

      The prospectus supplement will describe the specific terms of the series of debt securities we will offer, including, if applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or a composite unit of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations, if other than in even multiples of $1,000, and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of warrants exercisable for debt securities, the time, manner and place for them to be authenticated and delivered;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

      We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

      Except as may be set forth in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

      Unless otherwise described in the prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date that we will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

      You may have your debt securities divided into more debt securities of smaller denominations (subject to applicable minimum denominations) or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company. We may not, however, take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell our assets, the other company must be a corporation organized under the laws of a State or the District of Columbia or under federal law. The other company must expressly assume and agree to be legally responsible for the debt securities.

•	Immediately after the merger, sale of assets or other transaction, we must not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or a default having to exist for a specific period of time were disregarded.

      Any prospectus supplement may include additional conditions that we must meet prior to a consolidation, merger or sale of substantially all of our assets.

Certain Covenants

      Provision of Financial Information. We will deliver to the trustee a copy of our annual report to shareholders, our reports on Forms 10-K, 10-Q and 8-K and any other reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

      Any additional or different covenants, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.

Events of Default and Related Matters

      Events of Default. The following will be “events of default” under the indenture:

•	We do not pay the principal or any premium on a debt security on its due date;

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not deposit any sinking fund payment on its due date;

•	We remain in breach of any other term of the applicable indenture for 60 days from the date we receive a notice of default stating we are in breach. Either the trustee or holders of 25% in principal amount of debt securities of the affected series may send the notice;

•	Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled within 30 days after written notice to us from the holders of such debt securities;

•	We or one of our “material subsidiaries” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

•	Any changes to these events of default or any other events of default described in the applicable prospectus supplement.

      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare by a notice in writing to us the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a “declaration of acceleration of maturity.” If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

      The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable indemnity protection from expenses and liability. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least 25% in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

      The remedies available to holders may be modified or supplemented as set forth in the applicable prospectus supplement.

Modification of an Indenture

      There are generally three types of changes we can make to the indentures and the debt securities unless otherwise provided in the applicable prospectus supplement:

      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive past defaults;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions.

      Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. The vast majority of prospective changes to the indenture fall into this category requiring a majority vote, except for those changes requiring approval of each of the holders of the debt securities (listed above under “— Changes Requiring Your Approval”) and those changes that would not materially adversely affect holders of debt securities (listed below under “— Changes Not Requiring Approval”). For example, we will require an affirmative vote of the holders of a majority of the principal amount of a particular series in order to enter into a supplemental indenture that adds, changes or eliminates any provisions of the indenture or that modifies in any manner the rights of holders of such debt securities. We cannot, however, obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities, such as changes to:

•	amend or supplement the indenture or the securities of any series in order to cure any ambiguity, defect or inconsistency;

•	comply with the provisions of the indenture describing permitted mergers, consolidations and asset transfers;

•	provide for uncertificated debt securities in addition to or in replacement of certificated debt securities;

•	provide for the issuance of and establish the form and terms and conditions of the debt securities of any series, as permitted by the indenture;

•	evidence and provide for the appointment of a successor trustee under the indenture;

•	comply with SEC requirements in order to maintain qualification of indenture under the Trust Indenture Act of 1939; or

•	make any changes that would not materially adversely affect the rights of any holder of the debt securities.

      Further Details Concerning Voting. Debt securities are not considered outstanding, and therefore holders are not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities also are not eligible for voting if they have been fully defeased as described immediately below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.” For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

      Discharge. We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or that are scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you and deliver certain certificates and opinions to the trustee:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. If the debt securities are denominated in a foreign currency, then we may deposit foreign government notes or bonds.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.

      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, we must do certain things, including the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the series of debt securities a combination of money and U.S. government or U.S. government agency notes or bonds (or, in the case of debt securities denominated in a foreign currency, foreign government notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

      The debt securities will rank junior in right of payment to all of our existing and future senior secured indebtedness. As of March 31, 2003, our company had approximately $120.4 million of senior secured indebtedness outstanding. In addition, we are structured as a holding company, and we conduct most of our business operations through our subsidiaries. Accordingly, the debt securities also will rank junior to the existing and future indebtedness and other liabilities and commitments of our subsidiaries. As of March 31, 2003, our subsidiaries had outstanding $28.2 million of indebtedness and other liabilities (excluding intercompany payables and guarantees of senior indebtedness) including trade payables and lease obligations.

      In addition, the debt securities will rank senior or equal in right of payment to our 4 1/2% Convertible Subordinated Notes due 2005, of which $150,000,000 aggregate principal amount is currently outstanding, and our 4 1/4% Convertible Subordinated Notes due 2008, of which $172,500,000 aggregate principal amount is currently outstanding.

Global Securities

      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depository identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement.

PLAN OF DISTRIBUTION

      We may sell securities through underwriters for public offer and sale by them and also may sell securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

      Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as agents to offer and sell securities upon terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of the securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriters or agents in connection with an offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended. Underwriters, dealers and agents may be entitled, under agreements to be entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act or to contributions with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for us in the ordinary course of business.

      If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to approval. Delayed delivery contracts will not be subject to any conditions, except (i) the purchase by an institution of the securities covered by its delayed delivery contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by delayed delivery contracts.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

      The legality of the securities will be passed upon by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

$150,000,000

              % Senior Subordinated Notes due 2013

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Merrill Lynch & Co.	Wachovia Securities

Banc of America Securities LLC

Citigroup

               , 2003